As filed with the Securities and Exchange Commission on September 9, 2021

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

CFSB Bancorp, Inc. and

Colonial Federal Savings Bank 401(k) Plan

(Exact Name of Registrant as Specified in Its Charter)

United States of America	6035	Being applied for
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15 Beach Street

Quincy, Massachusetts 02170

(617) 471-0750

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael E. McFarland

President and Chief Executive Officer

15 Beach Street

Quincy, Massachusetts 02170

(617) 471-0750

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lawrence M.F. Spaccasi, Esq. Scott A. Brown, Esq. Thomas P. Hutton, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000	P. Ross Bevan, Esq, Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 (202) 295-4500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. 9

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $0.01 par value per share	2,975,625 shares	$10.00	$29,756,250	$3,246
Participation Interests	(2)			(2)

(1)	Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(2)

The securities to be purchased by the Colonial Federal Savings Bank 401(k) Plan are included in the amount shown for the common stock. Accordingly, no separate fee is required for the participation interests

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Supplement

Interests in

COLONIAL FEDERAL SAVINGS BANK

401(k) PLAN

Offering of Participation Interests in up to 632,188 Shares of

CFSB BANCORP, INC.

Common Stock

CFSB Bancorp, Inc. is offering shares of common stock for sale at $10.00 per share in connection with the reorganization of Colonial Federal Savings Bank, a federal mutual savings bank headquartered in Quincy, Massachusetts, into the mutual holding company form of organization and the related minority stock offering of CFSB Bancorp, Inc., the proposed holding company of Colonial Federal Savings Bank. Following the reorganization and minority stock offering, it is expected that shares of CFSB Bancorp, Inc. will be listed on Nasdaq Capital Market under the symbol [symbol].

In connection with the reorganization of Colonial Federal Savings Bank and the related minority stock offering of CFSB Bancorp, Inc., CFSB Bancorp, Inc. and Colonial Federal Savings Bank are offering participants in the Colonial Federal Savings Bank 401(k) Plan (the “401(k) Plan”) the opportunity to invest up to 75% of their 401(k) Plan account balances in the common stock of CFSB Bancorp, Inc. Based upon the value of the 401(k) Plan assets as of August 1, 2021, the trustee of the 401(k) Plan could purchase up to 632,188 shares of CFSB Bancorp, Inc. common stock, at the purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest up to 75% of their 401(k) Plan account balances in the CFSB Bancorp, Inc. Stock Fund at the time of the stock offering. Your ownership interest in the CFSB Bancorp, Inc. Stock Fund will be denominated in units.

Before you consider investing, you should read the prospectus of CFSB Bancorp, Inc. dated [date], which is attached to this prospectus supplement. It contains detailed information regarding the reorganization, stock offering of CFSB Bancorp, Inc. and the financial condition, results of operations and business of Colonial Federal Savings Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see “Risk Factors” on page 1 of this prospectus supplement and beginning on page [#] of the attached prospectus, and “Notice of Your Rights Concerning Employer Securities” in this prospectus supplement.

The interests in the 401(k) Plan and the offering of the shares of CFSB Bancorp, Inc. common stock have not been approved or disapproved by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus supplement are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus supplement may be used only in connection with offers and sales by CFSB Bancorp, Inc. in the stock offering of CFSB Bancorp, Inc. common stock that may be acquired by the 401(k) Plan. No one may use this prospectus supplement to reoffer or resell interests in shares of CFSB Bancorp, Inc. common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the prospectus. CFSB Bancorp, Inc., Colonial Federal Savings Bank and the 401(k) Plan have not authorized anyone to provide you with different information.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale of CFSB Bancorp, Inc. common stock shall under any circumstances imply that there has been no change in the affairs of CFSB Bancorp, Inc., Colonial Federal Savings Bank or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is [date].

RISK FACTORS

In addition to considering the material risks disclosed under “Risk Factors” beginning on page [#] of the attached prospectus, you should also consider the following:

If you elect to purchase CFSB Bancorp, Inc. common stock using your 401(k) Plan account balance and the stock offering is oversubscribed, you will bear the risk of price changes in the investment funds of the 401(k) Plan.

If you elect to purchase CFSB Bancorp, Inc. common stock using your 401(k) Plan account balance, the 401(k) Plan trustee will sell the designated dollar amount within your 401(k) Plan account pro rata among your investment fund balances. If the stock offering is oversubscribed (i.e., there are more orders for CFSB Bancorp, Inc. common stock than shares available for sale in the stock offering) and the 401(k) Plan trustee cannot use any or all of the funds you allocate to purchase CFSB Bancorp, Inc. common stock, the funds that cannot be invested in CFSB Bancorp, Inc. common stock, and any interest earned on those funds, will be reinvested in your existing investment funds of the 401(k) Plan, according to your then existing investment election in proportion to your investment direction for future contributions. During the period from when the 401(k) Plan trustee sells a portion of each of your investment funds until reinvestment of some or all of those funds back into your investment funds as a result of an oversubscription, you will bear the risk of price changes in the investment funds. It is possible that during this period some or all of the investment funds may have increased in value more than the amount of any interest you may have earned on the reinvested funds before reinvestment. See “The Offering – Purchases in the Stock Offering and Oversubscriptions” in this prospectus supplement.

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THE OFFERING

Securities Offered

CFSB Bancorp, Inc. is offering participants of the 401(k) Plan the opportunity to purchase participation interests in shares of CFSB Bancorp, Inc. common stock through the 401(k) Plan at the stock offering purchase price of $10.00 per share. A “participation interest” represents your indirect ownership of stock units that are acquired by the 401(k) Plan pursuant to your election and is initially the equivalent to one share of CFSB Bancorp, Inc. common stock. In this prospectus supplement, “participation interests” are referred to as shares of CFSB Bancorp, Inc. common stock. At the stock offering purchase price of $10.00 per share, the 401(k) Plan may acquire up to 632,188 shares of CFSB Bancorp, Inc. common stock in the stock offering, based on the approximate fair market value of the 401(k) Plan’s assets as of August 1, 2021.

Only employees of Colonial Federal Savings Bank may become participants in the 401(k) Plan and only participants may purchase CFSB Bancorp, Inc. common stock through the 401(k) Plan. Your investment in shares of CFSB Bancorp, Inc. common stock in connection with the stock offering is subject to the purchase priorities described below.

Information regarding the 401(k) Plan is contained in this prospectus supplement and information regarding the financial condition, results of operations and business of CFSB Bancorp, Inc. and Colonial Federal Savings Bank is contained in the attached prospectus. The address of the principal executive offices of CFSB Bancorp, Inc. and Colonial Federal Savings Bank is 15 Beach Street, Quincy, Massachusetts 02170.

Address all questions about this prospectus supplement to Susan Shea, Treasurer and Chief Operating Officer, at Colonial Federal Savings Bank; telephone number: (617) 471-0750; email: shea@colonialfed.com.

Direct all questions about the stock offering, the prospectus, or obtaining a stock order form to purchase CFSB Bancorp, Inc. common stock in the stock offering outside the 401(k) Plan to the Stock Information Center toll-free, at [number] Monday through Friday, 10:00 a.m. through 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

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Election to Purchase Common Stock	In connection with the stock offering, you may elect to designate a dollar amount of your 401(k) Plan account balance to be used to purchase shares of CFSB Bancorp, Inc. common stock in the stock offering. The trustee of the 401(k) Plan will subscribe for CFSB Bancorp, Inc. common stock at $10.00 per share to be held in the 401(k) Plan as stock units, in accordance with your directions. However, your directions are subject to the purchase priorities and purchase limitations described below.

Purchase Priorities

All 401(k) Plan participants are eligible to purchase CFSB Bancorp, Inc. common stock in the stock offering. However, your directions are subject to the purchase priorities in the Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan, which provides for a subscription offering, a community offering and a firm commitment underwritten offering. In the stock offering, purchase priorities are as follows and apply in case more shares of CFSB Bancorp, Inc. common stock are ordered than are available for sale (an “oversubscription”):

Subscription Offering:

(1)   Depositors with accounts at Colonial Federal Savings Bank with aggregate balances of at least $50 at the close of business on June 30, 2020, get first priority.

(2)   Colonial Federal Savings Bank’s tax-qualified employee benefit plans, including Colonial Federal Savings Bank’s employee stock ownership plan and the 401(k) Plan, get second priority.

(3)   Depositors with accounts at Colonial Federal Savings Bank with aggregate balances of at least $50 at the close of business on September 30, 2021, get third priority.

(4)   Depositors with deposit account at Colonial Federal Savings Bank at the close of business on [voting record date], get fourth priority.

Community Offering:

Shares of CFSB Bancorp, Inc. common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons and trusts of natural persons residing in Norfolk County, Massachusetts.

If you fall into subscription offering categories (1), (3) or (4), you have subscription rights to purchase CFSB Bancorp, Inc. common stock in the subscription offering. You may use up to 75% of your 401(k) Plan account balance to pay for the shares of CFSB Bancorp, Inc. common stock.

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You may also be able to purchase shares of CFSB Bancorp, Inc. common stock in the subscription offering even though you are ineligible to purchase through subscription offering categories (1), (3) or (4) through subscription offering category (2), reserved for the tax-qualified employee plans, if allowed and as determined by Colonial Federal Savings Bank.

If you fall into purchase priority (1), (3) or (4), you will separately receive offering materials in the mail, including a stock order form. You may use the stock order form to order shares of CFSB Bancorp, Inc. common stock outside the 401(k) Plan. Refer to the prospectus for information on how to submit these orders.

Additionally, or instead of (or in addition to) placing an order outside the 401(k) Plan using a stock order form, you may place an order for the purchase of CFSB Bancorp, Inc. common stock through the 401(k) Plan, using the enclosed Special Investment Election Form, to be completed and submitted in the manner described below under “How to Order common stock in the Offering.”

Purchase in the Stock Offering and Oversubscriptions

The trustee of the 401(k) Plan will order shares of CFSB Bancorp, Inc. common stock in the stock offering based on the designated amount set forth on your Special Investment Election Form. Specifically, on or about the second business day following the conclusion of the 401(k) Plan Offering Period (as defined below), each of your current investments within your 401(k) Plan account will be liquidated pro-rata based on your designated dollar amount, and the proceeds (rounded down to the nearest $10 increment) will be transferred to an interest-bearing account held by the 401(k) Plan pending the formal closing of the stock offering several weeks later. We will determine whether all, or any portion of, your order will be filled (if the offering is oversubscribed, you may not receive any, or all, of your order, depending on your purchase priority, as described above). The amount that can be used toward your order will be applied to the purchase of shares of CFSB Bancorp, Inc. common stock. Following the formal closing of the stock offering, your purchased shares of CFSB Bancorp, Inc. common stock will be reflected in the CFSB Bancorp, Inc. Stock Fund.

If the stock offering is oversubscribed (i.e., there are more orders for CFSB Bancorp, Inc. common stock than shares available for sale in the stock offering), and the trustee is unable to use the full amount allocated by you to purchase CFSB Bancorp, Inc. common stock in the stock offering, the amount that cannot be invested in CFSB Bancorp,

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Inc. common stock, and any interest earned on that amount, will be reinvested in the existing investment funds of the 401(k) Plan (other than the stock fund), in accordance with your then existing investment elections (in proportion to your investment direction for future contributions). The prospectus describes the allocation procedures in the event of an oversubscription.

If you choose not to direct the investment of any portion of your 401(k) Plan account balance towards the purchase of CFSB Bancorp, Inc. common stock in the stock offering, your account balance will remain in the investment funds of the 401(k) Plan as you previously directed.

Composition of the CFSB Bancorp, Inc. Stock Fund

Shares purchased by the 401(k) Plan in the stock offering will be transferred to the 401(k) Plan and held in the CFSB Bancorp, Inc. Stock Fund. The CFSB Bancorp, Inc. Stock Fund is neither a mutual fund nor a diversified or managed investment option. Rather, it is merely a recordkeeping mechanism established by the 401(k) Plan trustee to track the shares purchased by 401(k) Plan participants in the stock offering through the 401(k) Plan. The CFSB Bancorp, Inc. Stock Fund will initially consist solely of shares of CFSB Bancorp, Inc. common stock purchased by participants in the 401(k) Plan, which will be initially valued at $10.00 per share (i.e., the purchase price). However, following the stock offering, the CFSB Bancorp, Inc. Stock Fund will maintain a cash component for liquidity purposes. Liquidity is required to facilitate daily transactions, such as investment transfers or distributions from the CFSB Bancorp, Inc. Stock Fund. New contributions or transfers of funds into the CFSB Bancorp, Inc. Stock Fund will first be held in the Stock Liquidity Fund. Once the shares are purchased, they will be transferred into the CFSB Bancorp, Inc. Stock Fund.

After the stock offering, a stock unit will consist of a percentage interest in both CFSB Bancorp, Inc. common stock and cash held in the CFSB Bancorp, Inc. Stock Fund. Stock unit values (similar to the stock’s share price) and the number of stock units (similar to number of shares) are used to communicate the dollar value of a participant’s interest in the CFSB Bancorp, Inc. Stock Fund. Each day the stock unit value of the CFSB Bancorp, Inc. Stock Fund will be determined by dividing the total market value of the fund at the end of the day by the total number of stock units held in the fund on behalf of all participants as of the previous day’s end. The change in stock unity value reflects the day’s change in stock price of CFSB Bancorp, Inc. common stock, any cash dividends and the interest earned on the cash components, less any investment management fees. Investment in CFSB Bancorp, Inc. common stock involves risks common to investments in shares of stock. For a discussion of material risks you should consider, see the “Risk Factors” section of this prospectus supplement, the “Risk Factors” section of the accompanying prospectus and the section of this prospectus supplement called “Notice of Your Rights Concerning Employer Securities” (see below).

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The portion of your 401(k) Plan account invested in the CFSB Bancorp, Inc. Stock Fund will be reported to you on your regular 401(k) Plan participant statements, which may be accessed through your participant website.

Minimum and Maximum Investment

In connection with the stock offering, the 401(k) Plan will permit you to use up to 75% of your 401(k) Plan account balance for the purchase of CFSB Bancorp, Inc. common stock in the stock offering.

The trustee of the 401(k) Plan will subscribe for shares of CFSB Bancorp, Inc. common stock offered for sale in the stock offering, in accordance with each participant’s direction. The trustee will pay $10.00 per share, which will be the same price paid by all other persons who purchase shares in the stock offering. To purchase CFSB Bancorp, Inc. common stock through the 401(k) Plan, the minimum investment is $250, which will purchase 25 shares. No individual may generally purchase more than $100,000 (10,000 shares) of CFSB Bancorp, Inc. common stock. Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to an overall purchase limitation of 15,000 shares ($150,000). Please see the prospectus for further details regarding additional information regarding the maximum purchase limits for investors in the stock offering.

Value of Plan Assets	As of August 1, 2021, the market value of the assets of the 401(k) Plan was approximately $8,429,179.

How to Order Common Stock in the Offering

Enclosed is a Special Investment Election Form on which you can elect to make a special election to purchase CFSB Bancorp, Inc. common stock in the stock offering through the 401(k) Plan. This is done by following the procedures described below. Note the following stipulations concerning this election:

•   Using your Special Election Investment Form, you can designate a dollar amount (not to exceed 75% of the value of your account) of your total 401(k) Plan account balance to purchase CFSB Bancorp, Inc. common stock.

•   Your election is subject to a minimum purchase of 25 shares of CFSB Bancorp, Inc. common stock at the purchase price of $10.00 per share.

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•   Your election, plus any order you placed outside the 401(k) Plan using a stock order form, are together subject to a maximum purchase limit. The maximum number of shares of CFSB Bancorp, Inc. common stock that can be ordered by any person in the offering, or persons exercising subscription rights through a single account held jointly, is 10,000 shares, or $100,000, and no person together with an associate or group of persons acting in concert may purchase more than 15,000 shares or $150,000.

•   The election period for the 401(k) Plan opens [date] and closes at 4:00 p.m., Eastern Time, on [date] (the “401(k) Plan Offering Period”).

•   During the stock offering period, you will continue to have the ability to transfer amounts that are not directed to purchase CFSB Bancorp, Inc. common stock among all other investment funds. However, you will not be permitted to change the investment amounts that you designated to be used to purchase CFSB Bancorp, Inc. common stock on your Special Investment Election Form.

•   As soon as practicable following the 401(k) Plan Offering Period (most likely on or about the second day), the 401(k) Plan trustee will sell, on a pro-rata basis, a portion of each of your investment funds within your 401(k) Plan account based on the dollar amount designated in your Special Investment Election Form. You cannot choose the particular investment fund that will be liquidated to fund the stock purchase. Thereafter, the proceeds (rounded down to the nearest $10.00 increment) will be transferred to an interest bearing account held by the 401(k) Plan pending the formal closing of the stock offering several weeks after the 401(k) Plan Offering Period. Therefore, this money will not be available for distributions, loans, or withdrawals until it is used to purchase CFSB Bancorp, Inc. common stock or re-allocated among your other investments.

•   Following the completion of the stock offering, your purchased shares of CFSB Bancorp, Inc. common stock will be reflected in your 401(k) Plan account through the CFSB Bancorp, Inc. Stock Fund.

If you do not wish to purchase CFSB Bancorp, Inc. common stock in the stock offering through the 401(k) Plan, you should indicate that on your Special Investment Election Form.

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Special Investment Election Form Delivery Deadline

If you wish to purchase CFSB Bancorp, Inc. common stock with a portion of your 401(k) Plan account balance, you must return your Special Investment Election Form to Susan Shea, Treasurer and Chief Operating Officer at Colonial Federal Savings Bank; email: shea@colonialfed.com; telephone number: (617) 471-0750, to be received no later than 4:00 p.m., Eastern Time, on [date]. You may return your Special Investment Election Form by hand delivery or email (sending it to shea@colonialfed.com).

If you do not wish to make an election to purchase shares of CFSB Bancorp, Inc. common stock with a portion of your 401(k) Plan account balance, you should check the appropriate box in Section D on the Special Investment Election Form and return the form either by email (shea@coloniafed.com) or in person to Susan Shea at Colonial Federal Savings Bank; telephone number: (617) 471-0750, no later than 4:00 p.m., Eastern Time, on [date].

Irrevocability of Transfer Direction	Once you make an election to transfer amounts in your 401(k) Plan account for the purchase shares of CFSB Bancorp, Inc. common stock in connection with the stock offering, you may not change your election. Your election is irrevocable. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of shares of CFSB Bancorp, Inc. common stock among all of the other investment funds in the 401(k) Plan on a daily basis.

Future Direction to Purchase and Sell Common Stock

You will be able to purchase CFSB Bancorp, Inc. common stock after the stock offering through the 401(k) Plan. You will also be able to sell your interest in the CFSB Bancorp, Inc. Stock Fund (subject to the restrictions below).

After the stock offering, to the extent that shares are available, the trustee of the 401(k) Plan will acquire shares of CFSB Bancorp, Inc. common stock at your election in open market transactions at the prevailing price, which may be less than or more than $10.00 per share. You may change your investment allocation on a daily basis. However, please be advised that your ability to buy or sell CFSB Bancorp, Inc. common stock within the 401(k) Plan largely depends upon the existence of an active market for the stock. If CFSB Bancorp, Inc. common stock is illiquid (meaning there are a low number of buyers and sellers of the stock) on the date you elect to buy or sell CFSB Bancorp, Inc. common stock within the 401(k) Plan, your election may not be immediately processed. As a result, the prevailing price for CFSB Bancorp, Inc. common stock may be less than or more than its fair market value on the date of your election.

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Special restrictions may apply to purchasing shares of CFSB Bancorp, Inc. common stock by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors, and principal stockholders of CFSB Bancorp, Inc.

Please note that if you are an executive officer of Colonial Federal Savings Bank that is restricted by Colonial Federal Savings Bank’s banking regulators from selling shares of CFSB Bancorp, Inc. common stock acquired in the stock offering for one year, the CFSB Bancorp, Inc. common stock that you purchased in the stock offering will not be tradable until the one-year trading restriction has lapsed, except upon death, judicial declaration of incompetency of the individual or regulatory approval.

Voting Rights of Common Stock	The 401(k) Plan provides that you may direct the trustee as to how to vote your shares of CFSB Bancorp, Inc. common stock held in the CFSB Bancorp, Inc. Stock Fund. If the trustee does not receive your voting instructions, the administrator of the 401(k) Plan will direct the trustee to vote your shares in the same proportion as the voting instructions received from other participants related to their shares of CFSB Bancorp, Inc. common stock held in the CFSB Bancorp, Inc. Stock Fund, provided the vote is made in accordance with certain requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). All voting instructions will be kept confidential.

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DESCRIPTION OF THE PLAN

Introduction

Colonial Federal Savings Bank originally adopted the Colonial Federal Savings Bank 401(k) Plan (the “401(k) Plan”) effective as of October 1, 1984. To facilitate the opportunity for purchase of common stock in the stock offering, a new, single employer plan, which is an amendment and restatement of the original plan, was established effective August 1, 2021. The 401(k) Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

Colonial Federal Savings Bank intends that the 401(k) Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. Colonial Federal Savings Bank will adopt any amendments to the 401(k) Plan that may be necessary to ensure the continuing qualified status of the 401(k) Plan under the Code and applicable Treasury Regulations.

Employee Retirement Income Security Act (“ERISA”). The 401(k) Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the 401(k) Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except for the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The 401(k) Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the 401(k) Plan.

Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the 401(k) Plan. They are not complete and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to all employees by filing a request with the 401(k) Plan administrator c/o Pentegra Services, Inc., 701 Westchester Avenue, Suite 320E, White Plains, New York 10604; (800) 872-3473. You are urged to read carefully the full text of the 401(k) Plan.

Eligibility and Participation

Employees of Colonial Federal Savings Bank who have worked at least 500 hours during a six consecutive month period are eligible to enter the 401(k) Plan on the first day of the next month following the date on which the employee satisfies this eligibility requirement. All employees except for union employees, nonresident aliens and leased employees are eligible to participate in the 401(k) Plan upon meeting the eligibility requirements. The “Plan Year” is January 1 to December 31.

As of August 1, 2021, there were approximately 23 individuals eligible to participate in the 401(k) Plan.

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Contributions Under the Plan

Salary Deferrals. Eligible employees may elect to defer, on a pre-tax basis, up to 50% of their compensation under the 401(k) Plan, subject to certain restrictions imposed by the Code, and to have that amount contributed to the 401(k) Plan on their behalf. Participant’s may further elect to designate salary deferrals as pre-tax contributions or after-tax Roth contributions. For purposes of the 401(k) Plan, “compensation” means a participant’s total wages received from Colonial Federal Savings Bank, with all pre-tax contributions added, that are reported on a Form W-2. “Compensation” includes a participant’s total taxable wages or salary, including any salary deferrals under the 401(k) Plan or any other pre-tax salary reduction contributions made to any other plans maintained by Colonial Federal Savings Bank, but excludes bonuses and commissions. In 2021, the annual compensation of each participant taken into account under the 401(k) Plan is limited to $290,000. (Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost-of-living adjustment, as permitted by the Code). Participants may elect to modify the amount contributed to the 401(k) Plan by filing a new elective deferral agreement with the 401(k) Plan administrator at the beginning of the next payroll period.

Employer Matching Contributions. Colonial Federal Savings Bank currently makes matching contributions to the 401(k) Plan, equal to 20% of the amount deferred on the first 3% of the participant’s plan compensation.

Discretionary Employer Contributions. Colonial Federal Savings Bank may make discretionary employer contributions to the 401(k) Plan.

Rollover Contributions. Eligible employees may make rollover contributions to the 401(k) Plan.

Limitations on Contributions

Limitations on Employee Salary Deferrals. For the Plan Year beginning January 1, 2021, the amount of a participant’s before-tax contributions may not exceed $19,500 per calendar year. In addition, if a participant is at least 50 years old in 2021, the participant will be able to make a “catch-up” contribution of up to $6,500 in addition to the $19,500 limit. The “catch-up” contribution limit may be adjusted periodically by law, based on changes in the cost of living. Contributions in excess of these limits are known as excess deferrals. Deferred amounts in excess of these limitations, as applicable to a participant, the participant’s gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by a participant in the tax year in which the contribution is made.

Contribution Limit. Generally, the law imposes a maximum limit on the amount of contributions a participant may receive under the 401(k) Plan. This limit applies to all contributions to the 401(k) Plan, including salary deferrals and all other employer contributions made on the participant’s behalf during the year, excluding earnings and any transfers/rollovers. For the Plan Year beginning January 1, 2021, this total cannot exceed the lesser of $58,000 or 100% of a participant’s annual base compensation.

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Benefits Under the Plan

Vesting. At all times, participants have a fully vested, nonforfeitable interest in the salary deferrals made to the 401(k) Plan. Employer matching contributions are subject to a four-year vesting schedule such that a participant will become 25% vested after one year of service, 50% vested after two years of service, 75% after three years of service and 100% after four years of service. In the event of a participant’s death, disability, or attainment of the normal retirement age (age 65), all the employer contributions made on the participant’s behalf would immediately become 100% vested.

Withdrawals and Distributions from the Plan

Applicable federal law requires the 401(k) Plan to impose substantial restrictions on the right of a Plan participant to withdraw amounts held for his or her benefit under the 401(k) Plan prior to the participant’s termination of employment with the employer.

Withdrawals upon Termination. A participant may request a distribution from their account following termination of employment. Following termination of employment, a participant may elect to leave their account balance in the 401(k) Plan and defer commencement of receipt of their vested balance until no later than April 1 of the calendar year following the calendar year in which the participant attains age 72. Notwithstanding the foregoing, if the value of the participant’s vested account balance does not exceed $5,000, the vested account balance will be distributed from the 401(k) Plan, whether or not the participant consents.

Withdrawal upon Disability. If a participant becomes disabled in accordance with the definition of disability under the 401(k) Plan, the participant will be entitled to the same withdrawal rights as if the participant had terminated employment.

Withdrawal upon Death. If a participant dies while a participant in the 401(k) Plan, the value of the participant’s entire account will be payable to the participant’s beneficiary in accordance with the 401(k) Plan.

In-Service Distribution. While employed, participants are eligible to receive an in-service distribution from their account after they attain age 59 1⁄2 and have participated in the 401(k) Plan for at least five years. Participants are eligible to request a distribution of their rollover contributions at any time.

Hardship. In the event a participant incurs a financial hardship, the participant may request an in-service withdrawal of a portion of their Plan account attributable to salary deferrals.

Participant Loans. Participant loans are allowed in accordance with the 401(k) Plan’s participant loan procedures.

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Form of Distribution. Distributions are made from the 401(k) Plan in a single lump-sum payment.

Investment of Contributions and Account Balances

All amounts credited to your account under the 401(k) Plan are held in the 401(k) Plan trust, which is administered by the trustee of the 401(k) Plan. Prior to the effective date of the stock offering, you are currently provided the opportunity to direct the investment of your account into the following investment options:

MetLife Stable Value Fund

SSgA U.S. Bond Index Fund

SSgA Inflation Protected Bond Index Fund

SSgA S&P 500 Index Fund

SSgA Russell Large Cap Growth Index Fund

SSgA Russell Large Cap Value Index Fund

SSgA S&P Mid Cap Index Fund

SSgA Russell Small Cap Index Fund

SSgA REIT Index Fund

SSgA International Index Fund

SSgA Conservative Balanced SL Fund

SSgA Moderate Balanced SL Fund

SSgA Aggressive Balanced SL Fund

SSgA Target Retirement Inc. Fund

SSgA Target Retirement 2020 Fund

SSgA Target Retirement 2025 Fund

SSgA Target Retirement 2030 Fund

SSgA Target Retirement 2035 Fund

SSgA Target Retirement 2040 Fund

SSgA Target Retirement 2045 Fund

SSgA Target Retirement 2050 Fund

SSgA Target Retirement 2055 Fund

SSgA Target Retirement 2060 Fund

SSgA Target Retirement 2065 Fund

In connection with the stock offering, the 401(k) Plan now provides that in addition to the investment options specified above, you may direct the trustee, or its representative, to invest a portion of your account balance in shares of CFSB Bancorp, Inc. common stock.

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Performance History and Description of Funds

The following provides performance data with respect to the investment options available under the 401(k) Plan:

	YTD Returns as of June 30,	Total Returns as of December 31
Fund Name	2021	1 Year	3 Year	5 Year	10 Year
MetLife Stable Value Fund	1.00%	2.11%	2.58%	2.58%	2.65%
SSgA US Inflation Protected Bond Index NL Fund	1.68%	6.42%	6.46%	4.12%	3.34%
SSgA US Bond Index NL Fund	(1.67)%	(0.41)%	5.35%	3.00%	3.37%
SSgA Russell Large Cap Growth NL Fund	12.96%	42.40%	25.10%	23.60%	17.83%
SSgA Russell Large Cap Value NL Fund	17.02%	43.66%	12.48%	11.93%	11.63%
SSgA S&P 500 Index NL Fund	15.24%	40.77%	18.65%	17.63%	14.83%
SSgA S&P Mid Cap Index NL Fund	17.56%	53.17%	13.12%	14.25%	12.37%
SSgA Russell Small Cap Index NL Fund	17.52%	61.91%	13.44%	16.42%	12.30%
SSgA Reit Index NL Fund	22.93%	39.87%	8.12%	5.12%	8.58%
SSgA International Index NL Fund	9.05%	32.30%	8.56%	10.41%	6.14%
SSgA Conservative Balanced SL Fund	3.01%	11.20%	8.03%	6.28%	5.80%
SSgA Moderate Balanced SL Fund	7.83%	24.80%	11.37%	10.26%	8.74%
SSgA Aggressive Balanced SL Fund	11.65%	36.09%	13.53%	13.40%	11.19%
SSgA Target Retirement Inc Fund	5.17%	15.40%	8.36%	6.88%	5.62%
SSgA Target Retirement 2020 NL Fund	6.40%	19.64%	9.75%	8.90%	8.08%
SSgA Target Retirement 2025 NL Fund	7.19%	23.80%	11.70%	10.84%	9.25%
SSgA Target Retirement 2030 NL Fund	7.71%	26.81%	12.91%	11.98%	9.90%
SSgA Target Retirement 2035 NL Fund	8.50%	29.62%	13.52%	12.76%	10.20%
SSgA Target Retirement 2040 NL Fund	9.33%	32.34%	13.99%	13.39%	10.47%
SSgA Target Retirement 2045 NL Fund	10.06%	34.93%	14.38%	13.92%	10.72%
SSgA Target Retirement 2050 NL Fund	10.52%	36.44%	14.70%	14.11%	10.81%
SSgA Target Retirement 2055 NL Fund	10.51%	36.43%	14.69%	14.11%	10.81%
SSgA Target Retirement 2060 NL Fund	10.51%	36.43%	14.68%	14.11%	n/a
SSgA Target Retirement 2065 NL Fund	10.52%	36.43%	n/a	n/a	n/a

The following is a description of each of the 401(k) Plan’s investment funds and other investments:

MetLife Stable Value Fund. This is a stable value offering that is designed to provide safety and preservation of principal and accumulated interest for participant-initiated transactions. The interest credited to balances in the fund will reflect both current market conditions and performance of the underlying investments in the fund. MetLife provides the book value wrapper for this fund. The fund typically uses a multi-manager approach for investing its assets in a combination of fixed-income securities and guaranteed interest contracts.

SSgA U.S. Inflation Protected Bond Index NL Fund. This passively managed fund seeks to offer broad, low-cost exposure to U.S. Treasury bonds that automatically adjust to protect from increases in inflation. Further, the fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Barclays U.S. Treasury Inflation Protected Securities (TIPS) Index over the long term. The manager will typically attempt to invest in the equity securities comprising the index, in approximately the same proportions as they are represented in the index. However, due to the diverse composition of securities in the index and the fact that many of the securities comprising the index may be unavailable for purchase, it may not be possible for the fund to purchase some of the securities. In such a case, the manager will select securities for the fund that the manager expects will provide a comparable return.

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SSgA U.S. Bond Index NL Fund. This fixed-income fund is passively managed (indexed) and seeks to offer broadly diversified, low-cost exposure to the overall U.S. bond market. The fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Bloomberg Barclays U.S. Aggregate Bond Index over the long term. The fund will not necessarily own all of the securities included in the index.

SSgA Russell Large Cap Growth Index NL Fund. This is a passively managed, large-cap growth fund that seeks to offer broad low-cost exposure to large U.S. growth stocks. The fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Russell 1000 Growth Index over the long term. The manager will typically attempt to invest in the equity securities comprising the index, in approximately the same proportions as they are represented in the index.

SSgA Russell Large Cap Value Index NL Fund. This is a passively managed, large-cap value fund that seeks to offer broad low-cost exposure to large U.S. value stocks. The fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Russell 1000 Value Index over the long term. The manager will typically attempt to invest in the equity securities comprising the index, in approximately the same proportions as they are represented in the index.

SSgA S&P 500 Index NL Fund. This is a passively managed, large-cap core fund. The fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the S&P 500 Index over the long term. The manager will typically attempt to invest in the equity securities comprising the index, in approximately the same proportions as they are represented in the index.

SSgA S&P Mid Cap Index NL Fund. This passively managed, midcap blend fund seeks to offer broad, low-cost exposure to stocks of medium sized U.S. companies. Further, the fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the S&P MidCap 400 Index over the long term. The manager will typically attempt to invest in the equity securities comprising the index, in approximately the same proportions as they are represented in the index.

SSgA Russell Small Cap Index NL Fund. This passively managed, small-cap blend fund seeks to offer broad, low-cost exposure to stocks of small U.S. companies. Further, the fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Russell 2000 Index over the long term. The manager will typically attempt to invest in the equity securities comprising the index, in approximately the same proportions as they are represented in the index.

SSgA REIT Index NL Fund. This is a passively managed fund that seeks to offer broad, low-cost exposure to the U.S. commercial real estate securities market. The fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Dow Jones U.S. Select REIT Index, over the long term. The manager will typically attempt to invest in the equity securities comprising the index, in approximately the same proportions as they are represented in the index.

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SSgA International Index NL Fund. This non-U.S. equity fund seeks to offer broad, low-cost exposure to international stocks of companies in the developed markets of Europe, Australasia, and the Far East. The fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the MSCI EAFE Index over the long term. The manager will typically attempt to invest in the equity securities comprising the index, in approximately the same proportions as they are represented in the index. In some cases, it may not be possible or practicable to purchase all of the securities comprising the index, or to hold them in the same weightings as they represent in the index. In those circumstances, the manager may employ a sampling or optimization technique to construct the portfolio.

SSgA Strategic Balanced Funds series (Conservative, Moderate, Aggressive). This series includes three funds with different equity and fixed-income mixes designed to appeal to investors with varying risk tolerances (conservative, moderate and aggressive), with a focus ranging from income to aggressive growth. The funds seek to offer broad diversification and a disciplined rebalancing process. The more conservative fund has a greater allocation to fixed-income relative to the other funds, whereas the more aggressive fund has a greater percentage of assets allocated to equities. The underlying funds within each of the Strategic Balanced Funds are index funds managed by SSgA.

SSgA Target Retirement Funds. The funds seek to offer complete, low-cost investment strategies with asset allocations which become more conservative as investors near retirement. Each fund in the series seeks an investment return that approximates as closely as practicable, before expenses, the performance of a custom benchmark index over the long term. Each fund seeks to achieve its objective by investing in a set of underlying SSgA collective trust funds representing various asset classes. Each fund (other than the Target Retirement Income Fund) is managed to a specific retirement year (target date) included in its name. Over time, the allocation to asset classes and funds change according to a predetermined “glide path”. (The glide path represents the shifting of asset classes over time and does not apply to the Income Fund.) Each fund’s asset allocation will become more conservative as it approaches its target retirement date.

Once a fund reaches its target retirement date, it will begin a five-year transition period to the Target Retirement Income Fund. At the end of that five-year period, the allocation to stocks, real estate investment trusts and commodities interests exposure will remain fixed at approximately 35% of assets. The remainder of the fund will be invested in fixed-income securities.

Investors should carefully consider a mutual fund’s investment objectives, risks, charges, and expenses prior to investing. A prospectus, or summary prospectus if available, containing this and other information can be obtained by contacting the 401(k) Plan administrator. Read the prospectus carefully before investing.

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Before directing retirement funds to a separate account, investors should carefully consider the investment objectives, risks, charges, and expenses of the separate account as well as their individual risk tolerance, time horizon and goals. For additional information, contact the 401(k) Plan administrator.

CFSB Bancorp, Inc. Stock Fund. In connection with the stock offering, you may, in the manner described earlier, direct the trustee to invest up to 75% of your 401(k) Plan account balance in CFSB Bancorp, Inc. common stock. The trustee will use all amounts elected by participants to acquire shares of CFSB Bancorp, Inc. common stock in the reorganization and common stock offering. Your purchased shares will be held within the 401(k) Plan by the CFSB Bancorp, Inc. Stock Fund. The CFSB Bancorp, Inc. Stock Fund is neither a mutual fund nor a diversified or managed investment option. Rather, it is merely a recordkeeping mechanism established by the 401(k) Plan custodian to track the shares purchased by the participants in the stock offering through the 401(k) Plan. The CFSB Bancorp, Inc. Stock Fund will consist solely of shares of CFSB Bancorp, Inc. common stock purchased by participants in the 401(k) Plan, which will be initially valued at $10.00 per share (i.e., the purchase price). Your interest in the CFSB Bancorp, Inc. Stock Fund will be denominated in shares of CFSB Bancorp, Inc. common stock. After the stock offering, the 401(k) Plan will also maintain a Stock Liquidity Fund. New contributions or transfers of funds into the CFSB Bancorp, Inc. Stock Fund will first be held in the Stock Liquidity Fund. Once the shares are purchased, they will be transferred into the CFSB Bancorp, Inc. Stock Fund.

As of the date of this prospectus supplement, there is no established market for CFSB Bancorp, Inc. common stock. Accordingly, there is no record of the historical performance of the CFSB Bancorp, Inc. Stock Fund. Performance of the CFSB Bancorp, Inc. Stock Fund depends on several factors, including the financial condition and profitability of CFSB Bancorp, Inc. and Colonial Federal Savings Bank and market conditions for shares of CFSB Bancorp, Inc. common stock generally.

Investment in CFSB Bancorp, Inc. common stock involves risks common to investments in the shares of stock. For a discussion of material risks you should consider, see “Risk Factors: of this prospectus supplement, “Risk Factors” beginning on page [#] of the attached prospectus, and the section of this prospectus supplement called “Notice of Your Rights Concerning Employer Securities” below.

You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the options listed above, including the CFSB Bancorp, Inc. Stock Fund. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment directions at any time.

An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above. Please note that the MetLife Stable Value Fund is not a mutual fund, but rather a capital preservation fund.

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Administration of the Plan

The Trustee and Custodian. Pentegra Trust Company serves as trustee of, and Reliance Trust Company as custodian for all the investment funds under, the 401(k) Plan. Pentegra Trust Company serves as directed trustee for the CFSB Bancorp, Inc. Stock Fund

Plan Administrator. Pursuant to the terms of the 401(k) Plan, the 401(k) Plan is administered by Pentegra Services, Inc. The address of the 401(k) Plan administrator is 701 Westchester Avenue, Suite 320E, White Plains, New York 10604, telephone number is (800) 872-3473. The 401(k) Plan administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the 401(k) Plan, preparation and filing of all returns and reports relating to the 401(k) Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to Plan Participants. The 401(k) Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any).

Amendment and Termination

It is the intention of Colonial Federal Savings Bank to continue the 401(k) Plan indefinitely. Nevertheless, Colonial Federal Savings Bank may terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then regardless of other provisions in the 401(k) Plan, you will have a fully vested interest in your account. Colonial Federal Savings Bank reserves the right to make any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Colonial Federal Savings Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the trust assets to another plan, the 401(k) Plan requires that you would, if either the 401(k) Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the 401(k) Plan had then terminated.

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Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

As a “tax-qualified retirement plan,” the Code affords the 401(k) Plan special tax treatment, including:

(1)	the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

(2)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Colonial Federal Savings Bank will administer the 401(k) Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Lump-Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1⁄2, and consists of the balance credited to participants under the 401(k) Plan and all other profit sharing plans, if any, maintained by Colonial Federal Savings Bank. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this Plan and any other profit sharing plans maintained by Colonial Federal Savings Bank, which is included in the distribution.

CFSB Bancorp, Inc. common stock Included in Lump-Sum Distribution. If a lump-sum distribution includes CFSB Bancorp, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to CFSB Bancorp, Inc. common stock; that is, the excess of the value of CFSB Bancorp, Inc. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of CFSB Bancorp, Inc. common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of CFSB Bancorp, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of CFSB Bancorp, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of CFSB Bancorp, Inc. common stock. Any gain on a subsequent sale or other taxable disposition of CFSB Bancorp, Inc.

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common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

Notice of Your Rights Concerning Employer Securities

Federal law provides specific rights concerning investments in employer securities. Because you may in the future have investments in CFSB Bancorp, Inc. common stock under the 401(k) Plan, you should take the time to read the following information carefully.

Your Rights Concerning Employer Securities. The Plan must allow you to elect to move any portion of your account that is invested in CFSB Bancorp, Inc. common stock from that investment into other investment alternatives under the 401(k) Plan. You may contact the 401(k) Plan administrator shown above for specific information regarding this right, including how to make this election. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification. All of the investment options under the 401(k) Plan are available to you if you decide to diversify out of your investment in CFSB Bancorp, Inc. common stock.

The Importance of Diversifying Your Retirement Savings. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or another particular security, to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.

In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the 401(k) Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerance for risk. Therefore, you should carefully consider the rights described here and how these rights affect the amount of money that you invest in employer common stock through the 401(k) Plan.

It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the 401(k) Plan to help ensure that your retirement savings will meet your retirement goals.

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Additional Employee Retirement Income Security Act (“ERISA”) Considerations

As noted above, the 401(k) Plan is subject to certain provisions of ERISA, including special provisions relating to control over the 401(k) Plan’s assets by participants and beneficiaries. The 401(k) Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of Section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as Colonial Federal Savings Bank, the 401(k) Plan administrator, or the 401(k) Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your 401(k) Plan account.

Because you will be entitled to invest up to 75% of your account balance in the 401(k) Plan in CFSB Bancorp, Inc. common stock, the regulations under Section 404(c) of the ERISA require that the 401(k) Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to CFSB Bancorp, Inc. common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as CFSB Bancorp, Inc. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of CFSB Bancorp, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within two business days after the change occurs, or annually on a Form 5 within 45 days after the close of CFSB Bancorp, Inc.’s fiscal year. Discretionary transactions in and beneficial ownership of CFSB Bancorp, Inc. common stock by officers, directors and persons beneficially owning more than 10% of CFSB Bancorp, Inc. common stock generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by CFSB Bancorp, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of CFSB Bancorp, Inc. common stock resulting from non-exempt purchases and sales of CFSB Bancorp, Inc. common stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.

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Except for distributions of CFSB Bancorp, Inc. common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by Section 16(b) are required to hold shares of CFSB Bancorp, Inc. common stock distributed from the 401(k) Plan for six months following such distribution and are prohibited from directing additional purchases of CFSB Bancorp, Inc. common stock for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

Financial information representing the net assets available for 401(k) Plan benefits and the change in net assets available for 401(k) Plan benefits at August  1, 2021, is available upon written request to the 401(k) Plan administrator at the address shown above.

LEGAL OPINION

The validity of the issuance of CFSB Bancorp, Inc. common stock has been passed upon by Luse Gorman, PC, Washington, D.C., which firm acted as special counsel to Colonial Federal Savings Bank in connection with the stock offering of CFSB Bancorp, Inc.

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PROSPECTUS

CFSB Bancorp, Inc.

(Proposed Holding Company for Colonial Federal Savings Bank)

Up to 2,472,500 Shares of Common Stock

(Subject to increase to up to 2,843,375 shares)

CFSB Bancorp, Inc. is offering up to 2,472,500 shares of its common stock for sale at $10.00 per share on a best efforts basis in connection with the reorganization of Colonial Federal Savings Bank into the mutual holding company form of ownership. In connection with the sale of our common stock and the reorganization, we intend to establish a charitable foundation and contribute 2.0% of the outstanding shares of common stock of CFSB Bancorp, Inc. and $250,000 in cash to the charitable foundation. There is no established market for our common stock. We expect that our common stock will be traded on the Nasdaq Capital Market under the symbol “[ticker]” upon conclusion of the offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares being offered, including shares issued to the charitable foundation, represent 45.0% of the shares of common stock of CFSB Bancorp, Inc. that will be outstanding following the offering. After the offering, 55.0% of our outstanding common stock will be owned by 15 Beach, MHC, our federally chartered mutual holding company. These percentages will not be affected by the number of shares we sell in the offering. We must sell a minimum of 1,827,500 shares to complete the offering. We may sell up to 2,843,375 shares to reflect demand for the shares or changes in market conditions following the commencement of the offering, without resoliciting subscribers.

We are offering the shares of common stock in a “subscription offering” to eligible depositors of Colonial Federal Savings Bank and to our tax-qualified employee benefit plans. Depositors who had accounts with aggregate balances of at least $50 at the close of business on June 30, 2020 will have first priority to purchase shares of common stock of CFSB Bancorp, Inc. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” To the extent any shares offered for sale are not purchased in the subscription or community offerings, they may be sold in a “syndicated community offering” to be managed by Piper Sandler & Co. (“Piper Sandler”).

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by any person in the offering, or persons exercising subscription rights through a single deposit account, is 10,000 shares ($100,000), and no person together with an associate or group of persons acting in concert may purchase more than 15,000 shares ($150,000).

The offering is scheduled to expire at _:00 p.m., Eastern Time, on [EXP DATE]. We may extend the expiration date without notice to you, until [EXT DATE 1], or such later date as the Board of Governors of the Federal Reserve System may approve, which may not be beyond [EXT DATE 2]. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [EXT DATE 1], or the number of shares of common stock to be sold is increased to more than 2,843,375 shares or decreased to less than 1,827,500 shares. If the offering is extended beyond [EXT DATE 1], all subscribers will be notified and given an opportunity to confirm, cancel or change their orders. If you do not respond to this notice, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 2,843,375 shares or decreased to less than 1,827,500 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds submitted for the purchase of shares in the offering will be held in a segregated account at Colonial Federal Savings Bank and will earn interest at 0.10% until completion or termination of the offering.

Piper Sandler will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. In addition, our officers, directors and employees may participate in the solicitation of offers to purchase common stock in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Subscribers will not pay any commissions to purchase shares of common stock in the offering.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	1,827,500	2,150,000	2,472,500	2,843,375
Gross offering proceeds	$18,275,000	$21,500,000	$24,725,000	$28,433,750
Estimated offering expenses, excluding selling agent fees and expenses(1)	1,060,000	1,060,000	1,060,000	1,060,000
Estimated selling agent fees and expenses (1) (2)	341,272	380,840	420,409	465,912
Estimated net proceeds	$16,873,729	$20,059,160	$23,244,592	$26,907,838
Estimated net proceeds per share (1)	$9.23	$9.33	$9.40	$9.46

(1)

See “The Reorganization and Offering – Plan of Distribution and Marketing Arrangements” for a discussion of Piper Sandler’s compensation for this offering and the compensation to be received by Piper Sandler and the other broker-dealers who may participate in a syndicated community offering.

(2)	Includes record agent fees and expenses paid to Piper Sandler. See “The Reorganization and Offering – Plan of Distribution and Marketing Arrangements.”

This investment involves a degree of risk, including the possible loss of principal. Please read the “Risk Factors” beginning on page 18.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Piper Sandler & Co.

For assistance, please contact the Stock Information Center at 1-(877)          -        .

The date of this prospectus is [Prospectus Date].

[MAP TO BE INSERTED ON INSIDE COVER PAGE]

SUMMARY

The following summary provides material information regarding the reorganization, the offering of common stock by CFSB Bancorp, Inc. and the business of Colonial Federal Savings Bank. The summary may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the financial statements and the notes to the financial statements of Colonial Federal Savings Bank. In certain circumstances, where appropriate, the terms “we, “us” and “our” refer collectively to 15 Beach, MHC, CFSB Bancorp, Inc. and Colonial Federal Savings Bank or to any of those entities, depending on the context.

The Companies

15 Beach, MHC

Upon completion of the reorganization and the offering, 15 Beach, MHC will become the federally chartered mutual holding company of CFSB Bancorp, Inc. and will own 55.0% of CFSB Bancorp, Inc.’s common stock. 15 Beach, MHC is not currently an operating company and has not engaged in any business to date. 15 Beach, MHC will be formed in connection with the completion of the reorganization. As a mutual holding company, 15 Beach, MHC will be a non-stock company that will have as its members all holders of deposit accounts at Colonial Federal Savings Bank. As a mutual holding company, 15 Beach, MHC is required by law to own a majority of the outstanding voting stock of CFSB Bancorp, Inc. for so long as 15 Beach, MHC remains in existence.

CFSB Bancorp, Inc.

CFSB Bancorp, Inc. will be chartered under federal law and will own 100% of the issued and outstanding common stock of Colonial Federal Savings Bank following the reorganization and offering. This offering is being made by CFSB Bancorp, Inc. CFSB Bancorp, Inc. is not currently an operating company and will be formed in connection with the completion of the reorganization. Our corporate office will be located at 15 Beach Street, Quincy, Massachusetts 02170, and our telephone number will be (617) 471-0750.

Upon completion of the offering, 15 Beach, MHC will own 55.0% and public stockholders will own 45.0% of CFSB Bancorp, Inc.’s common stock. Public stockholders will not be able to exercise voting control over most matters put to a vote of stockholders. In addition, as a “controlled company” under the meaning of the Nasdaq corporate governance rules following the offering, CFSB Bancorp, Inc. will be exempt from certain corporate governance requirements, including the requirement that a majority of our board of directors be independent under Nasdaq listing standards, and that executive compensation and director nominations be overseen by independent directors. However, at the present time, a majority of our directors would be considered independent under the applicable Nasdaq corporate governance listing standards.

Colonial Federal Savings Bank

Colonial Federal Savings Bank is a federally chartered mutual savings bank headquartered in Quincy, Massachusetts. Colonial Federal Savings Bank was originally chartered as the Wollaston Co-operative Bank in 1889. Wollaston Co-operative Bank converted to a federal charter in 1933 and changed its name to Colonial Federal Savings and Loan in 1971. We changed our name to Colonial Federal Savings Bank in 1983.

We conduct our operations from our three full-service banking offices and one limited-service branch office in Norfolk County, Massachusetts. We consider our primary lending market area to be Norfolk and Plymouth Counties; however, we occasionally make loans secured by properties located outside of our primary lending market.

At June 30, 2021, we had total assets of $338.9 million, total deposits of $284.6 million and total equity of $48.6 million. We had net income of $1.4 million for the year ended June 30, 2021 compared to net income of $1.7 million for the year ended June 30, 2020.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans and, to a lesser extent, multi-family real estate loans, commercial real estate loans, second mortgage loans and home equity lines of credit, and consumer loans.

Colonial Federal Savings Bank is subject to comprehensive regulation and examination by its primary federal regulator, the Office of the Comptroller of the Currency.

Colonial Federal Savings Bank’s corporate office is located at 15 Beach Street, Quincy, Massachusetts 02170, and our telephone number at this address is (617) 471-0750. Our website address is www.colonialfed.com. Information on our website is not and should not be considered a part of this prospectus.

Our Reorganization into a Mutual Holding Company and the Offering

We do not have stockholders in our current mutual form of ownership. Our depositors currently have the right to vote on certain matters pertaining to Colonial Federal Savings Bank, such as the election of directors and the proposed mutual holding company reorganization described in this prospectus. The mutual holding company reorganization is a series of transactions by which we will reorganize our corporate structure from our current status as a mutual savings bank to the mutual holding company form of ownership. The reorganization will be conducted pursuant to a plan of reorganization and stock issuance plan, which we refer to as the plan of reorganization. Following the reorganization, Colonial Federal Savings Bank will become a federal stock savings bank subsidiary of CFSB Bancorp, Inc., and CFSB Bancorp, Inc. will be a majority-owned subsidiary of 15 Beach, MHC. After the reorganization, our depositors will become members of 15 Beach, MHC, and will continue to have the same voting rights in 15 Beach, MHC as they had in Colonial Federal Savings Bank prior to the reorganization.

In connection with the reorganization, we are offering shares of common stock of CFSB Bancorp, Inc. for sale in the offering. All investors will pay the same price per share in the offering. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual holding company reorganizations and related stock offerings. See “—Terms of the Offering.”

The primary reasons for our decision to reorganize into a mutual holding company and conduct the offering are to establish an organizational structure that will enable us to:

•	increase our capital to support future growth and profitability, although we currently have capital well in excess of all applicable regulatory requirements;

•	compete more effectively in the financial services marketplace;

•	offer our customers, employees, management and directors an equity ownership interest in CFSB Bancorp, Inc., our proposed stock holding company, and thereby an economic interest in our future success;

•	attract and retain qualified personnel by establishing stock-based benefit plans; and

•

increase our flexibility to structure and finance the expansion of our operations, including potential acquisitions of other financial institutions or branches thereof, or establishing de novo branches, although we have no current acquisitions or new branches planned.

The reorganization and the capital raised in the offering are expected to provide us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide an additional cushion against unforeseen risks and expand our asset and deposit base.

Unlike a standard mutual-to-stock conversion transaction in which all of the common stock of the holding company of the converting savings bank is sold to the public, only a minority of the stock is sold to the public in a mutual holding company reorganization. In a mutual holding company structure, federal law and regulations require that a majority of the outstanding common stock of CFSB Bancorp, Inc. must be held by our mutual holding company. Consequently, the shares that we are permitted to sell in the offering represent a minority of the shares of CFSB Bancorp, Inc. that will be outstanding upon the closing of the reorganization. As a result, a mutual holding company offering raises less than half the capital that would be raised in a standard conversion offering. Based on these restrictions and an evaluation of our capital needs, our board of directors has decided that 43.0% of our outstanding shares of common stock will be offered for sale in the offering, 2.0% of our outstanding shares will be contributed to the charitable foundation, and 55.0% of our outstanding shares will be retained by 15 Beach, MHC. Our board of directors has determined that offering 43.0% of our outstanding shares of common stock for sale in the offering will enable management to effectively invest the capital raised in the offering. See “—Possible Conversion of 15 Beach, MHC to Stock Form.”

The following chart shows our corporate structure following the reorganization and offering:

Business Strategy

Our current business strategy consists of the following:

•

Grow our balance sheet and improve profitability. Given our attractive market area, we believe we are well-positioned to strategically grow our balance sheet without a proportional increase in overhead expense. Accordingly, we intend to increase, on a managed basis, our assets and liabilities, particularly loans and deposits. As we grow our assets, particularly by increasing our loans, in particular, one- to four-family residential, multi-family and commercial real estate loans, as a percentage of assets, while controlling our expenses, we anticipate improving our earnings.

•

Grow our loan portfolio prudently with a focus on residential, multi-family and commercial real estate lending. Our principal business activity historically has been the origination of residential mortgage loans, supplemented, to a lesser extent, with multi-family and commercial real estate loans. We expect that one- to four-family residential real estate lending will remain our primary focus. We anticipate adding an additional residential loan originator in 2021 to accelerate loan growth. We intend also to increase our focus on originating multi-family and commercial real estate loans. We may hire additional staff to support this growth, which hiring we estimate would not occur until the latter half of calendar 2022. The capital we are raising in the offering will support an increase in our lending limit, which will enable us to originate larger loans to new and existing customers.

•

Continue to increase core deposits, with an emphasis on low-cost demand deposits. We seek core deposits to provide a stable source of funds to support loan growth at costs consistent with improving our net interest rate spread and margin. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. We consider our core deposits to include NOW and demand accounts, savings accounts and money market accounts. Core deposits increased to $173.1 million, or 60.8% of total deposits, at June 30, 2021 from $146.7 million, or 52.9% of total deposits, at June 30, 2020.

•

Continue to manage credit risk to maintain a low level of non-performing assets. We believe strong asset quality is a key to our long-term financial success. Our strategy for credit risk management focuses on having an experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring. At both June 30, 2021 and 2020, we did not have any non-performing assets or classified loans.

•

Grow organically and through opportunistic bank or branch acquisitions or de novo branching. In addition to organic growth, we will also consider acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. Although we believe opportunities exist to increase our market share in our historical markets, we would explore opportunities to expand into contiguous markets in Massachusetts. We will consider expanding our branch network by establishing new branches and/or through acquisitions, although we have no current acquisitions or new branches planned. The capital we are raising in the offering will also provide us the opportunity to make acquisitions of other financial institutions or branches thereof.

•

Continue to provide value to our community. Our goal is to provide long-term value to our customers, employees and the communities we serve by executing a safe and sound service-oriented business strategy that produces increased earnings. We believe there is a significant opportunity for a community-focused bank in our market area, and the increased capital we will have after the completion of the offering will enable us to compete more effectively with other financial institutions.

A full description of our products and services can be found under “Business of Colonial Federal Savings Bank.”

Terms of the Offering

We are offering between 1,827,500 and 2,472,500 shares of common stock of CFSB Bancorp, Inc. to eligible depositors and our tax-qualified employee benefit plans, and we may offer shares to the public to the extent shares remain available. The amount of capital we are raising in the offering is based on an appraisal of the pro forma market value of CFSB Bancorp, Inc. We may increase the maximum number of shares that we sell in the offering by up to 15%, to 2,843,375 shares, as a result of demand for the shares of common stock in the offering or changes in market conditions, including those for financial institutions stocks. Subscription priorities have been established for the allocation of common stock to the extent the subscription offering is oversubscribed. See “The Reorganization and Offering—Offering of Common Stock—Subscription Rights” for a description of allocation procedures in the event of an oversubscription.

Unless the pro forma market value of CFSB Bancorp, Inc. decreases below $18.3 million or increases above $28.4 million, or the offering is extended beyond [EXT DATE 1], you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. All investors will pay the same $10.00 purchase price per share. Investors will not be charged a commission to purchase shares of common stock. Piper Sandler, our financial advisor in connection with the reorganization and offering, will use its best efforts to assist us in selling our shares of common stock, but Piper Sandler is not obligated to purchase any shares in the offering.

Persons Who May Order Stock in the Offering

We are offering the shares of common stock of CFSB Bancorp, Inc. in a “subscription offering” in the following descending order of priority:

(1)	depositors who had accounts at Colonial Federal Savings Bank with aggregate balances of at least $50 at the close of business on June 30, 2020;

(2)	the tax-qualified employee benefit plans of Colonial Federal Savings Bank (including our employee stock ownership plan and 401(k) Plan);

(3)	depositors who had accounts at Colonial Federal Savings Bank with aggregate balances of at least $50 at the close of business on September 30, 2021; and

(4)	depositors of Colonial Federal Savings Bank at the close of business on [RECORD DATE].

For purposes of the plan, demand accounts are not qualifying deposits for which subscription rights are provided.

Any shares of our common stock that remain unsold in the subscription offering may be offered for sale in a community offering that may commence concurrently with, during or promptly after the subscription offering. The community offering must be completed by [EXT DATE 1], unless extended with the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) approval. Natural persons (including trusts of natural persons) residing in Norfolk County, Massachusetts will have a purchase preference in any community offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers, in what is referred to as a “syndicated community offering,” managed by Piper Sandler. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at June 30, 2020, September 30, 2021 or [RECORD DATE], as applicable. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation. We will attempt to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you had an ownership interest. Our interpretations of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares of common stock will be allocated first to categories in the subscription offering in accordance with our plan of reorganization. A detailed description of share allocation procedures can be found in the section entitled “The Reorganization and Offering—Offering of Common Stock.”

How We Determined the Offering Range and the $10.00 Price Per Share

Our decision to offer between 1,827,500 shares and 2,472,500 shares, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by RP Financial, Inc. (“RP Financial”), a firm experienced in appraisals of financial institutions. RP Financial is of the opinion that as of August 20, 2021, and assuming we sell a minority of our shares in the offering, the estimated pro forma market value of the common stock of CFSB Bancorp, Inc. was $21.5 million. Based on applicable regulations, this market value forms the midpoint of a valuation range with a minimum of $18.3 million and a maximum of $24.7 million.

Our board of directors determined that the common stock should be sold at $10.00 per share and that 43.0% of the outstanding shares of CFSB Bancorp, Inc. common stock should be offered for sale in the offering, 2.0% of the outstanding shares should be contributed to the charitable foundation, and 55.0% of the outstanding shares should be held by 15 Beach, MHC. Therefore, based on the valuation range, the number of shares of CFSB Bancorp, Inc. common stock that will be sold in the offering will range from 1,827,500 shares to 2,472,500 shares. If demand for the shares or market conditions warrant, our appraised value can be increased by up to 15%, which would result in an appraised value of $28.4 million and an offering of 2,843,375 shares of common stock.

The appraisal is based in part on our financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 12 publicly traded banks, bank holding companies and savings and loan holding companies that RP Financial considers comparable to CFSB Bancorp, Inc. on a pro forma basis. See “The Reorganization and Offering—How We Determined the Stock Pricing and the Number of Shares to be Issued.” The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market. Unless otherwise indicated, total assets are as of June 30, 2021.

Company Name	Ticker Symbol	Headquarters	Total Assets
			(Dollars in millions)
CBM Bancorp, Inc.	CBMB	Baltimore, MD	$250
Cincinnati Bancorp, Inc.	CNNB	Cincinnati, OH	250	(1)
Mid-Southern Bancorp, Inc.	MSVB	Salem, IN	249
FFBW, Inc.	FFBW	Brookfield, WI	353
WVS Financial Corp.	WVFC	Pittsburgh, PA	346
Generations Bancorp NY, Inc.	GBNY	Seneca Falls, NY	380
HV Bancorp, Inc.	HVBC	Doylestown, PA	549
Elmira Savings Bank	ESBK	Elmira, NY	$649
Randolph Bancorp, Inc.	RNDB	Stoughton, MA	744
IF Bancorp, Inc.	IROQ	Watseka, IL	745	(1)
HMN Financial, Inc.	HMNF	Rochester, MN	981
Prudential Bancorp, Inc.	PBIP	Philadelphia, PA	1,124

(1)	As of March 31, 2021.

The independent appraisal will be updated before we complete the reorganization and offering. If the pro forma market value of the common stock at that time is either below $18.3 million or above $28.4 million, then CFSB Bancorp, Inc., after consulting with the Federal Reserve Board, may terminate the plan of reorganization and return all funds promptly with interest; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission. If we resolicit subscribers in this instance, then all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

Two measures investors use to analyze an issuer’s stock are the ratio of the offering price to the issuer’s tangible book value and the ratio of the offering price to the issuer’s annual net income. RP Financial considered these ratios, among other factors, in preparing its independent appraisal. Tangible book value is the same as total equity less any intangible assets.

The following table presents a summary of selected pricing ratios for the peer group companies and for us on a non-fully converted basis (i.e. the table assumes that 45.0% of our outstanding shares of common stock are issued in the offering, including shares contributed to the charitable foundation, as opposed to 100% of our outstanding shares of common stock). These figures are from the RP Financial appraisal report. Compared to the average pricing ratios of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a premium of 259.84% on a non-fully converted price-to-earnings multiple, a discount of 16.12% on a non-fully converted price-to-book value basis and a discount of 18.17% on a non-fully converted price-to-tangible book value basis.

	Non-Fully Converted Pro Forma Price-to-Earnings Multiple		Non-Fully Converted Pro Forma Price-to-Book Value Ratio	Non-Fully Converted Pro Forma Price-to-Tangible Book Value Ratio
CFSB Bancorp, Inc.
Adjusted Maximum	58.82	x	92.25%	92.25%
Maximum	50.00		83.96	83.96
Midpoint	41.67		76.10	76.10
Minimum	34.48		67.52	67.52
Valuation of peer group companies as of August 20, 2021
Averages	11.58	x	90.73%	93.00%
Medians	10.04		90.88	98.14

The following table presents a summary of selected pricing ratios for the peer group companies, as of and for the same periods reflected in the above table, with such ratios adjusted to their fully converted equivalent basis, and the resulting pricing ratios for CFSB Bancorp, Inc. on a fully converted equivalent basis. Compared to the average pricing ratios of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a premium of 371.33% on a fully converted price-to-earnings multiple, a discount of 38.63% on a fully converted price-to-book basis and a discount of 40.13% on a fully converted price-to-tangible book value basis.

	Fully Converted Pro Forma Price-to-Earnings Multiple		Fully Converted Pro Forma Price-to-Book Value Ratio	Fully Converted Pro Forma Price-to-Tangible Book Value Ratio
CFSB Bancorp, Inc.
Adjusted Maximum	86.37	x	63.86%	63.86%
Maximum	67.96		59.77	59.77
Midpoint	54.50		55.68	55.68
Minimum	43.10		50.94	50.94
Valuation of peer group companies as of August 20, 2021
Averages	11.58	x	90.73%	93.00%
Medians	10.04		90.28	98.14

The independent appraisal does not indicate market value. Do not assume or expect that CFSB Bancorp, Inc.’s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the reorganization and offering. Furthermore, the pricing ratios presented in the appraisal were used by RP Financial to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Reorganization and Offering—How We Determined the Stock Pricing and the Number of Shares to be Issued.”

How We Intend to Use the Proceeds from the Offering

We intend to invest at least 50% of the net proceeds from the offering in Colonial Federal Savings Bank, fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the offering, contribute $250,000 to the charitable foundation, contribute $100,000 to 15 Beach, MHC as its initial capitalization, and retain the remainder of the net proceeds from the offering at CFSB Bancorp, Inc. Therefore, assuming we sell 2,472,500 shares of common stock at the maximum of the offering range, and we have net proceeds of $23.2 million, we intend to invest $11.6 million in Colonial Federal Savings Bank, loan $2.3 million to our employee stock ownership plan to fund its purchase of an amount of the common stock equal to up to 3.92% of our outstanding shares (including shares issued to 15 Beach, MHC and the charitable foundation), contribute $100,000 to 15 Beach, MHC, contribute $250,000 to the charitable foundation and retain the remaining $9.0 million of the net proceeds at CFSB Bancorp, Inc.

CFSB Bancorp, Inc. expects to initially deposit a portion of the net proceeds of the offering at Colonial Federal Savings Bank and invest the remaining net proceeds of the offering in securities issued by the U.S. government and its agencies or government sponsored enterprises, and as otherwise permitted under our investment policy. CFSB Bancorp, Inc. may use a portion of the net proceeds to repurchase shares of our common stock in the future, although we are generally not permitted to do so during the first year following our reorganization, and may use a portion of the net proceeds to finance the possible acquisition of other financial institutions or other financial services businesses. We may also use the net proceeds for other general corporate purposes. Colonial Federal Savings Bank generally intends to use the proceeds it receives to originate loans. It may also purchase securities as permitted under our investment policy, expand its banking franchise organically through de novo branching, or expand through acquisitions of other financial institutions, branch offices, or other financial services businesses. Colonial Federal Savings Bank may also use the proceeds it receives to support new loan, deposit or other financial products and services, and for general corporate purposes.

Neither Colonial Federal Savings Bank nor CFSB Bancorp, Inc. has any plans or agreements for any specific acquisition transactions at this time. See “How We Intend to Use the Proceeds from the Offering.”

Limits on the Amount of Common Stock You May Purchase

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account held jointly, may purchase more than $100,000 of common stock. If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $150,000 of common stock:

•	Any person who is related by blood or marriage to you and who either lives in your home or who is a director or officer of Colonial Federal Savings Bank;

•	Companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest;

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity; and

•	Any other persons who may be your associates or persons acting in concert with you.

Persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

We may, in our sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% of the total number of the shares sold in the offering.

Subject to regulatory approval, we may increase or decrease the purchase limitations in the offering at any time. A detailed discussion of the limitations on purchases of common stock by an individual and persons acting in concert is set forth under the caption “The Reorganization and Offering—Offering of Common Stock—Limitations on Purchase of Shares.”

We expect that the employee stock ownership plan will purchase 3.92% of our outstanding shares (including shares issued to 15 Beach, MHC and shares contributed to the charitable foundation). Subject to the approval of the Federal Reserve Board, the employee stock ownership plan may purchase some or all of these shares in the open market following the completion of the reorganization and the offering. Our employee stock ownership plan purchases will range from 166,600 shares to 259,200 shares of common stock, respectively, at the minimum and adjusted maximum of the offering range.

How You May Purchase Shares of Common Stock in the Subscription and Community Offering

In the subscription offering and the community offering you may pay for your shares only by:

•	personal check, bank check or money order payable to CFSB Bancorp, Inc.; or

•	authorizing us to withdraw available funds (without any early withdrawal penalty) from the types of deposit account(s) maintained with Colonial Federal Savings Bank designated on the stock order form.

Colonial Federal Savings Bank is not permitted to knowingly lend funds for the purpose of purchasing shares of common stock in the offering. You may not pay by wire transfer, use a check drawn on a Colonial Federal Savings Bank line of credit, or use a third-party check to pay for shares of common stock. Please do not submit cash.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, before the expiration date of the subscription offering. You may submit your stock order form in one of three ways: by mail, using the reply envelope provided; by overnight courier to the address indicated on the stock order form; or by bringing your stock order form and payment to a drop box to Colonial Federal Savings Bank’s corporate office located at 15 Beach Street, Quincy, Massachusetts. Please do not mail stock order forms to Colonial Federal Savings Bank. Once submitted, your order is irrevocable. We do not intend to accept incomplete stock order forms, unsigned stock order forms, or copies or facsimiles of stock order forms. For orders paid for by check or money order, the funds must be available in the account. Funds received prior to the completion of the offering will be held in a segregated account at Colonial Federal Savings Bank. Subscription funds will earn interest at 0.10%. If the offering is terminated, we will promptly return your subscription funds with interest.

Withdrawals from certificates of deposit at Colonial Federal Savings Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Colonial Federal Savings Bank must be in the deposit accounts at the time the stock order form is received; no credit to purchase shares will be given for future interest to be earned on the funds in your deposit account or submitted for payment for the shares. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the reorganization and offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. If a withdrawal results in a certificate of deposit with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at 0.10% thereafter, until such funds are withdrawn. After we receive an order, the order cannot be revoked or changed.

By signing the stock order form, you are acknowledging receipt of this prospectus and that the shares of our common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Colonial Federal Savings Bank, the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your Individual Retirement Account (“IRA”), or other retirement account. If you wish to use some or all of the funds in your IRA or other retirement account held at Colonial Federal Savings Bank, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. A one-time and/or annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [EXP DATE] offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at Colonial Federal Savings Bank or elsewhere. Whether you may use such funds for the purchase of shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the offering, see “The Reorganization and Offering—Procedure for Purchasing Shares—Using Retirement Account Funds.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from selling, giving, or otherwise transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registration unless they are also named on the qualifying deposit account. Doing so may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal law and may be subject to civil enforcement actions or criminal prosecution.

Deadline for Orders of Common Stock

The deadline for submitting orders to purchase shares of the common stock in the subscription and community offerings is     :00 p.m., Eastern Time, on [EXP DATE], unless we extend this deadline. If you wish to purchase shares of common stock, your properly completed and signed original stock order form, together with full payment for the shares, must be received (not postmarked) by this time. Orders received after     :00 p.m., Eastern Time, on [EXP DATE] will be rejected unless the offering is extended.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at     :00 p.m., Eastern Time, on [EXP DATE], whether or not we have been able to locate each person entitled to subscription rights.

See “The Reorganization and Offering—Procedure for Purchasing Shares—Expiration Date” for a complete description of the deadline for purchasing shares in the offering.

Once Submitted, Your Stock Purchase Order May Not Be Revoked Except Under Certain Circumstances

Funds that you submit to purchase shares of our common stock in the offering will be held in a segregated account until the termination or completion of the offering, including any extension of the expiration date. Because completion of the reorganization and offering is subject to the receipt of all required regulatory approvals, including an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the offering is terminated, or extended beyond [EXT DATE 1], or the number of shares to be sold in the offering is increased to more than 2,843,375 shares or decreased to fewer than 1,827,500 shares.

Termination of the Offering

The subscription offering will expire at _:00 p.m., Eastern Time, on [EXP DATE]. We expect that the community offering, if one is conducted, would expire at the same time. We may extend this expiration date without notice to you until [EXT DATE 1], or such later date as the applicable regulators may approve. If the subscription offering and/or community offering are extended beyond [EXT DATE 1], we will be required to resolicit subscriptions before proceeding with the offering. In such event, all subscribers will be afforded the opportunity to confirm, cancel or change their orders. If you choose to cancel your order or you do not respond to the resolicitation notice, your funds will be promptly returned to you with interest and deposit account withdrawal authorizations will be cancelled. All further extensions, in the aggregate, may not last beyond [EXT DATE 2], which is two years after the special meeting of members of Colonial Federal Savings Bank to be held on             , 2021 to vote on the plan of reorganization.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 1,827,500 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (a) increase the purchase limitations, (b) seek regulatory approval to extend the offering beyond the [EXT DATE 1] expiration date, and/or (c) reduce the valuation and offering range, provided that any such extension or reduction will require us to resolicit subscriptions received in the offering and provide subscribers with the opportunity to increase, decrease or cancel their subscriptions. If the offering is extended beyond [EXT DATE 1], subscribers will have the right to confirm, cancel or change their orders. If the number of shares to be sold in the offering is increased to more than 2,843,375 shares or decreased to less than 1,827,500 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

Market for the Common Stock

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be traded on the Nasdaq Capital Market under the symbol “[ticker]” upon conclusion of the offering. See “Market for the Common Stock.”

Our Dividend Policy

We do not currently intend to pay dividends on our common stock following completion of the offering. In the event that we do determine to pay dividends in the future, the payment and amount of any dividends will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; the Federal Reserve Board’s current regulations restricting the waiver of dividends by mutual holding companies; statutory and regulatory limitations; and general economic conditions. See “Our Policy Regarding Dividends” in this prospectus for additional information regarding our dividend policy.

Possible Change in the Offering Range

RP Financial will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 2,843,375 shares in the offering without further notice to you. If our pro forma market value at that time is either below $18.3 million or above $28.4 million, then, after consulting with the Federal Reserve Board, we may:

•	terminate the offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at 0.10%;

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board, the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.10% for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Colonial Federal Savings Bank that is being called to vote on the reorganization and offering, and at any time after member approval with applicable regulatory approval. If we terminate the offering, we will promptly return your funds, with interest at 0.10%, and we will cancel deposit account withdrawal authorizations.

Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Reorganization and Offering

In connection with the reorganization, we are establishing an employee stock ownership plan, and, subject to stockholder approval, we intend to implement a stock-based benefit plan that will provide for grants of stock options and restricted stock.

Employee Stock Ownership Plan. The board of directors of Colonial Federal Savings Bank has adopted an employee stock ownership plan, which will award shares of our common stock to eligible employees based on their compensation. Our board of directors will, at the completion of the offering, ratify the loan to the employee stock ownership plan and the issuance of the common stock to the employee stock ownership plan. It is expected that our employee stock ownership plan will purchase an amount of shares equal to 3.92% of our outstanding shares (including shares issued to 15 Beach, MHC and shares contributed to the charitable foundation) with the proceeds of the loan made by CFSB Bancorp, Inc. to the plan.

Stock-Based Benefit Plan. In addition to shares purchased by the employee stock ownership plan, we intend to adopt a stock-based benefit plan. The plan will be designed to attract and retain qualified personnel in key positions and provide directors, officers and key employees with an ownership interest in CFSB Bancorp, Inc., which will be an incentive to contribute to our success, and will reward key employees for their performance. In accordance with applicable regulations, we anticipate the plan will authorize a number of stock options and shares of restricted common stock equal to 4.90% and 1.96%, respectively, of our outstanding shares of common stock (including shares issued to 15 Beach, MHC and shares contributed to the charitable foundation) at the conclusion of the reorganization and offering. These limitations will not apply if the plan is implemented more than one year after the completion of the reorganization and offering.

A stock-based benefit plan will not be established sooner than six months after the offering, and if adopted within one year after the offering, the plan must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than 15 Beach, MHC. If a stock-based benefit plan is established more than one year after the offering, it must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than 15 Beach, MHC.

The following additional restrictions would apply to our stock-based benefit plan only if such plan is adopted within one year after the offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plan;

•	no non-employee director may receive more than 5% of the options and shares of restricted common stock authorized under the plan;

•	no individual may receive more than 25% of the options and shares of restricted common stock authorized under the plan;

•	options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Colonial Federal Savings Bank or CFSB Bancorp, Inc.

We have not determined whether we will present a stock-based benefit plan for stockholder approval prior to or more than 12 months after the completion of the offering. In the event federal regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plan by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Equity Plan Expenses. The implementation of an employee stock ownership plan and a stock-based benefit plan will increase our future compensation costs, thereby reducing our earnings. We will be required to recognize an expense each year under our employee stock ownership plan equal to the fair market value of the shares committed to be released for that year to the participating employees. In addition, if we issue restricted stock awards under a stock-based benefit plan, we would be required to recognize an expense as the shares vest equal to their fair market value on the grant date. Finally, if we issue stock options, we would be required to recognize an expense as the options vest, equal to their estimated value on the grant date. See “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our expenses, which will reduce our net income” and “Management— Benefits to be Considered Following Completion of the Stock Offering.”

Benefits to Management. The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering, at the adjusted maximum of the offering range and assuming that our employee stock ownership plan purchases 3.92% of our outstanding shares (including shares issued to 15 Beach, MHC and shares contributed to the charitable foundation) and that we implement a stock-based benefit plan granting options to purchase 4.90% of the total shares of common stock of CFSB Bancorp, Inc. issued in connection with the reorganization (including shares issued to 15 Beach, MHC and shares contributed to the charitable foundation) and awarding shares of restricted common stock equal to 1.96% of the total shares of common stock of CFSB Bancorp, Inc. issued in connection with the reorganization and offering (including shares issued to 15 Beach, MHC and shares contributed to the charitable foundation).

Plan	Individuals Eligible to Receive Awards	Percent of Outstanding Shares	Value of Benefits Based on Adjusted Maximum of Offering Range (Dollars in Thousands)
Employee stock ownership plan	All employees	3.92%	$2,592
Stock awards	Directors, officers and employees	1.96	1,296
Stock options	Directors, officers and employees	4.90	1,118	(1)

Total		10.78%	$5,006

(1)

The fair value of stock options has been estimated at $3.45 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; no dividend yield; expected option life of 5 years; risk free interest rate of 1.45%; and a volatility rate of 23.74% based on an index of publicly traded savings institutions.

The actual value of the shares of restricted common stock awarded under the stock-based benefit plan would be based on the price of CFSB Bancorp, Inc.’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted common stock to be available for award and issuance under the stock-based benefit plan, assuming receipt of stockholder approval and that the shares are awarded in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	83,300 Shares Awarded at Minimum of Offering Range	98,000 Shares Awarded at Midpoint of Offering Range	112,700 Shares Awarded at Maximum of Offering Range	129,605 Shares Awarded at Adjusted Maximum of Offering Range
(Dollars in thousands, except share price information)
$ 8.00	$666	$784	$902	$1,037
$10.00	$833	$980	$1,127	$1,296
$12.00	$1,000	$1,176	$1,352	$1,555
$14.00	$1,166	$1,372	$1,578	$1,814

The grant-date fair value of the options granted under the stock-based benefit plan will be based in part on the price of shares of CFSB Bancorp, Inc.’s common stock at the time the options are granted. The value will also depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plan, assuming receipt of stockholder approval, using a Black-Scholes option pricing model, and assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Market/Exercise Price	Grant-Date Fair Value Per Option	208,250 Options at Minimum of Offering Range	245,000 Options at Midpoint of Offering Range	281,750 Options at Maximum of Offering Range	324,013 Options at Adjusted Maximum of Offering Range
(Dollars in thousands, except market/exercise price and fair value information)
$ 8.00	$2.76	$575	$676	$778	$894
$10.00	$3.45	$718	$845	$972	$1,118
$12.00	$4.14	$862	$1,104	$1,166	$1,341
$14.00	$4.83	$1,006	$1,183	$1,361	$1,565

Restrictions on the Acquisition of CFSB Bancorp, Inc. and Colonial Federal Savings Bank

Federal regulations, as well as provisions contained in the charter and bylaws of Colonial Federal Savings Bank and CFSB Bancorp, Inc., restrict the ability of any person, firm or entity to acquire CFSB Bancorp, Inc., Colonial Federal Savings Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Federal Reserve Board and/or the Office of the Comptroller of the Currency before acquiring in excess of 10% of the voting stock of CFSB Bancorp, Inc. or Colonial Federal Savings Bank, as well as a provision in each of CFSB Bancorp, Inc.’s and Colonial Federal Savings Bank’s respective charters that generally provides that for a period of five years from the closing of the offering, no person, other than 15 Beach, MHC, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of CFSB Bancorp, Inc. or Colonial Federal Savings Bank held by persons other than 15 Beach, MHC, and, with respect to Colonial Federal Savings Bank, other than CFSB Bancorp, Inc., and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Because a majority of the shares of outstanding common stock of CFSB Bancorp, Inc. must be owned by 15 Beach, MHC, any acquisition of CFSB Bancorp, Inc. must be approved by 15 Beach, MHC. Furthermore, 15 Beach, MHC would not be required to pursue or approve a sale of CFSB Bancorp, Inc. even if such sale were favored by a majority of CFSB Bancorp, Inc.’s public stockholders. Finally, although a mutual holding company may be acquired by a mutual institution or another mutual holding company in what is known as a “remutualization” transaction, current regulatory policy may make such transactions unlikely because of the heightened regulatory scrutiny given to the structure and pricing of such transactions. Specifically, current regulatory policy views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity, and raising issues concerning the effect on the mutual members of the acquiring entity. As a result, a remutualization transaction for CFSB Bancorp, Inc. is unlikely unless the applicant can clearly demonstrate that the regulatory concerns are not warranted in the particular case.

Proposed Stock Purchases by Management

CFSB Bancorp, Inc.’s directors and executive officers and their associates are expected to purchase, for investment purposes, approximately 146,000 shares of common stock in the offering, which represents 8.0% of the shares to be offered for sale to the public and contributed to the charitable foundation, and 3.4% of the total shares to be outstanding after the offering (including shares sold to the public, contributed to the charitable foundation and owned by 15 Beach, MHC), each at the minimum of the offering range, respectively. Like all of our eligible depositor purchasers, our directors and executive officers and their associates have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of reorganization.

The plan of reorganization provides that the aggregate number of shares acquired in the offering by our directors and executive officers (and their associates) may not exceed 29% of the outstanding shares held by persons other than 15 Beach, MHC, except with the approval of federal regulators. Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the offering range is reached.

Conditions to Completing the Reorganization and Offering

We cannot complete the reorganization and offering unless:

•	we sell at least 1,827,500 shares, the minimum of the offering range;

•	the members of Colonial Federal Savings Bank vote to approve the reorganization and offering; and

•

we receive final approval from the Federal Reserve Board to complete the reorganization and offering, as well as any additional required approvals from the Office of the Comptroller of the Currency and the FDIC.

Federal Reserve Board, Office of the Comptroller of the Currency or FDIC approval does not constitute a recommendation or endorsement of an investment in our stock.

Possible Conversion of 15 Beach, MHC to Stock Form

In the future, 15 Beach, MHC may convert from the mutual to stock form of ownership, in a transaction commonly referred to as a “second-step conversion.” In a second-step conversion, members of 15 Beach, MHC would have subscription rights to purchase common stock of CFSB Bancorp, Inc. or its successor, and the public stockholders of CFSB Bancorp, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted 15 Beach, MHC. This percentage may be adjusted to reflect any assets owned by 15 Beach, MHC.

Our board of directors has no current plans to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of holders of a majority of the outstanding shares of CFSB Bancorp, Inc. common stock (excluding shares held by 15 Beach, MHC) and the approval of the depositor members of 15 Beach, MHC. Public stockholders will not be able to force a merger or second-step conversion transaction of 15 Beach, MHC without the consent of 15 Beach, MHC since such transactions would require the approval of a majority of the outstanding shares of CFSB Bancorp, Inc.’s common stock.

Delivery of Prospectus

To ensure that each person receives a prospectus at least 48 hours before the deadline for orders for common stock, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or stock order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at     :00 p.m., Eastern Time, on [EXP DATE], whether or not we have been able to locate each person entitled to subscription rights.

Our Contribution of Cash and Shares of Common Stock to the Charitable Foundation

To further our commitment to our local community, we intend to establish and fund a charitable foundation as part of the reorganization and offering. Assuming we receive regulatory and member approval, we intend to contribute to the charitable foundation $250,000 in cash and 2.0% of our outstanding shares, or 100,000 shares of our common stock at the midpoint of the offering range (for an aggregate contribution of $1,250,000, at the midpoint of the offering range, based on the $10.00 per share offering price). As a result of the contribution, we expect to record an after-tax expense of approximately $937,000, at the midpoint of the offering range, during the quarter in which the reorganization and offering is completed.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The contribution of common stock and cash to the charitable foundation will:

•	with respect to the contribution of shares of common stock, dilute the voting interests of purchasers of shares of our common stock in the offering; and

•

result in an expense, and a reduction in capital, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, which we expect to be offset in part by a corresponding tax benefit.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the establishment and funding of the charitable foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see “Risk Factors —Risks Related to the Charitable Foundation —The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2022,” “Risk Factors —Risks Related to the Charitable Foundation —Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.”

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company, subject to any necessary regulatory approval. We expect trading in the stock to begin on the day of completion of the offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Tax Consequences

Colonial Federal Savings Bank and CFSB Bancorp, Inc. have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the reorganization, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by members upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by depositor members as a result of the exercise of the nontransferable subscription rights. Colonial Federal Savings Bank and CFSB Bancorp, Inc. have also received an opinion of Wolf & Company, P.C. regarding the material Massachusetts state tax consequences of the reorganization. As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to Colonial Federal Savings Bank, CFSB Bancorp, Inc. or persons eligible to subscribe in the subscription offering. See the section of this prospectus entitled “Taxation” for additional information regarding taxes.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—Risks Related to the Offering—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Regulation and Supervision—Emerging Growth Company Status.”

An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Important Risks in Owning CFSB Bancorp, Inc.’s Common Stock

An investment in our common stock involves substantial risks and uncertainties. Investors should carefully consider all of the information in this prospectus, including the detailed discussion of these and other risks under “Risk Factors” beginning on page [18], before investing in our common stock. Some of the more significant risks include the following:

•	The economic impact of the COVID-19 outbreak could adversely affect our financial condition and results of operations;

•	Almost all of our loans are secured by real estate, and a downturn in the local real estate market could negatively impact our profitability;

•

Our business strategy includes loan growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues;

•	If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease;

•	We intend to increase the origination of multi-family and commercial real estate loans. These loans involve credit risks that could adversely affect our financial condition and results of operations;

•

We depend on our management team and other key personnel to implement our business strategy and execute successful operations and we could be harmed by the loss of their services or the inability to hire additional personnel;

•

A continuation of the historically low interest rate environment and the possibility that we may access higher-cost funds to support our loan growth and operations may adversely affect our net interest income and profitability;

•	Future changes to interest rates could negatively affect our operating results and asset values;

•	Strong competition within our market area may limit our growth and profitability;

•	Our asset size may make it more difficult for us to compete;

•	Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations;

•	We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches;

•	Changes in accounting standards could affect reported earnings;

•	If management’s estimates and assumptions are incorrect, it may have a material impact on our consolidated financial statements and our financial condition or operating results;

•	The future price of our common stock may be less than the purchase price in the offering;

•	There will be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock;

•	Federal Reserve Board regulations and policy effectively prohibit 15 Beach, MHC from waiving the receipt of dividends, which will likely preclude us from paying any dividends on our common stock;

•	Our stock-based benefit plan will increase our expenses, which will reduce our net income; and

•	The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2022.

How You May Obtain Additional Information Regarding the Reorganization and Offering

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the reorganization and offering, please call the Stock Information Center at 1-(                    )     -                    . The Stock Information Center will be open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

RISK FACTORS

You should consider carefully the following risk factors, in addition to all other information in this prospectus,

in evaluating an investment in our common stock.

Risks Related to the COVID-19 Pandemic

The economic impact of the COVID-19 outbreak could adversely affect our financial condition and results of operations.

The COVID-19 pandemic caused significant economic dislocation in the United States as many state and local governments ordered non-essential businesses to close and residents to shelter in place at home. While most of these restrictions have been removed and businesses have begun to re-open, it is not clear when the pandemic will abate. In response to the COVID-19 outbreak, the Federal Reserve Board has reduced the benchmark federal funds rate to a target range of 0% to 0.25%, and the yields on 10- and 30-year treasury notes declined to historic lows. Certain federal and state agencies are requiring lenders to provide forbearance and other relief to borrowers (e.g., waiving late payment and other fees). The federal banking agencies have encouraged financial institutions to prudently work with affected borrowers and legislation has provided relief from reporting loan classifications due to modifications related to the COVID-19 outbreak. Limitations have been placed on foreclosures during the pandemic. We may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers and business partners.

Given the ongoing and dynamic nature of the pandemic, we cannot predict the full impact of the COVID-19 outbreak on our business and on our prospects. The extent of such impact will depend on future developments, which are highly uncertain, including when the pandemic can be controlled and abated and when and how the economy may be fully re-opened. As the result of the COVID-19 pandemic and the related adverse economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, prospects and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;

•

if the economy is unable to fully re-open, and higher levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	it may be challenging to grow our business if the recovery from the economic impact caused by COVID-19 is slow or unpredictable;

•	we rely on third-party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and

•	FDIC deposit insurance premiums may increase if the FDIC experiences increased resolution costs.

Moreover, our future success and profitability substantially depends on the management skills of our executive officers and directors, some of whom have held officer and director positions with us for many years. The unanticipated loss or unavailability of key employees due to the outbreak could harm our ability to operate our business or execute our business strategy. We may not be successful in finding and integrating suitable successors in the event of key employee loss or unavailability.

Any one or a combination of the factors identified above could negatively impact our business, financial condition and results of operations and prospects.

Risks Related to our Lending Activities

Almost all of our loans are secured by real estate, and a downturn in the local real estate market could negatively impact our profitability.

At June 30, 2021, approximately $174.4 million, or 98.8%, of our total loan portfolio, was secured by real estate, most of which is located in our primary lending market area of Norfolk and Plymouth Counties, Massachusetts and surrounding areas. Future declines in the real estate values in our primary lending markets and surrounding markets because of an economic downturn could significantly impair the value of the particular collateral securing our loans and our ability to sell the collateral upon foreclosure for an amount necessary to satisfy the borrower’s obligations to us. This could require increasing our allowance for loan losses to address the decrease in the value of the real estate securing our loans, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in our primary market area. Local economic conditions have a significant impact on our residential real estate and other types of lending, including, the ability of borrowers to repay these loans and the value of the collateral securing these loans.

Moreover, a significant decline in general economic conditions, caused by inflation, acts of terrorism, an outbreak of hostilities or other international or domestic calamities or other factors beyond our control could further impact these local economic conditions and could further negatively affect our financial performance. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on increasing our portfolio of commercial real estate loans, as well as any future credit deterioration, including as a result of COVID-19, could require us to increase our allowance for loan losses in the future. At June 30, 2021, our allowance for loan losses as a percentage of total loans was 0.98%. Material additions to our allowance would materially decrease our net income.

The Financial Accounting Standards Board has delayed the effective date of the implementation of Current Expected Credit Losses, or CECL, standard. CECL will be effective for CFSB Bancorp, Inc. on January 1, 2023. CECL will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for credit losses. This will change the current method of providing allowances for loan losses that are incurred or probable, which would likely require us to increase our allowance for credit losses, and to greatly increase the types of data we would need to collect and review to determine the appropriate level of the allowance for credit losses.

In addition, bank regulators periodically review our allowance for loan losses and, as a result of such reviews, we may be required to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.

We intend to increase the origination of multi-family and commercial real estate loans. These loans involve credit risks that could adversely affect our financial condition and results of operations.

At June 30, 2021, commercial real estate loans totaled $16.4 million, or 9.3% of our loan portfolio and multi-family real estate loans totaled $15.9 million, or 9.0% of our loan portfolio. Given their larger balances and the complexity of the underlying collateral, multi-family and commercial real estate loans generally have more risk than the owner-occupied one- to four-family residential real estate loans that we originate. Because the repayment of multi-family and commercial real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. The adverse effects of the COVID-19 pandemic could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. If we foreclose on these loans, our holding period for the collateral typically is longer than for a one- to four-family residential property because there are fewer potential purchasers of the collateral. In addition, multi-family and commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential loans. Accordingly, charge-offs on multi-family and commercial real estate loans may be larger on a per loan basis than those incurred by our one- to four-family residential real estate or consumer loan portfolios.

As our commercial and multi-family real estate loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase, which would adversely affect our business, financial condition and results of operations.

Our non-owner-occupied one- to four-family residential real estate loans may expose us to increased credit risk.

At June 30, 2021, $20.5 million, or 11.6% of our total loan portfolio, consisted of loans secured by non-owner-occupied one- to four-family residential real estate properties. At June 30, 2021, all of our non-owner-occupied one- to four-family residential real estate loans were performing in accordance with their repayment terms. One- to four-family residential loans secured by non-owner-occupied properties generally expose a lender to greater risk of non-payment and loss than loans secured by owner-occupied properties because repayment of such loans depend primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. In addition, the physical condition of non-owner-occupied properties may be below that of owner-occupied properties due to lenient property maintenance standards that negatively impact the value of the collateral properties.

Risks Related to our Business Strategy

Our business strategy includes loan growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

Our business strategy primarily focuses on loan growth, funded by deposits. Achieving such growth may require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, the level of competition from other financial institutions in our market area and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Furthermore, there can be considerable costs involved in opening branches and expanding lending capacity, and generally a period of time is required to generate the necessary revenues to offset these costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in the opening of new branches.

A significant percentage of our assets is invested in securities, which typically have a lower yield than our loan portfolio.

Our results of operations depend substantially on our net interest income. At June 30, 2021, 43.6% of our assets were invested in investment securities and cash and cash equivalents. These investments yield substantially less than the loans we hold in our portfolio. While we intend to invest a greater proportion of our assets in loans with the goal of increasing our net interest income, we may not be able to increase originations of loans that are acceptable to us. Further, at June 30, 2021, $105.1 million, or 87.9%, of our securities portfolio was designated a held to maturity. As a result, we are unable to sell these securities to respond to changes in interest rates that may occur in the future.

We depend on our management team and other key personnel to implement our business strategy and execute successful operations and we could be harmed by the loss of their services or the inability to hire additional personnel.

We depend on the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess substantial expertise, extensive knowledge of our markets and key business relationships. Any one of them could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

Risks Related to Market Interest Rates

A continuation of the historically low interest rate environment and the possibility that we may access higher-cost funds to support our loan growth and operations may adversely affect our net interest income and profitability.

In recent years, the Federal Reserve Board’s policy has been to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. Our ability to reduce our interest expense may be limited at current interest rate levels while the average yield on our interest-earning assets may continue to decrease, and our interest expense may increase as we access non-core funding sources or increase deposit rates to fund our operations. A continuation of a low interest rate environment or an increase in our cost of funds may adversely affect our net interest margin and net interest income, which would have an adverse effect on our profitability.

Future changes in interest rates could negatively affect our operating results and asset values.

Net income is the amount by which net interest income and non-interest income exceed non-interest expense and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This is exacerbated due to our historical focus on one- to four-family residential real estate loans, the substantial majority of which have fixed interest rates. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. Furthermore, increases in interest rates may adversely affect our ability to originate loans and/or the ability of our borrowers to make loan repayments on adjustable-rate loans, as the interest owed on such loans would increase as interest rates increase. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable securities are called, requiring us to reinvest those cash flows at lower interest rates.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A decline in interest rates generally results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions that originate longer-term, fixed-rate mortgage loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and ultimately affect our earnings.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets and liabilities (our economic value of equity or “EVE”) and our net interest income would change in the event of a range of assumed changes in market interest rates. As of June 30, 2021, in the event of an instantaneous 100 basis point increase in interest rates, we estimate that we would experience a 4.7% decrease in EVE and a 3.4% increase in net interest income. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Colonial Federal Savings Bank—Management of Market Risk.”

Risks Related to Competitive Matters

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and securities brokerage firms and unregulated or less regulated non-banking entities, operating locally and elsewhere. Many of these competitors have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. In addition, some of our competitors offer loans with lower interest rates on more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. Our profitability depends upon our continued ability to successfully compete in our market area.

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks, such as financial technology companies, securities companies and specialty finance companies to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can. We expect competition to increase in the future because of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. For additional information see “Business of Colonial Federal Savings Bank—Market Area” and “—Competition.”

Our asset size may make it more difficult for us to compete.

Our asset size may make it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful non-interest income from non-traditional banking activities. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Risks Related to Laws and Regulations

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Colonial Federal Savings Bank is subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency, and CFSB Bancorp, Inc. will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors and borrowers of Colonial Federal Savings Bank, rather than for our stockholders.

Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations.

The Federal Reserve Board may require us to commit capital resources to support Colonial Federal Savings Bank, and we may not have sufficient access to such capital resources.

Federal law requires that a holding company act as a source of financial and managerial strength to its subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve Board may require a holding company to make capital injections into a troubled subsidiary bank and may charge the holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to attempt to borrow the funds or raise capital. Any loans by a holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the institution’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by CFSB Bancorp, Inc.to make a required capital injection becomes more difficult and expensive and could have an adverse effect on our business, financial condition and results of operations. Moreover, it is possible that we will be unable to borrow funds when we need to do so.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We can remain an “emerging growth company” for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (3) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

As a result, our stockholders may not have access to certain information they may deem important, and investors may find our common stock less attractive if we choose to rely on these exemptions. This could result in a less active trading market for our common stock and the price of our common stock may be more volatile.

We qualify as a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to smaller reporting companies could make our common stock less attractive to investors.

We are a smaller reporting company, and, for as long as we continue to qualify as a smaller reporting company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to smaller reporting companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and two years of audited financial statements in our annual report instead of three years. As long as we are not an accelerated filer, we will not be subject to Section 404(b) of the Sarbanes-Oxley Act, which requires that our independent registered public accountants review and attest as to the effectiveness of our internal control over financial reporting. In addition, as a non-accelerated filer, we will have longer deadlines to file our periodic reports with the Securities and Exchange Commission.

We would remain a smaller reporting company and a non-accelerated filer for so long as our voting and non-voting equity held by non-affiliates (“public float”) is less than $250 million or our annual revenues are less than $100 million and our public float is less than $700 million. Public float is determined each year as of the end of a company’s second fiscal quarter applicable at the end of the fiscal year involved.

As a result of our smaller reporting company and non-accelerated filer status, our stockholders may not have access to certain information they may deem important, and investors may find our common stock less attractive if we choose to rely on these exemptions. This could result in a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to Operational Matters

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

We rely on third-party vendors, which could expose us to additional cybersecurity risks.

Third-party vendors provide key components of our business infrastructure, including certain data processing and information services. Accordingly, our operations are exposed to risk that these vendors will not perform in accordance with our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

We may be subject to risks and losses resulting from fraudulent activities that could adversely impact our financial performance and results of operations.

As a bank, we are susceptible to fraudulent activity that may be committed against us or our clients, which may result in financial losses or increased costs to us or our clients, disclosure or misuse of our information or our client information, misappropriation of assets, privacy breaches against our clients, litigation or damage to our reputation. We are most susceptible to fraud and compliance risk in connection with the origination of loans, automated clearing house transactions, wire transactions, automated teller machine transactions, checking transactions, and debit cards that we have issued to our customers and through our online banking portals.

We maintain a system of internal controls and insurance coverage to mitigate against such risks, including data processing system failures and errors, and customer fraud. If our internal controls fail to prevent or detect any such occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition and results of operations.

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. The obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Risks Related to Accounting Matters

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that govern the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

If management’s estimates and assumptions are incorrect, it may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus as well as periodic reports we will be required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. The most significant areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses.

Other Risks Related to Our Business

Legal and regulatory proceedings and related matters could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial costs and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, brand or image, or our financial condition and results of our operations.

Societal responses to climate change could adversely affect our business and performance, including indirectly through impacts on our customers.

Concerns over the long-term effects of climate change have led and will continue to lead to governmental efforts around the world to mitigate those impacts. Consumers and businesses also may voluntarily change their behavior as a result of these concerns. We and our customers will need to respond to new laws and regulations as well as consumer and business preferences resulting from climate change concerns. We and our customers may face cost increases, asset value reductions and operating process changes. The impact on our customers will likely vary depending on their specific attributes, including reliance on or role in carbon intensive activities. Among the impacts to us could be a drop in demand for our products and services, particularly in certain sectors. In addition, we could face reductions in creditworthiness on the part of some customers or in the value of assets securing loans. Our efforts to take these risks into account in making lending and other decisions, including by increasing our business with climate-friendly companies, may not be effective in protecting us from the negative impact of new laws and regulations or changes in consumer or business behavior.

We are a community bank and our ability to maintain our reputation is critical to the success of our business, and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees or by retaining, appointing or electing directors who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and employees. If our reputation is negatively affected by the actions of our employees or directors, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and, therefore, our operating results may be materially adversely affected.

Risks Related to the Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering. The purchase price in the offering is based upon an independent third-party appraisal of the pro forma market value of CFSB Bancorp, Inc., pursuant to federal banking regulations and subject to review and approval by the Federal Reserve Board. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations may not be related to the operating performance of particular companies whose shares are traded.

Persons who purchase stock in the offering will own a minority of CFSB Bancorp, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders.

Public stockholders will own a minority of the outstanding shares of CFSB Bancorp, Inc.’s common stock. As a result, stockholders other than 15 Beach, MHC will not be able to exercise voting control over most matters put to a vote of stockholders. 15 Beach, MHC will own a majority of CFSB Bancorp, Inc.’s common stock after the reorganization and offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who manage Colonial Federal Savings Bank will also manage CFSB Bancorp, Inc. and 15 Beach, MHC. The board of directors and officers of 15 Beach, MHC must ensure that the interests of depositors of Colonial Federal Savings Bank (as members of 15 Beach, MHC) are represented and considered in matters put to a vote of stockholders of CFSB Bancorp, Inc. Therefore, 15 Beach, MHC may take action that the public stockholders believe to be contrary to their interests. For example, 15 Beach, MHC may exercise its voting control to defeat a stockholder nominee for election to the board of directors of CFSB Bancorp, Inc.

In addition, stockholders will not be able to force a merger or second-step conversion transaction without the consent of 15 Beach, MHC since such transactions also require the approval of a majority of all of the outstanding voting stock of CFSB Bancorp, Inc., which can only be achieved if 15 Beach, MHC votes to approve such transactions. Some stockholders may desire a sale or merger transaction, since stockholders typically receive a premium for their shares, or a second-step conversion transaction, since, on a fully converted basis, most full stock institutions tend to trade at higher multiples than mutual holding companies. Stockholders could, however, prevent a second-step conversion or the implementation of equity incentive plans because under current regulations and policies, such matters also require the separate approval of the stockholders other than 15 Beach, MHC.

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $8.4 million and $11.6 million of the net proceeds of the offering (or $13.5 million at the adjusted maximum of the offering range) in Colonial Federal Savings Bank. We also expect to use a portion of the net proceeds we retain to fund a loan for the purchase of shares of common stock in the offering by our employee stock ownership plan. We may use the remaining net proceeds to invest in short-term and other investments and for other general corporate purposes, including the repurchase of shares of our common stock. Colonial Federal Savings Bank intends to use the net proceeds it receives to fund new loans, enhance existing products and services, invest in securities, expand its banking franchise by acquiring other financial institutions as opportunities arise, or for other general corporate purposes. However, with the exception of the loan to the employee stock ownership plan and the contribution to the charitable foundation, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as acquiring other financial institutions may require the approval of the Office of the Comptroller of the Currency or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at a time that is most beneficial to CFSB Bancorp, Colonial Federal Savings Bank or our stockholders.

There will be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be traded on the Nasdaq Capital Market, subject to completion of the offering and compliance with certain conditions. Piper Sandler has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so or to continue to do so once trading begins. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, will be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

The capital we raise in the stock offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to remain relatively low until we are able to implement our business plan and leverage the additional capital we receive from the offering. Although we anticipate increasing net interest income using proceeds of the offering, our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plan we intend to adopt. Until we can implement our business plan and increase our net interest income through investment of the proceeds of the offering, we expect our return on equity to remain relatively low compared to our peer group, which may reduce the value of our shares.

Federal Reserve Board regulations and policy effectively prohibit 15 Beach, MHC from waiving the receipt of dividends, which will likely preclude us from paying any dividends on our common stock.

CFSB Bancorp, Inc.’s board of directors will have the authority to declare dividends on our common stock subject to statutory and regulatory requirements. We currently intend to retain all our future earnings, if any, for use in our business and do not expect to pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be made by our board of directors and will depend upon our financial condition, results of operations, capital requirements, restrictions under Federal Reserve Board regulations and policy, our business strategy and other factors that our board of directors deems relevant.

Under Federal Reserve Board regulations and policy, if CFSB Bancorp, Inc. pays dividends to its public stockholders, it also would be required to pay dividends to 15 Beach, MHC, unless 15 Beach, MHC waives the receipt of such dividends. Federal Reserve Board regulations implemented after the enactment of the Dodd–Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) effectively prohibit federally-chartered mutual holding companies from waiving dividends declared by their subsidiaries. See “Supervision and Regulation—Holding Company Regulation—Waivers of Dividends by 15 Beach, MHC” for a further discussion of the applicable requirements related to the potential waiver of dividends by a mutual holding company. Moreover, since CFSB Bancorp, Inc. will sell only a minority of its shares to the public and will contribute the remaining shares to 15 Beach, MHC, CFSB Bancorp, Inc. will raise significantly less capital than would have been the case if it sold all its shares to the public. As a result, paying dividends to 15 Beach, MHC, which is an entity that will not be paying for the shares of CFSB Bancorp, Inc. common stock it receives in connection with the offering, may be inequitable to public stockholders and not in their best financial interests. Therefore, unless Federal Reserve Board regulations and policy change by allowing 15 Beach, MHC to waive the receipt of dividends declared by CFSB Bancorp, Inc. without diluting minority stockholders, it is unlikely that CFSB Bancorp, Inc. will pay any dividends.

Our stock-based benefit plan will increase our expenses, which will reduce our net income.

We intend to implement a stock-based benefit plan after the offering, subject to stockholder approval, which would increase our annual compensation and benefit expenses related to stock options and stock awards granted to participants under the stock-based benefit plan. The amount of these stock-related compensation and benefit expenses would depend on the number of options and stock awards granted, the fair value of the options and our stock on the date of grant, the vesting period, and other factors that we cannot predict at this time. If we implement stock-based benefit plan within 12 months following the completion of the reorganization and offering, the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plan would be limited to 1.96% and 4.90%, respectively, of the outstanding shares of common stock of CFSB Bancorp, Inc. at the completion of the reorganization and offering (including shares issued to 15 Beach, MHC and shares contributed to the foundation). If we award restricted shares of common stock or grant options in excess of these amounts under a stock-based benefit plan implemented more than 12 months after the completion of the offering, our expenses would increase further.

We anticipate that our employee stock ownership plan will purchase 3.92% of our outstanding shares (including shares issued to 15 Beach, MHC and shares contributed to the foundation). The cost of acquiring the shares of common stock for the employee stock ownership plan is estimated to be between $1.7 million at the minimum of the offering range and $2.6 million at the adjusted maximum of the offering range (assuming we are able to purchase all of such shares in the offering). We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

The estimated expense in the first year following the offering for shares purchased in the offering (or in the after-market if the offering is oversubscribed by the eligible account holders) by our employee stock ownership plan and for a stock-based benefit plan implemented within one year after the offering, subject to receipt of stockholder approval, is approximately $587,000 ($482,000 after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share offering price as fair market value. Actual expense may be higher if the price of our common stock at the time the shares are allocated or awarded is greater than $10.00 per share. For further discussion of our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Stock Offering.”

The implementation of a stock-based benefit plan is likely to dilute your ownership interest.

We intend to adopt a stock-based benefit plan, which will allow participants to be awarded shares of common stock (at no cost to them) and/or options to purchase shares of our common stock, following the offering. If this stock-based benefit plan is funded solely from the issuance of authorized but unissued shares of common stock, stockholders would experience a reduction in ownership interest totaling 6.42%. Although the implementation of a stock-based benefit plan will be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions or mutual holding company reorganizations have been approved by stockholders.

We have not determined the timing of the adoption of stock-based benefit plan following the stock offering. Stock-based benefit plans adopted more than one year following the completion of the reorganization and offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would increase our expenses and the dilution to other stockholders.

If we adopt a stock-based benefit plan within one year following the completion of the reorganization and offering, then we may grant shares of common stock or stock options under our stock-based benefit plan for up to 4.90% and 1.96%, respectively, of the outstanding shares of common stock of CFSB Bancorp, Inc. at the completion of the offering (including shares issued to 15 Beach, MHC and contributed to the charitable foundation). The amount of stock awards and stock options available for grant under the stock-based benefit plan may exceed these amounts, provided the stock-based benefit plan is adopted more than one year following the offering. Although the implementation of stock-based benefit plan will be subject to stockholder approval, the determination as to the timing of the implementation of such plan will be at the discretion of our board of directors. A stock-based benefit plan that provides for awards in excess of these amounts would increase our expenses beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses, which will reduce our net income.” A stock-based benefit plan that provides for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of a stock-based benefit plan is likely to dilute your ownership interest.”

Various factors may make takeover attempts more difficult to achieve.

Stock banks or their holding companies, as well as individuals, may not acquire control of a mutual holding company, such as CFSB Bancorp. As a result, the only persons that may acquire control of a mutual holding company are other mutual savings institutions or mutual holding companies. Accordingly, it is very unlikely that CFSB Bancorp, Inc. would be subject to any takeover attempt by activist stockholders or other financial institutions. There also are provisions in our charter and bylaws that may be used to delay or block a takeover attempt, including a provision that prohibits any person, other than 15 Beach, MHC, from voting more than 10% of the shares of common stock outstanding. In addition, federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of CFSB Bancorp, Inc. without our board of directors’ prior approval.

Under Federal Reserve Board regulations, for a period of three years following completion of the offering, no person may directly or indirectly acquire or offer to acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. In addition, under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board before acquiring control of a savings and loan holding company. Acquisition of 10% or more of any class of voting stock of a savings and loan holding company creates a rebuttable presumption that the acquirer “controls” the savings and loan holding company. Also, a savings and loan holding company must obtain the prior approval of the Federal Reserve Board before, among other things, acquiring direct or indirect ownership or control of more than 5% of any class of voting shares of any financial institution holding company or bank, including Colonial Federal Savings Bank.

In addition, a section in CFSB Bancorp, Inc.’s charter provides that for a period of five years from the closing of the offering, no person, other than 15 Beach, MHC, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of CFSB Bancorp, Inc. held by persons other than 15 Beach, MHC, and that any shares acquired in excess of this limit will not be entitled to be voted and will not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Taken as a whole, these statutory provisions and provisions in our articles of incorporation and bylaws make it very difficult for any potential acquiror from acquiring control of CFSB Bancorp, Inc. without the approval of our board of directors, which could adversely affect the market price of our common stock.

For additional information, see “Restrictions on the Acquisition of CFSB Bancorp, Inc. and Colonial Federal Savings Bank” “Management—Agreements and Benefit Plans” and “—Benefits to be Considered Following Completion of the Stock Offering.”

You may not revoke your decision to purchase CFSB Bancorp, Inc. common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the reorganization and offering, including any extension of the expiration date and consummation of a syndicated offering. Because completion of the reorganization and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, LC., among other factors, there may be one or more delays in completing the reorganization and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond [EXT DATE 1], or the number of shares to be sold in the offering is increased to more than 2,843,375 shares or decreased to fewer than 1,827,500 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to certain current or former depositors of Colonial Federal Savings Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel, Luse Gorman, PC, that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

Risks Related to the Charitable Foundation

The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2022.

We intend to establish and fund a new charitable foundation in connection with the reorganization and offering. We intend to contribute $250,000 in cash and 2.0% of our outstanding shares, or 100,000 shares at the midpoint of the offering range (for an aggregate contribution of $1,250,000, at the midpoint of the offering range, based on the $10.00 per share offering price) to this charitable foundation. The contribution will have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution is expected to reduce net income in the year of the contribution by approximately $937,000, at the midpoint of the offering range. Our 2021 net income was $1.4 million.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

We may not have sufficient profits to be able to fully use the tax deduction from our contribution to the charitable foundation. Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (generally income before federal income taxes and charitable contributions expense) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period and expires thereafter.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected historical financial and other data for Colonial Federal Savings Bank at the dates and for the periods indicated. It is only a summary and it should be read in conjunction with the business and financial information contained elsewhere in this prospectus, including the consolidated financial statements beginning on page F-1. The information at June 30, 2021 and 2020 and for the years ended June 30, 2021 and 2020 is derived in part from the audited financial statements appearing elsewhere in this prospectus.

	At June 30,
	2021	2020

	(In thousands)
Selected Financial Condition Data:
Total assets	$338,854	$332,966
Cash and cash equivalents	40,678	37,364
Securities available-for-sale	2,294	403
Securities held-to-maturity	105,114	92,066
Loans receivable, net	174,433	186,839
Bank-owned life insurance	9,250	9,015
Deposits	284,634	277,468
FHLB advances	918	3,721
Total retained earnings	48,645	47,246

	For the Years Ended June 30,
	2021	2020

	(In thousands)
Selected Operating Data:
Interest and dividend income	$9,482	$10,370
Interest expense	2,076	2,715

Net interest income	7,406	7,655
Provision for loan losses	60	50

Net interest income after provision for loan losses	7,346	7,605
Non-interest income	643	648
Non-interest expense	6,351	6,252

Income before income taxes	1,638	2,001
Provision for income taxes	246	278

Net income	$1,392	$1,723

	At or For the Years Ended June 30,
	2021	2020
Performance Ratios:
Return on average assets	0.42%	0.55%
Return on average equity	2.91%	3.72%
Interest rate spread(1)	2.13%	2.29%
Net interest margin(2)	2.31%	2.53%
Non-interest expense to average assets	1.91%	1.99%
Efficiency ratio(3)	78.90%	75.30%
Average interest-earning assets to average interest-bearing liabilities	128.21%	127.02%
Average equity to average assets	14.35%	14.73%

Capital Ratios:
Total capital to risk-weighted assets	29.70%	30.00%
Tier 1 capital to risk-weighted assets	28.70%	29.00%
Common equity tier 1 capital to risk-weighted assets	28.70%	29.00%
Tier 1 capital to average assets	14.40%	14.60%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.98%	0.88%
Allowance for loan losses as a percentage of non-performing loans	NM	NM
Net (charge-offs) recoveries to average outstanding loans during the year	—%	—%
Non-performing loans as a percentage of total loans	—%	—%
Non-performing loans as a percentage of total assets	—%	—%
Total non-performing assets as a percentage of total assets	—%	—%

Other:
Number of offices(4)	4	4
Number of full-time equivalent employees	31	29

(1)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Includes one limited service branch office.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	conditions relating to the COVID-19 pandemic, including the severity and duration of the associated economic slowdown either nationally or in our market areas, that are worse than expected;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategy;

•	competition among depository and other financial institutions;

•

inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;

•	adverse changes in the securities or secondary mortgage markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third-party providers to perform as expected;

•	a failure or breach of our operational or security systems or infrastructure, including cyberattacks;

•	our ability to manage market risk, credit risk and operational risk;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•

our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	our compensation expense associated with equity allocated or awarded to our employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 18.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $16.9 million and $23.2 million, or $26.9 million if the offering is increased by 15%.

CFSB Bancorp, Inc. intends to distribute the net proceeds from the offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	1,827,500 Shares at Minimum of Offering Range		2,150,000 Shares at Midpoint of Offering Range		2,472,500 Shares at Maximum of Offering Range		2,843,375 Shares at Adjusted Maximum of Offering Range (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds

	(Dollars in thousands)
Offering proceeds	$18,275		$21,500		$24,725		$28,434
Less: estimated offering expenses	(1,401)		(1,441)		(1,480)		(1,526)

Net offering proceeds	$16,874	100.00%	$20,059	100.00%	$23,245	100.00%	$26,908	100.00%

Less:
Contribution to Colonial Federal Savings Bank	$8,437	50.0	$10,030	50.0	$11,623	50.0	$13,454	50.0
Contribution to 15 Beach, MHC	100	0.6	100	0.5	100	0.4	100	0.4
Cash contribution to foundation	250	1.5	250	1.2	250	1.1	250	0.9
Loan to employee stock ownership plan (2)	1,666	9.9	1,960	9.8	2,254	9.7	2,592	9.6

Proceeds retained by CFSB Bancorp, Inc.	$6,421	38.1%	$7,719	38.5%	$9,018	38.8%	$10,512	39.1%

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

The employee stock ownership plan (“ESOP”) will purchase 3.92% of our outstanding shares (including shares issued to 15 Beach, MHC and shares contributed to the charitable foundation) with the ESOP obtaining the funds to purchase the shares from a loan made available by CFSB Bancorp, Inc. to the ESOP. The loan will be repaid principally through Colonial Federal Savings Bank’s contribution to the ESOP over the anticipated 25-year term of the loan. The interest rate for the ESOP loan is expected to be equal to the prime rate, as published in The Wall Street Journal, on the closing date of the reorganization and offering.

The net proceeds may vary because total expenses relating to the reorganization and offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and the community offering. See “The Reorganization and Offering—Plan of Distribution and Marketing Arrangements” for a discussion of fees to be paid in the event that shares are sold in a syndicated community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Colonial Federal Savings Bank’s deposits. Colonial Federal Savings Bank will receive at least 50% of the net proceeds of the offering.

Use of Proceeds Retained by CFSB Bancorp, Inc.

CFSB Bancorp, Inc.:

•

intends to initially deposit a portion of the net proceeds of the offering at Colonial Federal Savings Bank and invest the remaining net proceeds in securities, including securities issued by the U.S. government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy. See “Business of Colonial Federal Savings Bank—Investment Activities;”

•

may, in the future, use a portion of the proceeds that it retains to repurchase shares of our common stock, although under federal regulations we may not repurchase shares of our common stock during the first year following the reorganization and offering, except to fund a stock-based benefit plan or when extraordinary circumstances exist with prior regulatory approval;

•

may, in the future, use a portion of the proceeds that it retains to finance acquisitions of financial institutions, or branches thereof, or other financial services businesses, or to expand through de novo branching, although no specific transactions are being considered at this time and no specific expansion is being considered at this time; and

•	expects to use the proceeds that it retains from time to time for other general corporate purposes.

Use of Proceeds Received by Colonial Federal Savings Bank

Colonial Federal Savings Bank:

•	intends to use a portion of the proceeds received to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

•

intends to use a portion of the proceeds received to fund new one- to four-family residential mortgage loans and multi-family and commercial real estate loans and, to a lesser extent, other loans, in accordance with our business plan and lending guidelines. See “Business of Colonial Federal Savings Bank—Lending Activities;”

•

may use a portion of the proceeds received to support new loan, deposit and other financial products and services if our board of directors determines that such products will help us compete more effectively in our market area or increase our financial performance;

•

may invest a portion of the proceeds received in securities issued by the U.S. government and its agencies or government sponsored enterprises, mortgage-backed securities, municipal and corporate bonds and other securities as permitted by our investment policy. See “Business of Colonial Federal Savings Bank—Investment Activities;”

•

may, in the future, use a portion of the proceeds received to expand our retail banking franchise, by acquiring other financial institutions, branch offices or other financial services businesses, or establishing new branches, although no specific transactions are being considered at this time; and

•	expects to use the proceeds received from time to time for other general corporate purposes.

The use of the proceeds by CFSB Bancorp, Inc. and Colonial Federal Savings Bank may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

We do not currently intend to pay dividends on our common stock following completion of the offering. In the event that we do determine to pay dividends in the future, the payment and amount of any dividends will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; the Federal Reserve Board’s current regulations restricting the waiver of dividends by mutual holding companies; statutory and regulatory limitations; and general economic conditions.

The Federal Reserve Board has issued a policy statement providing that dividends should be paid only out of current earnings and only if our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition. Regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate or earnings retention is inconsistent with its capital needs and overall financial condition.

CFSB Bancorp, Inc. will file a consolidated federal tax return with Colonial Federal Savings Bank. Accordingly, it is anticipated that any cash distributions that CFSB Bancorp, Inc. makes to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to regulations of the Federal Reserve Board, during the three-year period following the completion of the reorganization and offering, CFSB Bancorp, Inc. will not take any action to declare an extraordinary dividend to its stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our charter, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of CFSB Bancorp, Inc.—Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from Colonial Federal Savings Bank, because initially we will have no source of income other than dividends from Colonial Federal Savings Bank and earnings from the investment of the net proceeds from the sale of shares of common stock retained by CFSB Bancorp, Inc. and interest payments received in connection with the loan to the employee stock ownership plan. Regulations of the Federal Reserve Board and the Office of the Comptroller of the Currency impose limitations on “capital distributions” by savings institutions. See “Regulation and Supervision—Federal Banking Regulation—Capital Distributions.”

Any payment of dividends by Colonial Federal Savings Bank to CFSB Bancorp, Inc. that would be deemed to be drawn out of Colonial Federal Savings Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Colonial Federal Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Colonial Federal Savings Bank does not intend to make any distribution to CFSB Bancorp, Inc. that would create such a federal tax liability. See “Taxation.”

If CFSB Bancorp, Inc. pays dividends to its stockholders, it will likely pay dividends to 15 Beach, MHC. The Federal Reserve Board’s current regulations significantly restrict the ability of mutual holding companies organized after December 1, 2009 to waive dividends declared by their subsidiaries. Accordingly, we do not currently anticipate that 15 Beach, MHC will waive dividends paid by CFSB Bancorp, Inc. See “Risk Factors—Risks Related to the Offering—Under current law, if we declare dividends on our common stock, 15 Beach, MHC will be restricted from waiving the receipt of dividends” and “Supervision and Regulation—Federal Banking Regulation—Waivers of Dividends by 15 Beach, MHC.”

MARKET FOR THE COMMON STOCK

CFSB Bancorp, Inc. is a to-be-formed company and has never issued capital stock. Colonial Federal Savings Bank, as a mutual institution, has never issued capital stock. Accordingly, there is no established market for our common stock. CFSB Bancorp, Inc. expects that its common stock will be quoted on the Nasdaq Capital Market under the symbol “[ticker]” upon completion of the offering, including the presence of at least three registered and active market makers. Pier Sandler has advised us that it intends to make a market in shares of our common stock following the offering, but it is not obligated to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this offering should have long-term investment intent and should recognize that there may be a limited trading market in the common stock. This may make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2021, Colonial Federal Savings Bank exceeded all applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth, at June 30, 2021, the historical equity capital and regulatory capital and the pro forma equity capital and regulatory capital of Colonial Federal Savings Bank after giving effect to the sale of shares of common stock at $10.00 per share. The tabular data assumes the receipt by Colonial Federal Savings Bank of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Colonial Federal Savings Bank Historical at June 30, 2021		Pro Forma at June 30, 2021 Based Upon the Sale in the Offering of(1):
			1,827,500 Shares		2,150,000 Shares		2,472,500 Shares		2,843,375 Shares(2)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets

	(unaudited)		(Dollars in thousands)
Equity capital	$48,646	14.36%	$54,510	15.74%	$55,699	16.01%	$56,889	16.28%	$58,256	16.59%

Tier 1 leverage capital(3)(4)	$48,628	14.40%	$54,492	15.78%	$55,681	16.06%	$56,871	16.33%	$58,238	16.64%
Tier 1 leverage requirement	16,888	5.00%	17,265	5.00%	17,339	5.00%	17,413	5.00%	17,499	5.00%

Excess	$31,740	9.40%	$37,227	10.78%	$38,342	11.06%	$39,458	11.33%	$40,739	11.64%

Tier 1 risk-based capital(3)(4)	$48,628	28.67%	$54,492	31.84%	$55,681	32.48%	$56,871	33.12%	$58,238	33.85%
Tier 1 risk-based requirement	13,569	8.00%	13,690	8.00%	13,713	8.00%	13,737	8.00%	13,764	8.00%

Excess	$35,059	20.67%	$40,802	23.84%	$41,968	24.48%	$43,134	25.12%	$44,474	25.85%

Total risk-based capital(3)(4)	$50,350	29.68%	$56,214	32.85%	$57,403	33.49%	$58,593	34.12%	$59,960	34.85%
Total risk-based requirement	16,692	10.00%	17,112	10.00%	17,142	10.00%	17,171	10.00%	17,206	10.00%

Excess	$33,389	19.68%	$39,102	22.85%	$40,261	23.49%	$41,422	24.12%	$42,754	24.85%

Common equity tier 1 capital(3)(4)	$48,628	28.67%	$54,492	31.84%	$55,681	32.48%	$56,871	33.12%	$58,238	33.85%
Common equity tier 1 requirement	11,025	6.50%	11,123	6.50%	11,142	6.50%	11,161	6.50%	11,184	6.50%

Excess	$37,603	22.17%	$43,369	25.34%	$44,539	25.98%	$45,710	26.62%	$47,054	27.35%

Reconciliation:
Net proceeds infused into Colonial Federal Savings Bank			$8,437		$10,030		$11,623		$13,454
Less: Contribution to 15 Beach, MHC			(100)		(100)		(100)		(100)
Less: Cash contribution to foundation			(250)		(250)		(250)		(250)
Plus: Tax benefit of contribution to foundation			276		314		351		394
Less: Common stock acquired by employee stock ownership plan			(1,666)		(1,960)		(2,254)		(2,592)
Less: Common stock acquired by stock-based benefit plan			(833)		(980)		(1,127)		(1,296)

Pro forma increase in tier 1 and risk-based capital			$5,864		$7,054		$8,243		$9,610

(1)

Pro forma capital levels assume that the employee stock ownership plan purchases 3.92% of the outstanding shares of common stock of CFSB Bancorp, Inc. at the completion of the reorganization and offering (including shares issued to 15 Beach, MHC and contributed to the charitable foundation) with funds we lend and that our stock-based benefit plan purchases 1.96% of the outstanding shares of common stock of CFSB Bancorp, Inc. at the completion of the reorganization and offering (including shares issued to 15 Beach, MHC and contributed to the charitable foundation) for restricted stock awards. Pro forma capital calculated under generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the employee stock ownership plan.

(2)

As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(3)	Equity and Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents, at June 30, 2021, the historical consolidated capitalization of Colonial Federal Savings Bank and the pro forma consolidated capitalization of CFSB Bancorp, Inc. after giving effect to the offering based upon the assumptions set forth under “Pro Forma Data.”

	Colonial Federal Savings Bank	CFSB Bancorp, Inc. Pro Forma at June 30, 2021 Based upon the Sale in the Offering at $10.00 per Share of:
	Historical at June 30, 2021	1,827,500 Shares	2,150,000 Shares	2,472,500 Shares	2,843,375 Shares(1)

	(unaudited)	(Dollars in thousands)
Deposits(2)	$284,634	$284,634	$284,634	$284,634	$284,634
Borrowings	918	918	918	918	918

Total deposits and borrowed funds	$285,552	$285,552	$285,552	$285,552	$285,552

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none issued	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 90,000,000 shares authorized; shares to be issued as reflected(3)	—	43	50	58	66
Additional paid-in capital	—	17,682	21,009	24,338	28,164
Tax benefit of contribution to the charitable foundation	—	276	314	351	394
Retained earnings(4)	48,628	48,628	48,628	48,628	48,628
Accumulated other comprehensive income	17	17	17	17	17
Less:
Expense of stock contribution to the charitable foundation	—	(850)	(1,000)	(1,150)	(1,323)
Expense of cash contribution to the charitable foundation	—	(250)	(250)	(250)	(250)
Capital retained by 15 Beach, MHC	—	(100)	(100)	(100)	(100)
Common stock to be acquired by employee stock ownership plan(5)	—	(1,666)	(1,960)	(2,254)	(2,592)
Common stock to be acquired by stock-based benefit plan(6)	—	(833)	(980)	(1,127)	(1,296)

Total stockholders’ equity	$48,645	$62,947	$65,728	$68,511	$71,708

Pro Forma Shares Outstanding
Total shares issued	—	4,250,000	5,000,000	5,570,000	6,612,500
Shares contributed to charitable foundation	—	85,000	100,000	115,000	132,250
Shares issued to 15 Beach, MHC	—	2,337,500	2,750,000	3,162,500	3,636,875
Shares sold in the offering	—	1,827,500	2,150,000	2,472,500	2,843,375
Total stockholders’ equity as a percentage of total assets	14.36%	17.82%	18.47%	19.10%	19.81%

(1)

As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Does not reflect withdrawals from deposit accounts at Colonial Federal Savings Bank for the purchase of shares of common stock. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)

No effect has been given to the issuance of additional shares of common stock pursuant to the exercise of options under a stock-based benefit plan. If the plan is implemented within the first year after the closing of the offering, an amount up to 4.90% of the outstanding shares of common stock of CFSB Bancorp, Inc. at the completion of the reorganization and offering (including shares issued to 15 Beach, MHC and contributed to the charitable foundation) will be reserved for issuance upon the exercise of options under the plans. See “Management.”

(4)

The retained earnings of Colonial Federal Savings Bank will be substantially restricted after the offering. See “Our Dividend Policy” and “Supervision and Regulation—Federal Banking Regulations—Capital Distributions.”

(5)

Assumes that 3.92% of the outstanding shares of common stock of CFSB Bancorp, Inc. at the completion of the offering (including shares issued to 15 Beach, MHC and contributed to the charitable foundation) will be acquired by the employee stock ownership plan financed by a loan from CFSB Bancorp, Inc. The loan will be repaid principally from Colonial Federal Savings Bank’s contributions to the employee stock ownership plan. Since CFSB Bancorp, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on CFSB Bancorp, Inc.’s consolidated balance sheet. Accordingly, the number of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(6)

Assumes a number of shares of common stock equal to 1.96% of the outstanding shares of common stock of CFSB Bancorp, Inc. at the completion of the offering (including shares issued to 15 Beach, MHC and contributed to the charitable foundation) will be purchased for grant by a stock-based benefit plan. The funds to be used by such plan to purchase shares will be provided by CFSB Bancorp, Inc. The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the offering price. CFSB Bancorp, Inc. will accrue compensation expense to reflect the vesting of shares granted pursuant to such stock-based benefit plan and will credit capital in an amount equal to the charge to operations. Implementation of such plans will require stockholder approval.

PRO FORMA DATA

The following tables summarize historical data of Colonial Federal Savings Bank and pro forma data of CFSB Bancorp, Inc. at and for the year ended June 30, 2021. This information is based on assumptions set forth below and in the table and related footnotes, and should not be used as a basis for projections of market value of the shares of common stock following the conversion.

The net proceeds disclosed in the tables are based upon the following assumptions:

1.	all shares of common stock will be sold in the subscription and community offerings;

2.	our directors, executive officers, and their associates will purchase 146,000 shares of common stock;

3.

our employee stock ownership plan will purchase 3.92% of the outstanding shares of common stock of CFSB Bancorp, Inc. at the completion of the reorganization and offering with the proceeds of a loan from CFSB Bancorp, Inc. The loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, calculated at the date of the loan origination) over a 25-year period;

4.	CFSB Bancorp, Inc. will contribute $250,000 in cash to the charitable foundation;

5.	we will pay Piper Sandler a fee equal to 1.35% of the aggregate dollar amount of shares of common stock sold in the subscription and community offerings;

6.

no fee will be paid to Piper Sandler with respect to shares of common stock purchased by our tax-qualified and non-qualified employee stock benefit plans or contributed to our charitable foundation, or stock purchased by our officers, directors, directors and employees, and their immediate families; and

7.	total expenses of the offering, other than the fees and commissions to be paid to Piper Sandler and other broker-dealers, will be $1.2 million.

We calculated the pro forma consolidated net income of CFSB Bancorp, Inc. for the year as if the shares of common stock had been sold at the beginning of the year and the net proceeds had been invested at 0.87% (0.65% on an after-tax basis), which is equal to the yield on the five-year U.S. Treasury Note as of June 30, 2021. In light of current interest rates, we consider this rate to more accurately reflect the pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for those periods.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S. Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of net income and stockholders’ equity by the indicated number of shares of common stock. For pro forma calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of a stock-based benefit plan. We have assumed that the stock-based benefit plan will acquire an amount of common stock equal to 1.96% of our outstanding shares of common stock (including shares issued to 15 Beach, MHC and shares contributed to the charitable foundation) at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plan will grant options to acquire common stock equal to 4.90% of our outstanding shares of common stock (including shares of common stock issued to 15 Beach, MHC and shares contributed to the charitable foundation). In preparing the following tables, we also assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.45 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 23.74% for the common stock based on an index of publicly traded thrifts, no dividend yield, an expected option life of 10 years and a risk-free interest rate of 1.45%. The plan of reorganization provides that we may grant awards of stock or options under one or more stock benefit plans in an amount up to 25% of the shares of common stock held by persons other than 15 Beach, MHC.

As disclosed under “How We Intend to Use the Proceeds from the Offering,” CFSB Bancorp, Inc. intends to contribute 50% of the net proceeds from the offering to Colonial Federal Savings Bank. CFSB Bancorp, Inc. will contribute $100,000 to 15 Beach, MHC and $250,000 to the charitable foundation and will retain the remainder of the net proceeds from the offering. CFSB Bancorp, Inc. will use a portion of the proceeds it retains for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	CFSB Bancorp, Inc.’s results of operations after the offering;

•	increased fees and expenses that we would pay Piper Sandler and other broker-dealers if we conducted a syndicated offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the tables to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amounts of assets and liabilities of CFSB Bancorp, Inc., computed in accordance with generally accepted accounting principles in the United States of America. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we were liquidated. Pro forma stockholders’ equity does not give effect to the impact of tax bad debt reserves in the event we were to be liquidated.

	At or for the Year Ended June 30, 2021 Based upon the Sale at $10.00 Per Share of:
	1,827,500 Shares	2,150,000 Shares	2,472,500 Shares	2,843,375 Shares(1)

	(Dollars in thousands, except per share amounts)
Gross proceeds of stock offering	$18,275	$21,500	$24,725	$28,434
Plus: market value of shares issued to 15 Beach, MHC	23,375	27,500	31,625	36,369
Plus: market value of shares contributed to charitable foundation	850	1,000	1,150	1,323

Pro forma market capitalization	$42,500	$50,000	$57,500	$66,126

Gross proceeds of stock offering	$18,275	$21,500	$24,725	$28,434
Less: expenses	(1,401)	(1,441)	(1,480)	(1,526)

Estimated net proceeds	16,874	20,059	23,245	26,908
Less: 15 Beach, MHC contribution	(100)	(100)	(100)	(100)
Less: cash contribution to charitable foundation	(250)	(250)	(250)	(250)
Less: common stock purchased by employee stock ownership plan	(1,666)	(1,960)	(2,254)	(2,592)
Less: common stock purchased by stock-based benefit plan	(833)	(980)	(1,127)	(1,296)

Estimated net proceeds, as adjusted	$14,025	$16,769	$19,514	$22,670

For the Year Ended June 30, 2021
Consolidated net earnings:
Historical	$1,392	$1,392	$1,392	$1,392
Pro forma income on net proceeds	91	109	127	148
Pro forma employee stock ownership plan adjustment(2)	(50)	(59)	(68)	(78)
Pro forma stock award adjustment(3)	(125)	(147)	(169)	(194)
Pro forma stock option plan adjustment(4)	(135)	(158)	(182)	(210)

Pro forma net income(5)(6)	$1,173	$1,137	$1,100	$1,058

Per share net income:
Historical	$0.34	$0.29	$0.25	$0.22
Pro forma income on net proceeds	0.02	0.02	0.02	0.02
Pro forma capitalization of 15 Beach, MHC	—	—	—	—
Pro forma employee stock ownership plan adjustment(2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock award adjustment(3)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock option plan adjustment(4)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share(5)(6)	$0.29	$0.24	$0.20	$0.17

Stock price as a multiple of pro forma earnings per share	33.48x	41.67x	50.00x	58.82x
Shares used for calculating pro forma earnings per share	4,090,064	4,811,840	5,533,616	6,363,658

At June 30, 2021
Stockholders’ equity:
Historical	$48,645	$48,645	$48,645	$48,645
Estimated net proceeds	16,874	20,059	23,245	26,908
Less: capitalization of 15 Beach, MHC	(100)	(100)	(100)	(100)
Plus: market value of shares contributed to charitable foundation	850	1,000	1,150	1,323
Less: expense of contribution to charitable foundation	(850)	(1,000)	(1,150)	(1,323)
Plus: tax benefit of contribution to charitable foundation	276	314	351	394
Less: cash contribution to charitable foundation	(250)	(250)	(250)	(250)
Less: common stock acquired by employee stock ownership plan(2)	(1,666)	(1,960)	(2,254)	(2,592)
Less: common stock acquired by stock-based benefit plan(3)	(833)	(980)	(1,127)	(1,296)

Pro forma stockholders’ equity(7)	$62,946	$65,728	$68,510	$71,709

Intangible assets	—	—	—	—
Pro forma tangible stockholders’ equity	$62,946	$65,728	$68,510	$71,709
Stockholders’ equity per share:
Historical	$11.45	$9.73	$8.46	$7.36
Estimated net proceeds	3.97	4.01	4.04	4.07
Less: capitalization of 15 Beach, MHC	(0.02)	(0.02)	(0.02)	(0.02)
Plus: market value of shares contributed to charitable foundation	0.20	0.20	0.20	0.20
Less: expense of contribution to charitable foundation	(0.20)	(0.20)	(0.20)	(0.20)
Less: cash contribution to charitable foundation	(0.06)	(0.05)	(0.04)	(0.04)
Plus: tax benefit of contribution to charitable foundation	0.06	0.06	0.06	0.06

	At or for the Year Ended June 30, 2021 Based upon the Sale at $10.00 Per Share of:
	1,827,500 Shares	2,150,000 Shares	2,472,500 Shares	2,843,375 Shares(1)

	(Dollars in thousands, except per share amounts)
Less: common stock acquired by employee stock ownership plan(2)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock acquired by stock-based benefit plan(3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share(7)	$14.81	$13.14	$11.91	$10.84

Intangible assets	—	—	—	—

Pro forma tangible stockholders’ equity per share	$14.81	$13.14	$11.91	$10.84

Offering price as percentage of pro forma stockholders’ equity per share	67.52%	76.10%	83.96%	92.25%
Offering price as percentage of pro forma tangible stockholders’ equity per share	67.52%	76.10%	83.96%	92.25%
Number of shares outstanding for pro forma book value per share calculations	4,250,000	5,000,000	5,750,000	6,612,500

(footnotes begin on following page)

(1)

As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Assumes that 3.92% of the outstanding shares of common stock of CFSB Bancorp, Inc. at the completion of the reorganization and offering (including shares issued to 15 Beach, MHC and shares contributed to the charitable foundation) will be purchased by the employee stock ownership plan financed by a loan from CFSB Bancorp, Inc. Colonial Federal Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Colonial Federal Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. ASC 718-40 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Colonial Federal Savings Bank, the fair value of the common stock remains equal to the offering price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 25.08%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 6,664, 7,840, 9,016 and 10,368 shares were committed to be released during the year at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and according to ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)

Assumes that a stock-based benefit plan purchases an aggregate number of shares of common stock equal to 1.96% of the outstanding shares of common stock of CFSB Bancorp, Inc. at the completion of the reorganization and offering (including shares issued to 15 Beach, MHC and shares contributed to the charitable foundation). Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the reorganization and offering. The shares may be acquired directly from CFSB Bancorp, Inc. or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by CFSB Bancorp, Inc. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the plan is amortized as an expense during the year ended June 30, 2021, and (iii) the plans’ expense reflects an effective combined federal and state tax rate of 25.08%. The issuance of authorized but unissued shares of common stock to fund these awards would dilute stockholders’ ownership and voting interests by approximately 1.92%.

(4)

Assumes that options are granted under a stock-based benefit plan to acquire an aggregate number of shares of common stock equal to 4.90% of the outstanding shares of common stock of CFSB Bancorp, Inc. at the completion of the reorganization and offering (including shares issued to 15 Beach, MHC and shares contributed to the charitable foundation). Stockholder approval of the plan may not occur earlier than six months after the completion of the reorganization and offering. In calculating the pro forma effect of the stock-based benefit plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.45 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed combined federal and state tax rate of 25.08%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the implementation of the stock-based benefit plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 4.67%.

(5)

Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and contributed to the charitable foundation and, according to ASC 718-40, subtracting the employee stock ownership plan shares which have not been committed for release during the year. See footnote 1 above. The number of shares of common stock actually sold and the corresponding number of outstanding shares may be more or less than the assumed amounts.

(6)

Does not give effect to the non-recurring expense that would be recognized during fiscal 2021 as a result of the contribution to the charitable foundation. The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income and pro forma net income per share assuming the contribution to the charitable foundation had been expensed during the year ended June 30, 2021.

	For the Year Ended June 30, 2021 Based upon the Sale at $10.00 Per Share of:
	1,827,500 Shares	2,150,000 Shares	2,472,500 Shares	2,843,375 Shares

	(In thousands, except per share amounts)
After-tax expense of stock and cash contribution to charitable foundation	$824	$937	$1,049	$1,178
Pro forma net income (loss), adjusted for charitable foundation contribution	349	201	51	(120)
Pro forma net income (loss) per share	0.09	0.04	0.01	(0.02)

The pro forma data assume that we will realize 100% of the income tax benefit as a result of the contribution to the charitable foundation based on a combined federal and state tax rate of 25.08%. The realization of the tax benefit is generally limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(7)

The retained earnings of Colonial Federal Savings Bank will be substantially restricted after the offering. See “Our Dividend Policy,” and “Supervision and Regulation—Federal Banking Regulations—Capital Distributions.”

COMPARISON OF VALUATION AND PRO FORMA INFORMATION

WITH AND WITHOUT THE CHARITABLE FOUNDATION

As reflected in the table below, if the charitable foundation is not established and funded in connection with the reorganization and offering, a greater number of shares of common stock would be sold in the offering. At the minimum, midpoint, maximum, and adjusted maximum of the valuation range, the amount of the stock sold in the offering is $18.3 million, $21.5 million, $24.7 million and $28.4 million, respectively, with the charitable foundation, as compared to $19.5 million, $23.0 million, $26.4 million and $30.4 million, respectively, without the charitable foundation. However, due to the size of the contribution to the charitable foundation, RP Financial determined that the additional capital that would be received, assuming the offering occurs without the charitable foundation, was immaterial to the pro forma valuation; and accordingly, the valuation is unchanged with or without the charitable foundation.

For comparative purposes only, set forth below are certain pricing ratios, financial data and ratios at and for the year ended June 30, 2021, at the minimum, midpoint, maximum, and adjusted maximum of the offering range, assuming the offering was completed at the beginning of the period, with and without the charitable foundation.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation

	(Dollars in thousands, except per share amounts)
Estimated offering amount	$18,275	$19,508	$21,500	$22,950	$24,725	$26,393	$28,434	$30,351
Pro forma market capitalization	42,500	43,350	50,000	51,000	57,500	58,650	66,125	67,448
Total assets	353,155	354,296	355,937	357,245	358,719	360,196	361,918	363,588
Total liabilities	290,209	290,209	290,290	290,209	290,209	290,209	290,209	290,209
Pro forma stockholders’ equity	62,946	64,087	65,728	67,036	68,510	69,987	71,709	73,379
Pro forma net income(1)	1,173	1,178	1,137	1,140	1,100	1,104	1,058	1,062
Pro forma stockholders’ equity per share	14.81	14.78	13.14	13.14	11.91	11.92	10.84	10.88
Pro forma net income per share	0.29	0.28	0.24	0.23	0.20	0.20	0.17	0.16
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	67.52%	67.66%	76.10%	76.10%	83.96%	83.89%	92.25%	91.91%
Offering price to pro forma net income per share	34.48	35.71	41.67	43.48	50.00	50.00	58.82	62.50
Offering price to pro forma assets per share	12.03	12.24	14.05	14.28	16.03	16.28	18.27	18.55
Pro forma financial ratios:
Return on assets	0.33%	0.33%	0.32%	0.32%	0.31%	0.31%	0.29%	0.29%
Return on equity	1.86	1.84	1.73	1.70	1.61	1.58	1.48	1.45
Equity to assets	17.82	18.09	18.47	18.76	19.10	19.43	19.81	20.18

Total shares issued	4,250,000	4,335,000	5,000,000	5,100,000	5,750,000	5,865,000	6,612,500	6,744,750

(footnote begin on following page)

(1)

The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income (loss), pro forma net income (loss) per share, pro forma return (loss) on assets and pro forma (loss) on shareholders’ equity assuming the contribution to the charitable foundation was expensed during the year ended June 30, 2021.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
After-tax expense of stock and cash contribution to foundation	$824		$937		$1,049		$1,178
Pro forma net income (loss)	$349		$201		$51		$(120)
Pro forma net income (loss) per share	$0.09		$0.04		$0.01		$(0.02)
Offering price to pro forma net income (loss) per share	117.23	x	239.99	x	1,082.48	x	NM
Pro forma return (loss) on assets (annualized)	0.10%		0.06%		0.01%		(0.03)%
Pro forma return (loss) on equity (annualized)	0.55%		0.31%		0.07%		(0.17)%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF COLONIAL FEDERAL SAVINGS BANK

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited consolidated financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Colonial Federal Savings Bank provided in this prospectus.

Overview

Our results of operations depend primarily on our net interest income and, to a lesser extent, non-interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, securities and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting of deposits and borrowings. Non-interest income consists primarily of earnings on bank owned life insurance, service charges on deposit accounts and other income. Our results of operations also are affected by our provision for loan losses and non-interest expense. Non-interest expense consists primarily of salaries and employee benefits, occupancy and equipment, data processing costs, advertising, FDIC deposit insurance premiums and other expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, government policies and actions of regulatory authorities.

Total assets increased $5.9 million, or 1.8%, to $338.9 million at June 30, 2021 from $333.0 million at June 30, 2020. The increase was due primarily to an increase in securities held-to maturity and cash equivalents resulting from an increase in deposits from the deposit of government stimulus funds by customers as well as reduced spending by our customers offset by the repayment of loans. Total deposits increased $7.2 million, or 2.6%, to $284.6 million at June 30, 2021 from $277.5 million at June 30, 2020. We experienced increases in all deposit categories except for certificates of deposit, as customers have deposited government stimulus funds at the same time as they have reduced spending. The decrease in certificates of deposit reflected depositors decision to maintain such funds in other types of deposits and not to renew such certificates of deposit due to the current low market interest rates.

We had net income of $1.4 million for the year ended June 30, 2021, compared to net income of $1.7 million for the year ended June 30, 2020, a decrease of $331,000, or 19.2%. The decrease in net income was primarily due to a decrease in net interest income of $249,000, or 3.3% and an increase of $99,000, or 1.6%, in non-interest expense, offset by a decrease of $32,000, or 11.5%, in the provision for income taxes. Interest and dividend income decreased $888,000, or 8.6%, to $9.5 million for the year ended June 30, 2021 from $10.4 million for the year ended June 30, 2020. The decrease was due primarily to a decrease in interest income on loans and securities due to a decrease in the average yield and, to a lesser extent, a decrease in the average balance. Interest expense decreased $639,000, or 23.5%, to $2.1 million for the year ended June 30, 2021 from $2.7 million for the year ended June 30, 2020 primarily due to a decrease in the average rate paid on certificates of deposit.

Business Strategy

Our current business strategy consists of the following:

•

Grow our balance sheet and improve profitability. Given our attractive market area, we believe we are well-positioned to strategically grow our balance sheet without a proportional increase in overhead expense. Accordingly, we intend to increase, on a managed basis, our assets and liabilities, particularly loans and deposits. As we grow our assets, particularly by increasing our loans, in particular, one- to four-family residential, multi-family and commercial real estate loans, as a percentage of assets, while controlling our expenses, we anticipate improving our earnings.

•

Grow our loan portfolio prudently with a focus on residential, multi-family and commercial real estate lending. Our principal business activity historically has been the origination of residential mortgage loans, supplemented, to a lesser extent, with multi-family and commercial real estate loans. We expect that one- to four-family residential real estate lending will remain our primary focus. We anticipate adding an additional residential loan originator in 2021 to accelerate loan growth. We intend also to increase our focus on originating multi-family and commercial real estate loans. We may hire additional staff to support this growth, which hiring we estimate would not occur until the latter half of calendar 2022. The capital we are raising in the offering will support an increase in our lending limit, which will enable us to originate larger loans to new and existing customers.

•

Continue to increase core deposits, with an emphasis on low-cost demand deposits. We seek core deposits to provide a stable source of funds to support loan growth at costs consistent with improving our net interest rate spread and margin. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. We consider our core deposits to include NOW and demand accounts, savings accounts and money market accounts. Core deposits increased to $173.1 million, or 60.8% of total deposits, at June 30, 2021 from $146.7 million, or 52.9% of total deposits, at June 30, 2020.

•

Continue to manage credit risk to maintain a low level of non-performing assets. We believe strong asset quality is a key to our long-term financial success. Our strategy for credit risk management focuses on having an experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring. At both June 30, 2021 and 2020, we did not have any non-performing assets or classified loans.

•

Grow organically and through opportunistic bank or branch acquisitions or de novo branching. In addition to organic growth, we will also consider acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. Although we believe opportunities exist to increase our market share in our historical markets, we would explore opportunities to expand into contiguous markets in Massachusetts. We will consider expanding our branch network by establishing new branches and/or through acquisitions, although we have no current acquisitions or new branches planned. The capital we are raising in the offering will also provide us the opportunity to make acquisitions of other financial institutions or branches thereof.

•

Continue to provide value to our community. Our goal is to provide long-term value to our customers, employees and the communities we serve by executing a safe and sound service-oriented business strategy that produces increased earnings. We believe there is a significant opportunity for a community-focused bank in our market area, and the increased capital we will have after the completion of the offering will enable us to compete more effectively with other financial institutions.

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the reorganization and the offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.

Anticipated Increase in Non-Interest Expense

Following the completion of the reorganization and offering, our non-interest expense is expected to increase, in part due to including the increased compensation expense associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of a stock-based benefit plan, if approved by our stockholders, no earlier than six months after the completion of the reorganization. For further information, see “Summary – Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Reorganization and Offering;” “Risk Factors – Risks Related to the Offering – Our stock-based benefit plans will increase our expenses, which will reduce our net income;” and “Management – Benefit Plans and Agreements.”

Our non-interest expense will also increase as a result of our contribution of cash and shares of common stock to our charitable foundation, and as a result of the increased reporting and other costs associated with operating as a public company as we may be required to expand our accounting staff and expand our internal audit and risk management functions, and/or engage outside consultants to provide these services for us until qualified personnel are hired. For further information, please see “Summary – Our Contribution of Cash and Shares of Our Common Stock to the Charitable Foundation,” “Risk Factors – Risks Related to Operational Matters – The cost of additional finance and accounting systems, procedures, compliance and controls in order to satisfy our new public company reporting requirements will increase our expenses” and “– Risks Related to the Charitable Foundation – The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2022,” and “Colonial Federal Savings Bank Charitable Foundation, Inc.”

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with generally accepted accounting principles used in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company,” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the statement of financial condition date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of a loan receivable is charged off as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as a critical accounting policy.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a given borrower’s ability to repay, the estimated value of any underlying collateral, the size and composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows or collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. We do not separately identify consumer loans for impairment disclosure unless such loans are subject to a troubled debt restructuring agreement. The general component covers pools of loans by loan class not considered impaired. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include: (1) levels and trends in delinquent, classified, non-accrual and impaired loans, as well as loan modifications; (2) trends in the nature and volume of the portfolio and terms of loans and the existence and effect of any concentrations of credit and changes in the level of such concentrations; (3) effects of the changes in risk selection and lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices; (4) experience, ability, and depth of lending department management and other relevant staff; and (5) national, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans. Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. As a result of the COVID-19 pandemic, we increased certain of our qualitative loan portfolio risk factors relating to local and national economic conditions. An unallocated component of the allowance for loan losses is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings.

Deferred Income Taxes.    At June 30, 2021, we had a net deferred tax asset totaling $665,000. In accordance with Accounting Standards Codification (“ASC”) Topic 740 “Income Taxes,” we use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If currently available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established if it is not more likely than not realizable. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting deferred tax assets and liabilities. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets are inherently subjective and are reviewed on a regular basis as regulatory or business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance that results in additional income tax expense in the period in which it is recognized would negatively affect income. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize its federal and state deferred tax asset.

For more information on our critical accounting policies, see Note 1 of the notes to our consolidated financial statements.

Comparison of Financial Condition at June 30, 2021 and June 30, 2020

Total Assets. Total assets increased $5.9 million, or 1.8%, to $338.9 million at June 30, 2021 from $333.0 million at June 30, 2020. The increase resulted primarily from increases in securities held-to-maturity of $13.0 million, or 14.2%, cash and cash equivalents of $3.3 million, or 8.9%, and securities available-for-sale of $1.9 million, offset by a decrease in net loans of $12.4 million, or 6.6%, to $174.4 million at June 30, 2021 from $186.8 million at June 30, 2020.

Cash and Cash Equivalents. Cash and cash equivalents increased $3.3 million, or 8.9%, to $40.7 million at June 30, 2021 from $37.3 million at June 30, 2020. The increase resulted primarily from an increase in deposits combined with proceeds from the repayment of loans.

Net Loans. Net loans decreased $12.4 million, or 6.6%, to $174.4 million at June 30, 2021 from $186.8 million at June 30, 2020. The decrease resulted from decreases of $7.9 million, or 5.3%, in one- to four-family residential real estate loans, $2.5 million, or 13.7%, in multi-family real estate loans and $1.8 million, or 10.1%, in commercial real estate loans. One- to four-family residential real estate loans decreased due to decreased originations and customers refinancing loans with other institutions as we elected not to originate such loans at the lower rates being offered by our non-financial institution competitors. The decrease in multi-family and commercial real estate loans reflected repayments exceeding originations for the year.

Securities Available-for-Sale. Securities available-for-sale increased $1.9 million to $2.3 million at June 30, 2021 from $403,000 at June 30, 2020. The increase was due to the purchase of a $2.0 million seven-year U.S. Treasury security in June 2021, which was sold for a pre-tax gain of $48,000 in July 2021.

Securities Held-to-Maturity. Securities held-to-maturity increased $13.0 million, or 14.2%, to $105.1 million at June 30, 2021 from $92.1 million at June 30, 2020, as we invested excess cash into securities to increase our overall yield.

Total Liabilities. Total liabilities increased $4.5 million, or 1.6%, to $290.2 million at June 30, 2021 from $285.8 million at June 30, 2020. The increase reflected an increase in deposits of $7.2 million, or 2.6%, offset by a $2.8 million decrease in Federal Home Loan Bank advances to $918,000.

Deposits. Deposits increased $7.2 million, or 2.6%, to $284.6 million at June 30, 2021 from $277.5 million at June 30, 2020. The increase was primarily due to a $10.2 million, or 32.8%, increase in money market accounts, a $7.3 million, or 11.9%, increase in savings accounts, a $5.2 million, or 20.8%, increase in non-interest-bearing deposits and a $3.6 million, or 12.4%, increase in interest-bearing demand deposits. The increase in deposits reflected the receipt of government stimulus funds combined with reduced spending by customers during the pandemic. The increases were offset by a $19.2 million, or 14.7%, decrease in certificates of deposit as many depositors chose to maintain such funds in other types of deposits and not to renew such certificates of deposit due to low market interest rates.

Borrowings. Borrowings, consisting entirely of Federal Home Loan Bank advances, totaled $918,000 at June 30, 2021 compared to $3.7 million at June 30, 2021. The decrease in Federal Home Loan Bank advances reflected the repayment of $2.8 million of advances during fiscal 2021 as we required lower levels of borrowings to fund operations in fiscal 2021.

Retained Earnings. Retained earnings increased $1.4 million, or 3.0%, to $48.6 million at June 30, 2021 from $47.2 million at June 30, 2020. The increase resulted from net income of $1.4 million for the year ended June 30, 2021.

Comparison of Operating Results for the Years Ended June 30, 2021 and June 30, 2020

General. We had net income of $1.4 million for the year ended June 30, 2021, compared to net income of $1.7 million for the year ended June 30, 2020, a decrease of $331,000, or 19.2%. The decrease in net income was primarily due to a decrease in net interest income of $249,000, or 3.3% and an increase of $99,000, or 1.6%, in non-interest expense, offset by a decrease of $32,000, or 11.5%, in the provision for income taxes.

Interest and Dividend Income. Interest and dividend income decreased $888,000, or 8.6%, to $9.5 million for the year ended June 30, 2021 from $10.4 million for the year ended June 30, 2020. The decrease was primarily attributable to a $561,000 decrease in interest on loans and a $194,000 decrease in interest on securities. Interest income on loans decreased primarily due to a decrease in the average balance of loans of $7.2 million to $180.6 million for fiscal 2021 from $187.8 million for fiscal 2020 and, to a lesser extent, due to a decrease in the average yield on loans of 15 basis points to 3.93% for fiscal 2021 from 4.08% for fiscal 2020. Interest income on securities decreased primarily due to a decrease in the average yield on securities of 19 basis points to 2.43% for fiscal 2021 from 2.62% for fiscal 2020, and, to a lesser extent, a decrease in the average balance of securities of $398,000 to $96.4 million for fiscal 2021 from $96.8 million for fiscal 2020. The decreases in the average yield reflected the lower market interest rate environment.

Interest Expense. Interest expense decreased $639,000, or 23.5%, to $2.1 million for the year ended June 30, 2021 from $2.7 million for the year ended June 30, 2020. The decrease was primarily due to a decrease of $556,000, or 23.4%, in interest expense on certificates of deposit. The average cost of certificates of deposit decreased 51 basis points to 1.51% for fiscal 2021 from 2.02% for fiscal 2020; however the average balance of certificates of deposit increased $2.6 million to $120.2 million for fiscal 2021 from $117.5 million for fiscal 2020. Additionally, interest expense on borrowings, consisting entirely of FHLB advances, decreased $88,000, or 59.9%, to $59,000 for fiscal 2021 from $147,000 for fiscal 2020 due primarily to the decrease in the average balance of borrowings to $2.1 million for fiscal 2021 from $5.6 million for fiscal 2020. Partially offsetting such decline was an increase in the cost of borrowings of 21 basis points to 2.86% for fiscal 2021 from 2.65% for fiscal 2020 due to the maturity of a lower-costing borrowing.

Net Interest Income. Net interest income decreased $249,000, or 3.3%, to $7.4 million for the year ended June 30, 2021 from $7.7 million for the year ended June 30, 2020. While average net interest-earning assets increased $6.2 million, our net interest rate spread decreased to 2.13% for the year ended June 30, 2021 from 2.29%

for the year ended June 30, 2020, and our net interest margin decreased to 2.31% for the year ended June 30, 2021 compared to 2.53% for the year ended June 30, 2020. The decrease in the net interest rate spread was primarily a result of the yield on interest-earning assets decreasing at a faster rate than the decline in the cost of interest-bearing liabilities.

Provision for Loan Losses. We recorded a provision for loan losses of $60,000 for the year ended June 30, 2021 compared to a provision for loan losses of $50,000 for the year ended June 30, 2020. The increased provision reflected an increase in qualitative factors related to the economic conditions caused by the COVID-19 pandemic, offset by a decrease in loans and continued strong asset quality. The allowance for loan losses was $1.7 million, or 0.98% of total loans, at June 30, 2021, compared to $1.7 million, or 0.88% of total loans, at June 30, 2020. We had $2.0 million of loans designated special mention at June 30, 2021, which represented a single loan collateralized by four commercial real estate properties. We had no loans that had been categorized as substandard, doubtful or loss at June 30, 2021 or 2020. We did not have any non-performing loans at either June 30, 2021 or 2020. We did not have any charge-offs or recoveries for the year ended June 30, 2021 compared to net recoveries of $1,000 for the year ended June 30, 2020.

Non-Interest Income. Non-interest income information is as follows.

	Years Ended June 30,		Change
	2021	2020	Amount	Percent

	(Dollars in thousands)
Customer service fees	$115	$140	$(25)	(17.86)%
Income on bank-owned life insurance	283	276	7	2.54
Gain on securities, net	—	1	(1)	—
Other income	245	231	14	6.06

Total non-interest income	$643	$648	$(5)	(0.77)%

Non-interest income decreased $5,000, or 0.8%, to $643,000 for the year ended June 30, 2021 from $648,000 for the year ended June 30, 2020. The decrease was primarily due to a decrease of $25,000 in customer service fees, offset by an increase of $14,000 in other income and $7,000 in income earned on bank-owned life insurance. The decrease in customer service fees was due to lower fees for non-sufficient funds.

Non-Interest Expense. Non-interest expense information is as follows.

	Years Ended June 30,		Change
	2021	2020	Amount	Percent

	(Dollars in thousands)
Salaries and employee benefits	$3,994	$4,022	$(28)	(0.70)%
Occupancy and equipment	831	796	35	4.40
Advertising	101	98	3	3.06
Data processing	348	327	21	6.42
Deposit insurance	85	7	78	1,114.29
Other	992	1,002	(10)	(1.00)

Total non-interest expense	$6,351	$6,252	$99	1.58%

Non-interest expense increased $99,000, or 1.6%, to $6.4 million for the year ended June 30, 2021 from $6.3 million for the year ended June 30, 2020. The increase was due primarily to a $78,000 increase in federal deposit insurance premiums as the small bank assessment credit expired during the 2021 fiscal year. The increase was also due to a $35,000 increase in occupancy and equipment expense due to increased depreciation attributable to the remodeling of our main office, and a $21,000 increase in data processing costs. These increases were offset by a $10,000 decrease in other expenses and a $28,000 decrease in salaries and employee benefits due to a lower bonuses paid during fiscal 2021.

Provision for Income Taxes. The provision for income taxes was $246,000 for the year ended June 30, 2021, which represented a $32,000, or 11.5%, decrease from the provision for income taxes of $278,000 for the year ended June 30, 2020. Our effective tax rate was 15.0% and 13.9% for the years ended June 30, 2021 and June 30, 2020, respectively. The lower effective tax rate for fiscal 2021 and 2020 reflected the benefit of our investments in tax-advantaged municipal securities and bank-owned life insurance as well as reduced state taxes through utilization of a Massachusetts securities corporation to hold our investment securities.

Average Balance and Yields. The following tables set forth average balance sheets, average yields and costs, and certain other information for the years indicated. All average balances are daily average balances. No tax-equivalent adjustments have been made. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Deferred loan fees totaled $235,000 and $331,000 for the years ended June 30, 2021 and 2020, respectively.

	For the Years Ended June 30,
	2021			2020
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate

	(Dollars in thousands)
Interest-earning assets:
Loans	$180,587	$7,099	3.93%	$187,818	$7,660	4.08%
Securities	96,438	2,334	2.43%	96,836	2,537	2.62%
Other	43,342	49	0.09%	17,397	173	0.98%

Total interest-earning assets	320,367	9,482	2.96%	302,051	10,370	3.43%
Non-interest-earning assets	12,918			12,563

Total assets	$333,285			$314,614

Interest-bearing liabilities:
Interest-bearing demand deposits	$29,324	14	0.05%	$24,365	12	0.05%
Savings deposits	64,962	66	0.10%	59,707	61	0.10%
Money market deposits	33,386	120	0.36%	30,613	122	0.40%
Certificates of deposit	120,150	1,817	1.51%	117,530	2,373	2.02%

Total interest-bearing deposits	247,822	2,017	0.81%	232,215	2,568	1.11%
FHLB advances	2,060	59	2.86%	5,574	147	2.65%

Total interest-bearing liabilities	249,882	2,076	0.83%	237,789	2,715	1.14%

Non-interest-bearing demand deposits	32,689			27,765

Other non-interest-bearing liabilities	2,896			2,727

Total liabilities	285,467			268,281
Retained earnings	47,817			46,323

Total liabilities and equity	$333,284			$314,604

Net interest income		$7,406			$7,655

Net interest rate spread(1)			2.13%			2.29%
Net interest-earning assets(2)	$70,484			$64,262

Net interest margin(3)			2.31%			2.53%
Average interest-earning assets to interest-bearing liabilities			128.21%			127.02%

(1)	Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume. There were no out-of-period items or adjustments required to be excluded from the table below.

	Years Ended June 30, 2021 vs. 2020
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)

	(In thousands)
Interest-earning assets:
Loans	$(295)	$(266)	$(561)
Securities	(10)	(184)	(194)
Other	170	(303)	(133)

Total interest-earning assets	135	(753)	(888)

Interest-bearing liabilities:
Interest-bearing demand deposits	2	—	2
Savings deposits	6	(1)	5
Money market deposits	11	(13)	(2)
Certificates of deposit	53	(609)	(556)

Total deposits	72	(623)	(551)
FHLB advances	(93)	5	(88)

Total interest-bearing liabilities	(21)	(618)	(639)

Change in net interest income	$114	$(135)	$(249)

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage the impact of changes in market interest rates on net interest income and capital. We have an Asset/Liability Committee that is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. The Committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

As part of our ongoing asset-liability management, we use the following strategies to manage our interest rate risk:

•	emphasize the marketing of our non-interest-bearing demand, money market, savings and demand accounts;

•	invest in short- to medium-term repricing and/or maturing securities whenever the market allows; and

•	maintain a strong capital position.

We do not engage in hedging activities, such as engaging in futures, options or interest rate swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage-backed securities.

We consider two types of simulations impacted by changes in interest rates, which are (1) net interest income and (2) changes in the economic value of equity.

Net Interest Income Analysis. We analyze our sensitivity to changes in interest rates through our net interest income simulation model, the results of which are provided to us by an independent third party. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a one-year period based on current interest rates. We then calculate what the net interest income would be for the same period under different interest rate assumptions. The following table shows the estimated impact on net interest income for the one-year period beginning June 30, 2021 resulting from potential changes in interest rates, expressed in basis points. These estimates require certain assumptions to be made, including loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain. As a result, no simulation model can precisely predict the impact of changes in interest rates on our net interest income.

Although the net interest income table below provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+400	$8,488	8.7%
+300	8,383	7.4%
+200	8,261	5.8%
+100	8,071	3.4%
Level	7,809	—%
-100	7,250	(7.2)%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

Economic Value of Equity. We monitor interest rate risk through the use of a simulation model that estimates the amounts by which the fair value of our assets and liabilities (our economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. The quarterly reports developed in the simulation model assist us in identifying, measuring, monitoring and controlling interest rate risk to ensure compliance within our policy guidelines.

The table below sets forth, as of June 30, 2021, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve.

At June 30, 2021
Change in Interest Rates (basis points)(1)	Estimated EVE(2)			EVE as a Percentage of Present Value of Assets(3)
		Estimated Decrease in EVE		EVE Ratio(4)	Decrease (basis points)
		Amount	Percent

		(Dollars in thousands)
+400	$39,389	$(12,982)	(24.8)%	13.0%	(227)
+300	42,845	(9,526)	(18.2)%	13.7%	(156)
+200	46,425	(5,946)	(11.4)%	14.4%	(88)
+100	49,931	(2,440)	(4.7)%	15.0%	(28)
—	52,371	—	—%	15.3%	—
-100	50,786	(1,585)	(3.0)%	14.6%	(70)

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at June 30, 2021, in the event of an instantaneous 200 basis point increase in interest rates, we would experience an 11.4% decrease in EVE, and in the event of an instantaneous 100 basis point decrease in interest rates, we would experience a 3.0% decrease in EVE.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in EVE require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the EVE table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the EVE table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on EVE and will differ from actual results.

EVE calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity. Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities and proceeds from maturities and calls of securities. We also have the ability to borrow from the Federal Home Loan Bank of Boston. At June 30, 2021, we had $918,000 outstanding in advances from the Federal Home Loan Bank of Boston. At June 30, 2021, we had the ability to borrow $67.4 million in additional Federal Home Loan Bank of Boston advances. Additionally, at June 30, 2021, we had a $2.4 million line of credit with the Federal Home Loan Bank of Boston, none of which was drawn at June 30, 2021.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $2.0 million and $2.3 million for the years ended June 30, 2021 and 2020, respectively. Net cash used by investing activities, which consists primarily of disbursements for loan originations and the purchase of investment securities, offset by principal collections on loans and proceeds from maturing securities and pay downs on securities, was $3.0 million for the year ended June 30, 2021, primarily due to the purchase of an aggregate of $41.3 million of securities, offset by maturities, pre-payments and calls of securities of $26.0 million and a net decrease in loans of $12.3 million. Net cash used by investing activities was $3.0 million for the year ended June 30, 2020. Net cash provided by financing activities was $4.3 million for the year ended June 30, 2021 primarily due to an increase in deposits of $7.2 million, offset by the net repayment of $2.8 million in FHLB advances. Net cash provided by financing activities was $22.3 million for the year ended June 30, 2020 due to an increase in deposits of $26.3 million, offset by the net repayment of $4.0 million in FHLB advances.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments based on our current strategy to increase loans with an increase in core deposits and the continued use of Federal Home Loan Bank of Boston advances as needed, to fund loan growth.

Capital Resources. At June 30, 2021, we exceeded all of our regulatory capital requirements with a Tier 1 leverage capital level of $48.6 million, or 14.4% of adjusted total assets, which is above the well-capitalized required level of $16.9 million, or 5.0%; and total risk-based capital of $50.4 million, or 29.7% of risk-weighted assets, which is above the well-capitalized required level of $17.0 million, or 10.0%. Management is not aware of any conditions or events since the most recent notification that would change our category.

The net offering proceeds will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net offering proceeds are used for general corporate purposes, including funding loans. Our financial condition and results of operations will be enhanced by the net offering proceeds, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net offering proceeds, as well as other factors associated with the offering, our return on equity will be lower immediately following the offering. See “Risk Factors—Risks Related to the Offering—The capital we raise in the stock offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock.”

Off-Balance Sheet Arrangements and Contractual Obligations

Off-Balance Sheet Arrangements. We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. The financial instruments include commitments to originate loans, unused lines of credit and standby letters of credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Our exposure to credit loss is represented by the contractual amount of the instruments. We use the same credit policies in making commitments as we do for on-balance sheet instruments.

At June 30, 2021, we had $1.5 million of commitments to originate loans and $5.7 million of unadvanced funds under home equity lines of credit. See Note 10 in the Notes to the consolidated financial statements for further information.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note 1 of the notes to our consolidated financial statements beginning on page F-1 of this prospectus. As an emerging growth company, we have elected to use the extended transition period to delay the adoption of new or re-issued accounting pronouncements applicable to public companies until such pronouncements are applicable to non-public companies.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America, which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF CFSB BANCORP, INC.

We have not engaged in any business to date. Upon completion of the reorganization and offering, we will own all of the issued and outstanding common stock of Colonial Federal Savings Bank. We intend to retain up to 50% of the net proceeds from the offering following a contribution of $100,000 to 15 Beach, MHC. A portion of the net proceeds we retain will be used to make a loan to the Colonial Federal Savings Bank employee stock ownership plan to fund the purchase of shares of our common stock by the employee stock ownership plan. Additionally, we intend to contribute $250,000 in cash to Colonial Federal Savings Bank Charitable Foundation, Inc., the charitable foundation that we are creating and funding in connection with the reorganization and offering. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, CFSB Bancorp, Inc., as the holding company of Colonial Federal Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of CFSB Bancorp, Inc. at the present time.

Our cash flows will depend on earnings from the investment of the net proceeds received in the offering that we retain, and any dividends received from Colonial Federal Savings Bank. Initially, CFSB Bancorp, Inc. will neither own nor lease any property, but will instead use the premises, equipment and furniture of Colonial Federal Savings Bank. At the present time, we intend to employ only persons who are officers of Colonial Federal Savings Bank to serve as officers of CFSB Bancorp, Inc. We will also use the support staff of Colonial Federal Savings Bank from time to time. These persons will not be separately compensated by CFSB Bancorp, Inc. CFSB Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future. The initial directors of CFSB Bancorp, Inc. will consist of the current directors of Colonial Federal Savings Bank. See “Management.”

BUSINESS OF 15 BEACH, MHC

15 Beach, MHC will be formed as a federal mutual holding company and will at all times as long as it is in existence own a majority of the outstanding shares of CFSB Bancorp, Inc.’s common stock. Persons who had membership rights in Colonial Federal Savings Bank as of the date of the completion of the reorganization will continue to have membership rights; however, these membership rights will be in 15 Beach, MHC.

15 Beach, MHC’s principal assets will be the common stock of CFSB Bancorp, Inc. it receives in the reorganization and offering and $100,000 of cash in initial capitalization, which will be contributed by CFSB Bancorp, Inc. from the net proceeds of the offering. Presently, it is expected that the only business activity of 15 Beach, MHC will be to own a majority of CFSB Bancorp, Inc.’s common stock. 15 Beach, MHC will be authorized, however, to engage in any other business activities that are permissible for mutual holding companies under federal law, including investing in loans and securities.

15 Beach, MHC will neither own nor lease any property, but will instead use the premises, equipment and furniture of Colonial Federal Savings Bank. It is anticipated that 15 Beach, MHC will employ only persons who are officers of Colonial Federal Savings Bank to serve as officers of 15 Beach, MHC. These persons will not be separately compensated by 15 Beach, MHC. The initial directors of 15 Beach, MHC will consist of the current directors of Colonial Federal Savings Bank. See “Management.”

BUSINESS OF COLONIAL FEDERAL SAVINGS BANK

General

Colonial Federal Savings Bank is a federally chartered mutual savings bank headquartered in Quincy, Massachusetts. Colonial Federal Savings Bank was originally chartered as the Wollaston Co-operative Bank in 1889. Wollaston Co-operative Bank converted to a federal charter in 1933 and changed its name to Colonial Federal Savings and Loan in 1971. We changed our name to Colonial Federal Savings Bank in 1983.

We conduct our operations from our three full-service banking offices and one limited-service banking office located in Norfolk County. We consider our primary lending market area to be Norfolk and Plymouth Counties; however, we occasionally make loans secured by properties located outside of our primary lending market.

At June 30, 2021, we had total assets of $338.9 million, total deposits of $284.6 million and total equity of $48.6 million. We had net income of $1.4 million for the year ended June 30, 2021 compared to net income of $1.7 million for the year ended June 30, 2020.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans and, to a lesser extent, multi-family real estate loans, commercial real estate loans, second mortgage loans and home equity lines of credit, and consumer loans. Subject to market conditions, we will continue our focus on growing our balance sheet and improving profitability by continuing to originate one- to four-family residential mortgage loans and increasing the origination of multi-family and commercial real estate loans.

We also invest in securities, which have historically consisted of mortgage-backed securities issued by U.S. government sponsored enterprises and municipal and corporate bonds. Almost all of our securities are classified as held-to-maturity. We offer a variety of deposit accounts, including checking accounts, savings accounts and certificates of deposit. Additionally, we have access to borrowings, primarily advances from the Federal Home Loan Bank of Boston, if needed to supplement deposits to fund our operations.

Reflecting our focus on our community, in connection with the offering, we intend to establish a charitable foundation called Colonial Federal Savings Bank Charitable Foundation, Inc. and fund it with $250,000 in cash and 2.0% of our outstanding shares of common stock (or 100,000 shares based on the midpoint of the offering range, for an aggregate contribution of $1,250,000 based on the $10.00 per share offering price) of our common stock. The purpose of this foundation will be to make contributions to support various charitable organizations operating in our community, now and in the future.

Our website address is www.colonialfed.com. Information on this website should not be considered a part of this prospectus.

Market Area

We conduct our operations from our three full-service banking offices and one limited-service banking office located in Norfolk County, Massachusetts. We consider our primary lending market area to be Norfolk and Plymouth Counties, Massachusetts, however, we occasionally make loans secured by properties located outside of our primary lending market.

Norfolk County is located directly south of the city of Boston, Massachusetts. The county includes 28 eastern Massachusetts communities, all of which are residential suburbs of Boston. Norfolk County is the wealthiest county in the Commonwealth of Massachusetts and is characterized by a high concentration of white-collar professionals who work in the Boston Metropolitan Statistical Area. According to the United States Census Bureau, the total population of Norfolk County was 706,775 as of July 1, 2019. The annual population growth rate within Norfolk County has increased 5.3% from 2010 to 2019.

According to the United States Census Bureau from 2015 through 2019:

•	The median household income in Norfolk County was $103,291 compared to a median household income for Massachusetts of $81,215 and $62,843 for the United States;

•	The median home value was $470,800, compared to $381,600 in Massachusetts and $217,500 for the United States;

•	Approximately 53.6% of the population of Norfolk County held a bachelor’s degree or higher, compared to 43.7% for Massachusetts and 32.1% for the United States; and

•	Approximately 5.8% of the population of Norfolk County had incomes below the poverty level, compared to 9.4% for Massachusetts and 10.5% for the United States.

Additionally, according to the U.S. Bureau of Labor Statistics, the unemployment rate at June 2021 was 4.9% for Norfolk County, compared to 5.4% for Massachusetts and 5.9% for the United States.

Competition

We face significant competition within our market both in making loans and attracting deposits. Our market area has a high concentration of financial institutions, including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms, consumer finance companies and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies.

As of June 30, 2020 (the latest date for which information is available), our market share was 0.84% of total deposits in Norfolk County, Massachusetts, making us the 23rd largest out of 42 banks operating in Norfolk County.

Lending Activities

Our principal lending activity is in one- to four-family residential real estate loans, and, to a lesser extent, multi-family real estate loans, commercial real estate loans, second mortgage loans, home equity lines of credit and consumer loans. Subject to market conditions and our asset-liability analysis, we expect to increase our focus on the origination of multi-family and commercial real estate loans, in an effort to diversify our overall loan portfolio and increase the overall yield earned on our portfolio. We compete by focusing on personalized service for consumers as well as businesses. Due to our structure, we are able to move quickly on client requests and are able to price competitively compared to our competitors. Our responsiveness has historically enabled us to grow and retain our customer base.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated. At June 30, 2021 and 2020, we had no loans held for sale.

	At June 30,
	2021		2020
	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$139,687	79.15%	$147,565	78.19%
Multi-family	15,868	8.99	18,377	9.74
Second mortgages and home equity lines of credit	2,454	1.39	2,726	1.44
Commercial	16,366	9.27	18,213	9.65
Consumer	2,111	1.20	1,855	0.98

	176,486	100.00%	188,736	100.00%

Less:
Allowance for losses	(1,722)		(1,662)
Net deferred loan fees	(331)		(235)

Total loans	$174,433		$186,839

Contractual Maturities. The following tables set forth the contractual maturities of our loan portfolio at June 30, 2021. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments. Actual maturities may differ.

	One- to Four- Family Residential Real Estate	Multi-family	Second Mortgages and Home Equity Lines of Credit	Commercial Real Estate

	(In thousands)
Amounts due in:
One year or less	$90	$—	$12	$—
More than one to five years	1,345	94	39	383
More than five to 15 years	35,086	1,673	1,149	2,430
More than 15 years	103,166	14,101	1,254	13,553

Total	$139,687	$15,868	$2,454	$16,366

	Consumer	Total

	(In thousands)
Amounts due in:
One year or less	$117	$219
More than one to five years	721	2,582
More than five to 15 years	1,273	41,611
More than 15 years	—	132,074

Total	$2,111	$176,486

Fixed Versus Adjustable-Rate Loans. The following table sets forth our fixed and adjustable-rate loans at June 30, 2021 that are contractually due after June 30, 2022.

	Due After June 30, 2022
	Fixed	Adjustable	Total

	(In thousands)
Real estate loans:
One- to four-family residential	$130,050	$9,536	$139,586
Multi-family	2,237	13,631	15,868
Second mortgage and home equity lines of credit	1,046	1,408	2,454
Commercial	3,298	13,068	16,366
Consumer	1,993	—	1,998

Total loans	$138,745	$37,741	$176,267

One- to Four-Family Residential Real Estate Lending. Our historical primary lending activity has been the origination of one- to four-family, owner-occupied, residential mortgage loans, virtually all of which are secured by properties located in our market area. At June 30, 2021, one- to four-family residential real estate loans totaled $139.7 million, or 79.2% of our total loan portfolio. The average principal loan balance of our one- to four-family residential real estate loans was $215,000 at June 30, 2021.

We currently offer one- to four-family residential real estate loans with terms of up to 30 years. The one- to four-family residential real estate loans that we originate are generally underwritten to Fannie Mae and Freddie Mac guidelines. We currently retain in our portfolio all of the one- to four-family residential real estate loans we originate. We primarily originate fixed-rate one- to four-family residential real estate loans, but, on a much more limited basis, also originate adjustable-rate loans. At June 30, 2021, $130.2 million, or 93.2% of our one- to four-family residential real estate loans had fixed rates of interest, and $9.5 million, or 6.8% of our one- to four-family residential real estate loans, had adjustable rates of interest. One- to four-family residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers have the right to refinance or prepay their loans. We generally limit the loan-to-value ratios of our mortgage loans to 80% of the sales price or appraised value, whichever is lower.

Our adjustable-rate one- to four-family residential real estate loans carry terms to maturity ranging from 10 to 30 years and generally have fixed rates for initial terms of one, three or five years, and adjust annually thereafter at a margin, which in recent years has been tied to a margin above the one-year constant maturity U.S. Treasury rate. The maximum amount by which the interest rate may be increased or decreased is, subject to a contractual floor (which is generally the initial interest rate on the loan), generally 2% annually, with a lifetime interest rate cap of generally 6% over the initial interest rate of the loan.

Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically re-price, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by our maximum periodic and lifetime rate adjustments. As a result, the effectiveness of adjustable-rate mortgage loans in compensating for changes in market interest rates may be limited.

At June 30, 2021, $20.5 million, or 14.7%, of the one- to four-family residential real estate loan portfolio, was secured by non-owner occupied properties. We generally originate these loans to individuals to whom we have had a previous borrowing relationship. Generally, we require personal guarantees on these properties if the loan is made to an entity other than individual borrowers. We will not make loans in excess of 80% loan to value on non-owner-occupied properties.

We have not offered “interest only” mortgage loans on permanent one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also have not offered loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We have not offered “Alt-A” loans (i.e., loans that generally target borrowers with better credit scores who borrow with alternative documentation such as little or no verification of income). We also do not originate subprime loans to customers with weakened credit histories

We require title insurance on all of our one- to four-family residential real estate mortgage loans, and we also require that borrowers maintain fire and extended coverage casualty insurance (and, if appropriate, flood insurance) in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. We do not conduct environmental testing on residential real estate mortgage loans unless specific concerns for hazards are identified in the appraisal conducted in connection with the origination of the loan.

When underwriting residential real estate loans, we review and verify each loan applicant’s employment, income and credit history and, if applicable, our experience with the borrower. Our policy is to obtain credit reports on all borrowers and guarantors. We also obtain tax returns, financial statements for non-owner-occupied loans. Generally, all properties securing residential real estate loans are appraised by independent appraisers.

Multi-Family and Commercial Real Estate Lending. At June 30, 2021, multi-family real estate loans totaled $15.8 million, or 9.0% of our loan portfolio. Our multi-family real estate loans are generally secured by properties consisting of five or more rental units within our market area. At June 30, 2021, commercial real estate loans totaled $16.4 million, or 9.3% of our portfolio. Our commercial real estate loans are generally secured by office buildings, small retail facilities, mixed-use facilities and warehouses within our market area. We currently offer multi-family and commercial real estate loans with terms of up to 30 years. We currently retain in our portfolio all of the multi-family and commercial real estate loans we originate.

We primarily originate adjustable-rate multi-family and commercial real estate loans, but we do, on a much more limited basis, originate fixed-rate loans. At June 30, 2021, $13.6 million, or 85.9% of multi-family real estate loans had adjustable rates of interest, and $2.2 million, or 14.1% of our multi-family real estate loans, had fixed rates of interest. At June 30, 2021, $13.1 million, or 79.8% of commercial real estate loans had adjustable rates of interest, and $3.3 million, or 20.2% of our commercial real estate loans, had fixed rates of interest. Interest rates on our adjustable-rate multi-family and commercial real estate loans are generally fixed for the first five years and adjust annually thereafter based on the one-year U.S. Treasury constant maturity rate, plus a margin.

At June 30, 2021, the average loan size of our outstanding multi-family real estate loans was $567,000, and our largest multi-family residential real estate loan had an outstanding balance of $1.9 million and is secured by an apartment building located in our primary market area. At June 30, 2021, this loan was performing according to its original terms. At June 30, 2021, the average loan size of our outstanding commercial real estate loans was $481,000, and our largest commercial real estate loan had an outstanding balance of $2.5 million and is secured by three properties related to an ambulance dispatching and maintenance center located in our primary market area. At June 30, 2021, this loan was performing according to its original terms.

We consider a number of factors in originating multi-family and commercial real estate loans. We evaluate the qualifications, income level and financial condition of the borrower, including project-level and global cash flows, credit history, and management expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). We generally require a debt service ratio of at least 1.20x. Multi-family and commercial real estate loans have loan-to-value ratios of up to 80% of the appraised value of the property securing the loans. When underwriting multi-family and commercial real estate loans, we review and verify each loan applicant’s employment, income and credit history. Our policy is to obtain credit reports, financial statements and tax returns on all borrowers and guarantors. Generally, all properties securing real estate loans are appraised by independent appraisers. Generally, we require personal guaranties from the principals on the loans.

Multi-family and commercial real estate loans entail greater credit risks compared to one- to four-family residential real estate loans because they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties. If we foreclose on a multi-family or commercial real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be a lengthy process with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on multi-family and commercial real estate loans can be both unpredictable and substantial.

Second Mortgage Loans and Home Equity Lines of Credit. At June 30, 2021, second mortgage loans and home equity lines of credit totaled $2.5 million, or 1.4% of our loan portfolio. Second mortgage loans and home equity lines of credit are multi-purpose loans used to finance various home or personal needs for which a one- to four-family primary or secondary residence serves as collateral. We generally originate home equity lines of credit on owner-occupied properties with adjustable rates of interest based on the prime interest rate published in The Wall Street Journal, plus a margin. We generally originate home equity lines of credit with a maximum loan-to-value ratio of 80% (including the value of the underlying mortgage loan) and with terms of up to 20 years. We originate second mortgage loans on owner-occupied properties with fixed rates of interest. We generally originate these loans with a maximum loan-to-value ratio of 80% (including the value of the underlying mortgage loan) and with terms of up to 15 years.

The procedures for underwriting these loans include assessing the applicant’s payment history on other indebtedness, the applicant’s ability to meet existing obligations and payments on the proposed loan, and the loan-to-value ratio. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

Consumer Lending. We offer a variety of consumer loans to individuals, including home improvement loans, new and used automobile loans, personal collateral loans and loans secured by savings accounts or certificates of deposit. At June 30, 2021, our consumer loan portfolio totaled $2.1 million, or 1.2% of our total loan portfolio, $2.0 million of which were home improvement loans. Home improvement loans are unsecured fixed-rate loans that must be used to improve a one- four-family residential real estate or multi-family real estate loan with a maximum amount of $15,000 and a term of five years. Automobile loans are made with a term of five years for vehicles that are two years old or less and up to four years for vehicles that are more than two years old. These loans will be originated with loan-to-value ratios of up to 90% of the value of the vehicle. A loan secured by deposits can also be originated for up to 90% of the funds on deposit.

Consumer loans generally entail greater risk than one- to four-family residential mortgage loans, particularly in the case of loans that are unsecured or are secured by assets that tend to depreciate in value. As a result, consumer loan collections are primarily dependent on the borrower’s continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. In these cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan, and the remaining value often does not warrant further substantial collection efforts against the borrower.

Originations, Sales, Participations and Purchases of Loans

Most of our loan originations are generated by our loan personnel and from referrals from existing customers, real estate brokers, accountants and other professionals. All loans we originate are underwritten pursuant to our policies and procedures. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and pricing levels established by competing banks, thrifts, credit unions, and mortgage banking companies. Our volume of loan originations is influenced significantly by market interest rates, and, accordingly, the volume of our loan originations can vary from period to period. We do not sell any of the loans we originate.

From time to time, we may purchase loan participations in which we are not the lead lender. From time to time, we may also purchase whole loans. In both of these situations, we follow our customary loan underwriting and approval policies. At June 30, 2021, the outstanding balances of our loan participations where we are not the lead lender totaled $2.6 million, or 2.1% of our loan portfolio, and consisted of five borrower relationships secured by multi-family and commercial real estate located in Connecticut. All such loans were performing in accordance with their original terms. We did not purchase any whole loans during the years ended June 30, 2021 or 2020. We also have not participated out portions of loans during the years ended June 30, 2021 or 2020.

Loan Approval Procedures and Authority

Pursuant to federal law, the aggregate amount of loans that Colonial Federal Savings Bank is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Colonial Federal Savings Bank’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans). At June 30, 2021, based on the 15% limitation, Colonial Federal Savings Bank’s loans-to-one-borrower limit was approximately $7.5 million. On the same date, Colonial Federal Savings Bank had no borrowers with outstanding balances in excess of this amount. At June 30, 2021, our largest loan relationship with one borrower was for $5.3 million and consisted of ten loans secured by multi-family real estate and mixed-use real estate. The loans were performing in accordance with their original terms on that date. Our loan-to-one borrower limitation will increase following the completion of the reorganization and offering due to the additional capital Colonial Federal Savings Bank will receive.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed information submitted by the prospective borrower, credit histories that we obtain, and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers approved by our board of directors or internal evaluations, where permitted by regulations.

The board of directors has granted loan approval authority to a Loan Committee that is comprised of our President and Chief Executive Officer, Chief Operating Officer, Vice President of Retail Lending, Vice President of Financial Markets and Assistant Vice President of Operations. The Loan Committee can approve individual loans of up to prescribed limits, depending on the type of loan as follows:

•

For all real estate loans, the approval of two Loan Committee members is required for loans up to $400,000 and the approval of three Loan Committee members (one of which must be our President and Chief Executive Officer) is required for loans between $400,000 and $750,000. Real estate of loans greater than $750,000 require the approval of the board of directors.

•	For consumer loans, the approval of two Loan Committee members is required for loans up to $50,000 and the approval of three Loan Committee members is required for consumer loans greater than $50,000.

Loans that involve policy exceptions also must be approved by the Loan Committee and ratified by the board of directors.

Delinquencies and Non-Performing Assets

Delinquency Procedures. A late notice is sent to a borrower between the 16th and 18th day after a loan is past due. When the loan is 30 days past due, we mail the borrower a letter reminding the borrower of the delinquency, and attempt to contact the borrower personally to determine the reason for the delinquency. If necessary, at 45 days past due, additional contact will be made with the borrower, which usually includes an in-person meeting and the account will be monitored on a regular basis thereafter. A property will be inspected between the 30th and 90th day of delinquency. When the loan reaches the 60th day of delinquency, we will send the borrower a letter informing the borrower of their rights and our intent to proceed with further collection efforts, including foreclosure, if the loan default is not cured within 90 days. At the end of the 90-day cure period, a decision will be made whether to begin foreclosure proceedings. Loans are charged off when we believe that the recovery of principal is improbable. A summary report of all loans 30 days or more past due is provided to the board of directors each month.

Troubled Debt Restructurings. A loan is classified as a troubled debt restructuring if, for economic or legal reasons related to the borrower’s financial difficulties, we grant a concession to the borrower that we would not otherwise consider. This usually includes a modification of loan terms, such as a reduction of the interest rate to below market terms, capitalizing past due interest or extending the maturity date and possibly a partial forgiveness of the principal amount due. Interest income on restructured loans is accrued after the borrower demonstrates the ability to pay under the restructured terms through a sustained period of repayment performance, which is generally six consecutive months. We had no troubled debt restructurings at June 30, 2021 and 2020.

The CARES Act, in addition to providing financial assistance to both businesses and consumers, created a forbearance program for federally-backed mortgage loans, protects borrowers from negative credit reporting due to loan accommodations related to the national emergency, and provides financial institutions the option to temporarily suspend certain requirements under U.S. generally accepted accounting principles related to troubled debt restructurings for a limited period of time to account for the effects of COVID-19. The Federal banking regulatory agencies have likewise issued guidance encouraging financial institutions to work prudently with borrowers who are, or may be, unable to meet their contractual payment obligations because of the effects of COVID-19. That guidance, with concurrence of the Financial Accounting Standards Board and provisions of the CARES Act, allows modifications made on a good faith basis in response to COVID-19 to borrowers who were generally current with their payments on December 31, 2019, to not be treated as troubled debt restructurings. Modifications may include payment deferrals, fee waivers, extensions of repayment term, or other delays in payment. We worked with our customers affected by COVID-19 and accommodated 20 loan modifications totaling $9.5 million, none of which remained on modified payment status at June 30, 2021.

Delinquent Loans. The following table sets forth our loan delinquencies by type and amount at the dates indicated.

	At June 30,
	2021			2020
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due

	(In thousands)
Real estate loans	$—	$—	$—	$—	$—	$—
Consumer	—	—	—	—	2	—

Total	$—	$—	$—	$—	$2	$—

Loans Past Due and Nonperforming Assets. Loans are reviewed on a regular basis. Management determines that a loan is impaired or non-performing when it is probable at least a portion of the loan will not be collected in accordance with the original terms due to a deterioration in the financial condition of the borrower or the value of the underlying collateral if the loan is collateral dependent. When a loan is determined to be impaired, the measurement of the loan in the allowance for loan losses is based on present value of expected future cash flows, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Non-accrual loans are loans for which collectability is questionable and, therefore, interest on such loans will no longer be recognized on an accrual basis. All loans that become 90 days or more delinquent are placed on non-accrual status unless the loan is well secured and is in the process of collection. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received on a cash basis or cost recovery method.

We generally cease accruing interest on our loans when contractual payments of principal or interest have become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income is reversed. Interest received on non-accrual loans generally is applied against principal and is recognized on a cash basis. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

We had no non-performing loans at June 30, 2021 or 2020.

Real Estate Owned. When we acquire real estate as a result of foreclosure, the real estate is classified as real estate owned. The real estate owned is recorded at fair value, less estimated costs to sell. Soon after acquisition, we order a new appraisal, or evaluation when acceptable, to determine the current market value of the property. Any excess of the recorded value of the loan satisfied over the market value of the property is charged against the allowance for loan losses, or, if the existing allowance is inadequate, charged to expense, in either case during the applicable period of such determination. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell. We had no real estate owned at June 30, 2021 or 2020.

Non-Performing Assets. As indicated by the following table, there were no non-performing assets at June 30, 2021 or 2020.

At June 30,
	2021	2020

(Dollars in thousands)
Non-accrual loans:
Total non-accrual loans	$—	$—

Accruing loans past due 90 days or more	—	—
Total accruing loans past due 90 days or more	—	—

Total non-performing loans	$—	$—

Foreclosed assets	—	—

Total non-performing assets	$—	$—

Non-accruing troubled debt restructurings	$—	$—
Total accruing troubled debt restructured loans	$—	$—
Total non-performing loans to total loans	—%	—%
Total non-accrual loans to total loans	—%	—%
Total non-performing assets to total assets	—%	—%

There was no additional interest income that would have been recorded for the year ended June 30, 2021 or the year ended June 30, 2020 had non-accruing loans been current according to their original terms.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of the Comptroller of the Currency to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses in the loan portfolio. General allowances represent loss allowances that have been established to cover probable accrued losses associated with lending activities, but that, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

In accordance with our loan policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations. Loans are listed on the “watch list” initially because of emerging financial weaknesses even though the loan is currently performing as agreed, or if the loan possesses weaknesses although currently performing. If a loan deteriorates in asset quality, the classification is changed to “special mention,” “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on non-accrual status and classified “substandard.” Management reviews the status of each impaired loan on our watch list on a quarterly basis.

On the basis of this review of our assets, our classified loans and special mention loans at the dates indicated were as follows:

	At June 30,
	2021	2020
	(In thousands)
Substandard	$—	$—
Doubtful	—	—
Loss	—	—

Total classified	$—	$—

Special mention assets	$2,024	$—

The $2.0 million of special mention assets at June 30, 2021 consisted of one commercial real estate loan to a single borrower.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the statement of financial condition date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of a loan receivable is charged off as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a given borrower’s ability to repay, the estimated value of any underlying collateral, the size and composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows or collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. We do not separately identify consumer loans for impairment disclosure unless such loans are subject to a troubled debt restructuring agreement. The general component covers pools of loans by loan class not considered impaired. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include: (1) levels and trends in delinquent, classified, non-accrual and impaired loans, as well as loan modifications; (2) trends in the nature and volume of the portfolio and terms of loans and the existence and effect of any concentrations of credit and changes in the level of such concentrations; (3) effects of the changes in risk selection and lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices; (4) experience, ability, and depth of lending department management and other relevant staff; and (5) national, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans. Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. As a result of the COVID-19 pandemic, we increased certain of our qualitative loan portfolio risk factors relating to local and national economic conditions. An unallocated component of the allowance for loan losses is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

We will continue to monitor and modify our allowance for loan losses as conditions dictate. No assurances can be given that the level of allowance for loan losses will cover all of the inherent losses on the loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

As an integral part of their examination process, the Office of the Comptroller of the Currency periodically reviews our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in the process for establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the years indicated.

	At or For the Years Ended June 30,
	2021	2020

	(Dollars in thousands)
Allowance for loan losses at beginning of year	$1,662	$1,612
Provision for loan losses	60	50
Charge-offs:
Consumer	—	1

Total charge-offs	—	1

Recoveries:
Real estate loans:
One- to four-family residential	—	1

Total recoveries	—	1

Net recoveries	—	—

Allowance at end of year	$1,722	$1,662

Allowance to non-performing loans	NM	NM
Allowance to total loans outstanding at the end of the year	0.98%	0.88%
Net (charge-offs) recoveries to average loans outstanding during the year	—%	—%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At June 30,
	2021			2020
	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allowance	Percent of Loans in Each Category to Total Loans

	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$995	57.78%	79.15%	$910	54.75%	78.19%
Multi-family	240	13.94	8.99	279	16.79	9.74
Second mortgages and home equity lines of credit	27	1.57	1.39	30	1.81	1.44
Commercial	279	16.20	9.27	311	18.71	9.65
Consumer	58	3.37	1.20	47	2.83	0.98

Total allocated allowance	1,599	92.86	100.00%	1,577	94.95	100.00%

Unallocated	123	7.14		84	5.05

Total	$1,722	100.00%		$1,661	100.00%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings.

Investment Activities

General. Our board of directors is responsible for approving and overseeing our investment policy, which is reviewed at least annually by the board. The objectives of our investment policy are: (1) to provide liquidity necessary to meet short- and long-term business needs in accordance with our liquidity policy; (2) maintain a balance of high-quality, diversified investments to minimize risk; (3) provide collateral for pledging requirements; (4) generate a reasonable rate of return within the context of our liquidity and credit risk objectives; and (5) help mitigate interest rate risk. The board has delegated to our President and Chief Executive Officer the primary responsibility for oversight and implementation of daily investment activities. The President and Chief Executive Officer has appointed investment officers to assist in overseeing our investing activities and strategies. The authorized officers are our President and Chief Executive Officer, Treasurer and Chief Operating Officer and Vice President of Financial Markets. Investment officers may purchase or sell on our behalf up to $2.0 million of individual securities and up to $10.0 million in the aggregate per calendar month. Amounts that exceed those thresholds require the approval of the board of directors. The board of directors reviews the activities of the investment officers at each of its meetings.

Our current investment policy authorizes us to invest in various types of investment grade investment securities and liquid assets, including U.S. Treasury obligations (up to 55% of our total investment portfolio), securities of various government-sponsored enterprises (up to 55% of our investment portfolio), corporate debt (up to 45% of our total investment portfolio), mortgage-backed securities (up to 75% of our total investment portfolio), collateralized mortgage obligations (up to 45% of our total investment portfolio), asset-backed securities (up to 10% of our total investment portfolio), municipal obligations (up to 55% of our total investment portfolio), mutual funds (up to 10% of our total investment portfolio) and certificates of deposit of federally insured institutions (up to 10% of our total investment portfolio). We do not engage in any investment hedging activities or trading activities, nor do we purchase any high-risk mortgage derivative products, corporate junk bonds, or certain types of structured notes.

Generally accepted accounting principles require that, at the time of purchase, we designate a debt security as held-to-maturity, available-for-sale, or trading, depending on our ability and intent to hold such security. Debt ssecurities designated as available for sale are reported at fair value, while debt securities designated as held to maturity are reported at amortized cost.

At June 30, 2021, our investment portfolio totaled $107.4 million, which consisted of debt obligations, mortgage-backed securities and collateralized mortgage obligations issued by U.S. government-sponsored enterprises as well as corporate and municipal bonds. At such date, $105.1 million was designated as held to maturity. At June 30, 2021, we also owned $453,000 of Federal Home Loan Bank of Boston stock. As a member of Federal Home Loan Bank of Boston, we are required to purchase stock in the Federal Home Loan Bank of Boston, which is carried at cost and classified as a restricted investment.

For additional information regarding our investment securities portfolio, see Note 3 to the notes to our consolidated financial statements.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank of Boston advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, loan prepayments, maturities, pre-payments and calls of securities, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents within our primary market area. We offer a selection of deposit accounts, including non-interest-bearing checking accounts, interest-bearing checking accounts, money market accounts, savings accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. At June 30, 2021, our core deposits, which are deposits other than certificates of deposit, were $173.1 million, representing 60.8% of total deposits. As part of our business strategy, we intend to continue our effort to increase our core deposits while allowing higher-cost certificates of deposit to run off upon maturity.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. The variety of deposit accounts that we offer allows us to be competitive in generating deposits and to respond with flexibility to changes in our customers’ demands. Our ability to gather deposits is impacted by the competitive market in which we operate, which includes numerous financial institutions of varying sizes offering a wide range of products. We believe that deposits are a stable source of funds, but our ability to attract and maintain deposits at favorable rates will be affected by market conditions, including competition and prevailing interest rates.

The following table sets forth the distribution of total deposits by account type at the dates indicated.

	At June 30,
	2021			2020
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(Dollars in thousands)
Non-interest-bearing demand deposits	$30,129	10.58%	—%	$24,941	8.99%	—%
Interest-bearing demand deposits	32,616	11.46	0.05	29,014	10.46	0.05
Savings deposits	68,998	24.24	0.10	61,654	22.22	0.10
Money market deposits	41,319	14.52	0.26	31,123	11.21	0.26
Certificates of deposit	111,572	39.20	0.86	130,736	47.12	1.93

Total	$284,634	100.00%	0.41%	$277,468	100.00%	0.98%

As of June 30, 2021 and 2020, the aggregate amount of uninsured deposits (deposits in amounts greater than or equal to $250,000, which is the maximum amount for federal deposit insurance) was $26.4 million and $24.1 million, respectively. In addition, as of June 30, 2021, the aggregate amount of all our uninsured certificates of deposit was $10.8 million. We have no deposits that are uninsured for any reason other than being in excess of the maximum amount for federal deposit insurance. The following table sets forth the maturity of the uninsured certificates of deposit as of June 30, 2021.

At June 30, 2021
(In thousands)
Maturity Period:
Three months or less	$2,381
Over three through six months	242
Over six through twelve months	2,019
Over twelve months	6,190

Total	$10,832

Borrowed Funds. We may obtain advances from the Federal Home Loan Bank of Boston upon the security of our capital stock in the Federal Home Loan Bank of Boston and certain of our mortgage loans. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. We use such advances to provide short-term funding as a supplement to our deposits. To the extent such borrowings have different terms to repricing than our deposits, they can change our interest rate risk profile. At June 30, 2021, we had $918,000 in advances from the Federal Home Loan Bank of Boston. At June 30, 2021, we had the capacity to borrow an additional $65.0 million in Federal Home Loan Bank of Boston advances.

Additionally, at June 30, 2021 we had a $2.4 million available line of credit with the Federal Home Loan Bank of Boston, none of which was drawn at June 30, 2021.

Properties

We conduct our operations from our main office in Quincy, Massachusetts and two additional branch offices in Holbrook and Weymouth, Massachusetts. We also maintain a limited branch office located within, and only available to residents of, a senior citizen housing facility in Quincy, Massachusetts. All of our branch offices are located in Norfolk County, Massachusetts. As of June 30, 2021, the net book value of our real properties, including land buildings and building improvements, was $3.1 million.

Subsidiary Activities

Upon completion of the conversion, Colonial Federal Savings Bank will become the wholly owned subsidiary of CFSB Bancorp, Inc. Colonial Federal Savings Bank has one subsidiary, Beach Street Securities Corporation, which was incorporated in Massachusetts in 1997 to buy, sell and hold investments for its own account.

Legal Proceedings

We are not involved in any pending legal proceedings as a plaintiff or defendant other than routine legal proceedings occurring in the ordinary course of business, and at June 30, 2021, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Colonial Federal Savings Bank will enter into an agreement with CFSB Bancorp, Inc. to provide it with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, Colonial Federal Savings Bank and CFSB Bancorp, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of June 30, 2021, we had 31 full-time equivalent employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

TAXATION

Colonial Federal Savings Bank is, and 15 Beach, MHC and CFSB Bancorp, Inc. will be, subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize material income tax matters and is not a comprehensive description of the tax rules applicable to 15 Beach, MHC, CFSB Bancorp, Inc. and Colonial Federal Savings Bank.

Our federal and state tax returns have not been audited for the past five years.

Federal Taxation

Method of Accounting. For federal income tax purposes, Colonial Federal Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns. Prospectively, Colonial Federal Savings Bank is considering changing its tax reporting to a fiscal year ending June 30. CFSB Bancorp, Inc. and Colonial Federal Savings Bank will file a consolidated federal income tax return. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for income taxes on bad debt reserves by savings institutions with more than $500 million in assets. For taxable years beginning after 1995, Colonial Federal Savings Bank has been subject to the same bad debt reserve rules as commercial banks. It currently utilizes the experience method under Section 585(b)(2) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Net Operating Loss Carryovers. Effective with the passage of the Tax Cuts and Jobs Act, net operating loss carrybacks are no longer permitted, and net operating losses are allowed to be carried forward indefinitely. Net operating loss carryforwards arising from tax years beginning after January 1, 2018 are limited to offset a maximum of 80% of a future year’s taxable income.

Capital Loss Carryovers. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any loss remaining after the five-year carryover period that has not been deducted is no longer deductible. At June 30, 2021, Colonial Federal Savings Bank had no capital loss carryovers.

Corporate Dividends. CFSB Bancorp, Inc. may generally exclude from its income 100% of dividends received from Colonial Federal Savings Bank as a member of the same affiliated group of corporations.

State Taxation

Financial institutions in Massachusetts are required to file combined income tax returns. The current Massachusetts excise tax rate for financial institutions is 9.0% of federal taxable income, adjusted for certain items. Taxable income includes gross income as defined under the Internal Revenue Code, plus interest from bonds, notes and evidences of indebtedness of any state, including Massachusetts, less deductions, but not the credits, allowable under the provisions of the Internal Revenue Code, except for those deductions relating to dividends received and income or franchise taxes imposed by a state or political subdivision. Carryforwards and carrybacks of net operating losses and capital losses are not allowed.

A financial institution or business corporation is generally entitled to special tax treatment as a “security corporation” under Massachusetts law provided that: (1) its activities are limited to buying, selling, dealing in or holding securities on its own behalf and not as a broker; and (2) it has applied for, and received, classification as a “security corporation” by the Commissioner of the Massachusetts Department of Revenue. A security corporation that is also a bank holding company under the Internal Revenue Code must pay a tax equal to 0.33% of its gross income. A security corporation that is not a bank holding company under the Internal Revenue Code must pay a tax equal to 1.32% of its gross income. Beach Street Securities Corporation is qualified as a security corporation. As such, it has received security corporation classification by the Massachusetts Department of Revenue and does not conduct any activities deemed impermissible under the governing statutes and the various regulations, directives, letter rulings and administrative pronouncements issued by the Massachusetts Department of Revenue.

SUPERVISION AND REGULATION

General

As a federal savings bank, Colonial Federal Savings Bank is subject to examination, supervision and regulation, primarily by the Office of the Comptroller of the Currency, and, secondarily, by the FDIC as deposit insurer. The federal system of regulation and supervision establishes a comprehensive framework of activities in which Colonial Federal Savings Bank may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund and not for the protection of security holders. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies. That includes with respect to the classification of assets and the establishment of loan loss reserves for regulatory purposes. In addition, Colonial Federal Savings Bank is a member of and owns stock in the Federal Home Loan Bank of Boston, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; provide oversight for the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings, interest rate sensitivity and other factors. These ratings are inherently subjective and the receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

As a savings and loan holding company, CFSB Bancorp, Inc. will be required to comply with the rules and regulations of the Federal Reserve Board. It will be subject to examination and supervision by, and be required to file certain reports with, the Federal Reserve Board. CFSB Bancorp, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Securities and Exchange Commission or Congress, could have a material adverse impact on the operations and financial performance of CFSB Bancorp, Inc. and Colonial Federal Savings Bank.

Set forth below are certain material regulatory requirements that are applicable to Colonial Federal Savings Bank and CFSB Bancorp, Inc. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Colonial Federal Savings Bank and CFSB Bancorp, Inc. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on CFSB Bancorp, Inc., Colonial Federal Savings Bank and their operations.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, Colonial Federal Savings Bank may generally invest in mortgage loans secured by residential and commercial real estate, commercial and industrial and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. Colonial Federal Savings Bank may also establish, subject to specified investment limits, “operating subsidiaries” that may engage in certain activities not otherwise permissible for Colonial Federal Savings Bank, including real estate investment and securities and insurance brokerage.

The Office of the Comptroller of the Currency issued a final rule in 2019 implementing a section of the Economic Growth, Regulatory Relief and Consumer Protection Act (“EGRRCPA”) that permits an eligible federal savings bank with assets of $20.0 billion or less as of December 31, 2017 to elect to operate with the business powers of a national bank, generally subject to the same limitations and restrictions, without converting to a national bank charter. A federal savings bank that makes the so-called “covered savings association” election must divest any activities or investments that are not permitted for a national bank. Colonial Federal Savings Bank had not made such an election as of June 30, 2021.

Capital Requirements. Federal regulations require federally-insured depository institutions, to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets ratio of 8.0% and a Tier 1 capital to total assets leverage ratio of 4.0%.

In determining the amount of risk-weighted assets for calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk-weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations. In assessing an institution’s capital adequacy, the Office of the Comptroller of the Currency takes into consideration not only these numeric factors, but qualitative factors as well, and has the authority to establish higher capital requirements for individual institutions where deemed necessary.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements.

EGRRCPA required the federal banking agencies, including the Office of the Comptroller of the Currency, to establish a “community bank leverage ratio” of between 8% and 10% for institutions with assets of less than $10 billion. Institutions with a capital level at or exceeding the ratio and otherwise meeting the specified requirements, and electing the alternative framework, are considered to comply with the applicable regulatory capital requirements, including the risk-based requirements. Final rules issued by the agencies established the community bank leverage ratio at 9% Tier 1 capital to total average assets, effective January 1, 2020. A qualifying institution may opt in and out of the community bank leverage ratio framework on its quarterly call report. An institution that temporarily ceases to meet any qualifying criteria is provided with a two-quarter grace period to regain compliance. Failure to meet the qualifying criteria within the grace period or maintain-a leverage ratio of 8% or greater requires the institution to comply with the generally applicable regulatory capital requirements.

The CARES Act lowered the community bank leverage ratio to 8%, with a federal regulation making the reduced ratio effective April 23, 2020. Another regulation was issued to transition back to the 9% community bank leverage ratio by increasing the ratio to 8.5% for calendar year 2021 and to 9% thereafter. The Company did not opt into the community bank leverage ratio framework.

At June 30, 2021, Colonial Federal Savings Bank’s capital exceeded all applicable requirements.

Loans-to-One Borrower. Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if secured by readily marketable collateral, which generally includes certain financial instruments (but not real estate). As of June 30, 2021, Colonial Federal Savings Bank was in compliance with the loans-to-one borrower limitations.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action. Federal law requires, among other things, that federal bank regulators take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under applicable regulations, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on the payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more additional restrictions, including a regulatory order to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, ceasing receipt of deposits from correspondent banks, dismissal of directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

The previously referenced final rule establishing an elective “community bank leverage ratio” regulatory capital framework provides that a qualifying institution whose capital exceeds the community bank leverage ratio and opts to use that framework will be considered “well-capitalized” for purposes of prompt corrective action.

At June 30, 2021, Colonial Federal Savings met the criteria for being considered “well capitalized.”

Capital Distributions. Federal regulations govern capital distributions by a federal savings bank, which include cash dividends and other transactions charged to the savings bank’s capital account. A federal savings bank must file an application with the Office of the Comptroller of the Currency for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net income for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•

the savings bank is not eligible for expedited treatment of its filings, generally due to an unsatisfactory regulatory rating or being subject to a cease and desist order or formal written agreement that requires action to improve the institution’s financial condition.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a savings and loan holding company must file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

An application or notice related to a capital distribution may be disapproved if:

•	the federal savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act generally provides that an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement.

Community Reinvestment Act and Fair Lending Laws. All federal savings banks have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. The Office of the Comptroller of the Currency is required to assess the federal savings bank’s record of compliance with the Community Reinvestment Act. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of the Comptroller of the Currency, as well as other federal regulatory agencies and the Department of Justice.

In June 2020, the Office of the Comptroller of the Currency issued a final rule clarifying and expanding the activities that qualify for Community Reinvestment Act credit and, according to the agency, seeking to create a more consistent and objective method for evaluating Community Reinvestment Act performance. The final rule was effective October 1, 2020, but compliance with certain of the revised requirements is not mandatory for institutions of Colonial Federal Savings Bank’s asset size until January 1, 2024.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. Colonial Federal Savings Bank received an “Satisfactory” Community Reinvestment Act rating in its most recent federal evaluation.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as Colonial Federal Savings Bank. CFSB Bancorp, Inc. will be an affiliate of Colonial Federal Savings Bank because of its control of Colonial Federal Savings Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets from an affiliate and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

Colonial Federal Savings Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of

Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•

be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•

not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Colonial Federal Savings Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Colonial Federal Savings Bank’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The Office of the Comptroller of the Currency has primary enforcement responsibility over federal savings banks and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings bank. Formal enforcement action by the Office of the Comptroller of the Currency may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution to the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the Office of the Comptroller of the Currency that enforcement action be taken with respect to a particular savings bank. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Branching. A federal savings bank that has not elected “covered savings association” status generally has authority to establish branches in any state or states of the United States and its territories. Such authority is subject to Office of the Comptroller of the Currency approval for new branches.

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC-insured financial institutions such as Colonial Federal Savings Bank generally up to a maximum of $250,000 per separately insured depositor. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

Under the FDIC’s risk-based assessment system, institutions deemed less risky pay lower FDIC assessments. Assessments for institutions of less than $10 billion of assets are based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of an institution’s failure within three years.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Colonial Federal Savings Bank. Colonial Federal Savings Bank cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

Privacy Regulations. Federal regulations generally require that Colonial Federal Savings Bank disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Colonial Federal Savings Bank is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Colonial Federal Savings Bank currently has a privacy protection policy in place and believes that such policy complies with the regulations.

USA PATRIOT Act. Colonial Federal Savings Bank is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements.

The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies and imposes affirmative obligations on financial institutions, such as enhanced recordkeeping and customer identification requirements.

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to certain exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Other Regulations

Interest and other charges collected or contracted for by Colonial Federal Savings Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, color, religion, national origin and other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act, governing disclosures with respect to deposit accounts; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of Colonial Federal Savings Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Federal Home Loan Bank System

Colonial Federal Savings Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank. Colonial Federal Savings Bank was in compliance with this requirement at June 30, 2021. Based on redemption provisions of the Federal Home Loan Bank of Boston, the stock has no quoted market value and is carried at cost. Colonial Federal Savings Bank reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Boston stock. At June 30, 2021, no impairment had been recognized.

Holding Company Regulation

General. CFSB Bancorp, Inc. and 15 Beach, MHC will be savings and loan holding companies within the meaning of the Home Owners’ Loan Act. As such, CFSB Bancorp, Inc. and 15 Beach, MHC will be registered with the Federal Reserve Board and subject to the regulation, examination, supervision and reporting requirements applicable to savings and loan holding companies. In addition, the Federal Reserve Board has enforcement authority over CFSB Bancorp, Inc., 15 Beach, MHC and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to Colonial Federal Savings Bank.

Permissible Activities. Under present law, the business activities of CFSB Bancorp, Inc. and 15 Beach, MHC are generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, provided certain conditions are met and financial holding company status is elected, and for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to regulatory approval, and certain additional activities authorized by federal regulations. CFSB Bancorp, Inc. and 15 Beach, MHC have not elected financial holding company status.

Federal law prohibits a savings and loan holding company, including CFSB Bancorp, Inc. and 15 Beach, MHC, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings association or savings and loan holding company, without prior Federal Reserve Board approval. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board considers factors such as the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on and the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

•	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

•	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

Capital. Savings and loan holding companies with less than $3.0 billion in consolidated assets are generally not subject to the regulatory capital requirements unless otherwise advised by the Federal Reserve Board.

Source of Strength. The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has issued regulations requiring that all savings and loan holding companies serve as a source of financial and managerial strength to their subsidiary depository institutions.

Dividends and Stock Repurchases. The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall supervisory financial condition. Federal Reserve Board regulatory guidance provides for prior consultation with Federal Reserve Bank staff concerning dividends in certain circumstances such as where the company’s net income for the past four quarters, net of capital distributions previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. Federal Reserve Board guidance also states that a holding company should inform Federal Reserve Bank supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of CFSB Bancorp, Inc. to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Waivers of Dividends by 15 Beach, MHC. CFSB Bancorp, Inc. may pay dividends on its common stock to public stockholders. If it does, it is also required to pay dividends to 15 Beach, MHC, unless 15 Beach, MHC elects to waive the receipt of dividends. 15 Beach, MHC must receive the approval of the Federal Reserve Board before it may waive the receipt of any dividends from CFSB Bancorp, Inc. The Federal Reserve Board has issued an interim final rule providing that it will not object to dividend waivers under certain circumstances, including circumstances where the waiver is not detrimental to the safe and sound operation of the savings bank and a majority of the mutual holding company’s members have approved the waiver of dividends by the mutual holding company within the previous twelve months. In addition, for a “non-grandfathered” mutual holding company such as 15 Beach, MHC, each officer or director of CFSB Bancorp, Inc. and Colonial Federal Savings Bank, and any tax-qualified stock benefit plan or non-tax-qualified stock benefit plan in which such individual participates that holds any shares of stock to which the waiver would apply, must waive the right to receive any such dividend declared. In addition, any dividends waived by 15 Beach, MHC must be considered in determining an appropriate exchange ratio in the event of a conversion of the mutual holding company to stock form.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire “control” of a savings and loan holding company, such as CFSB Bancorp, unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquirer has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. There is a presumption of control upon the acquisition of 10% or more of a class of voting stock under certain circumstances, such as where the holding company involved has its shares registered under the Securities Exchange Act of 1934.

The Federal Reserve Board has adopted a final rule, effective September 30, 2020, that revises its framework for determining whether a company has a “controlling influence” over a bank or savings and loan holding company for purposes of the Bank Holding Company Act and the Savings and Loan Holding Company Act.

Federal Securities Laws

CFSB Bancorp, Inc. common stock will be registered with the Securities and Exchange Commission after the conversion and offering. CFSB Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in CFSB Bancorp, Inc.’s public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of CFSB Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of CFSB Bancorp, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If CFSB Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of CFSB Bancorp, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of CFSB Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Emerging Growth Company Status

CFSB Bancorp, Inc. is an emerging growth company. For as long as CFSB continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, CFSB Bancorp, Inc. also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that its independent auditors review and attest as to the effectiveness of its internal control over financial reporting. CFSB Bancorp, Inc. has also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Such an election is irrevocable during the period a company is an emerging growth company. Accordingly, its financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

A company loses emerging growth company status on the earlier of: (1) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (2) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (3) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (4) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

MANAGEMENT

Our Directors

The board of directors of CFSB Bancorp, Inc. will initially consist of seven members. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. Because 15 Beach, MHC will own a majority of our outstanding common stock, we will be a “controlled company” within the meaning of the Nasdaq corporate governance guidelines. As a “controlled company,” we will be exempt from certain requirements, including that a majority of our board of directors be independent under those standards, and that executive compensation and director nominations be overseen by independent directors. However, at the present time, we have determined that each of our directors, other than Michael E. McFarland, would be considered independent under the Nasdaq Stock Market corporate governance listing standards. See “ —Board Independence.”

The following table states our directors’ names, their ages as of June 30, 2021, and the calendar years when they began serving as directors of Colonial Federal Savings Bank.

Directors	Position	Age	Director Since	Current Term to Expire
James M. O’Leary, Jr.	Chairman of the Board	65	2014	2024
Michael E. McFarland	President and Chief Executive Officer	67	1994	2022
Paul N. Baharian	Director	75	2000	2023
Robert Guarnieri	Director	74	1989	2023
Edward J. Keohane	Director	77	1980	2022
Stephen D. Marini	Director	75	1997	2024
Tracy L. Wilson	Director	51	2018	2022

The business experience for the past five years of each of our directors is set forth below. The biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

Paul N. Baharian has over 40 years of experience in congregate elderly housing serving as the Executive Director of 1000 Southern Artery in Quincy, Massachusetts. He retired in 2010. Mr. Baharian currently serves on the Board of Trustees of 1000 Southern Artery. Mr. Baharian also has both commercial and residential banking experience with the South Shore National Bank prior to joining 1000 Southern Artery. Mr. Baharian has extensive experience in management, customer service and employee relations. Mr. Baharian has been involved in many civic and community projects over the years.

Robert Guarnieri is the retired President and Chief Executive Officer of Colonial Federal Savings Bank. Mr. Guarnieri has been associated with Colonial Federal Savings Bank since 1975 and had served as Controller, Treasurer before being elected as the President and Chief Executive Officer and a director in 1989. He also served as Chairman of the Board for five years. Mr. Guarnieri formerly worked at the accounting firm of KPMG. He was a certified public accountant for many years. Mr. Guarnieri has a strong banking and accounting background and an excellent track record in sales, customer assessment, risk management and team building. Over the years he has served on numerous boards in the congregate housing industry and various charitable endeavors.

Edward Keohane is the past Chairman of the Board of Colonial Federal Savings Bank. Mr. Keohane is the retired president of Keohane Funeral Service in Quincy, Massachusetts. Mr. Keohane is associated with Keohane Funeral Service in an advisory and mentoring role. Mr. Keohane has extensive experience in the service industry and in employee recruitment, retention and professional development. Mr. Keohane has been involved in the business community serving both nationally and locally. Mr. Keohane is a former president and director of National Selected Morticians. He is also one of the founders of the Quincy Chamber of Commerce and served as its first president. He brings a wealth of business knowledge, community and civic involvement to Colonial Federal Savings Bank.

Stephen D. Marini has over 40 years of experience as a certified public accountant and an auditor. He is a retired vice president of the firm of Gerald T. Reilly & Co. CPAs. Mr. Marini serves as Chairman of the Audit

Committee. Mr. Marini also served on the Board of the former Braintree Savings Bank. Mr. Marini has significant experience building relationships with clients and developing employees. Mr. Marini had served as a director of the South Shore Chamber of Commerce for many years and has been involved in many non-profit and charitable endeavors.

Michael E. McFarland is the President and Chief Executive Officer of Colonial Federal Savings Bank. He has served in this position for nine years. Mr. McFarland’s position as President and Chief Executive Officer fosters clear accountability, effective decision making, a clear and direct channel of communication from senior management to the full board of directors, and alignment on corporate strategy. Mr. McFarland has served as an elected member of both the Quincy City Council and the Quincy School Committee. He currently serves as the Vice Chairman of the Norfolk County Agricultural High School Board of Trustees in Walpole, Massachusetts. Mr. McFarland has been involved in many community and civic endeavors including past board member of both the Quincy and South Shore Chambers of Commerce. He is a member of the Quincy Retirement Board and also serves on the Quincy Affordable Housing Trust. Mr. McFarland serves on the Board of Trustees of 1000 Southern Artery in Quincy.

James O’Leary is the Chairman of the Board of Colonial Federal Savings Bank. He was elected Chairman in 2018. Mr. O’Leary is the President of Milton E. T. Lawrence Company, a group insurance provider. Mr. O’Leary has extensive experience in insurance, employee benefit plans and risk management. He brings a wealth of knowledge of local contacts, sales experience, extensive insights into customers and the local real estate market. Mr. O’Leary is a member of the BID Milton Hospital Board of Advisors. He is actively involved in a variety of civic and educational institutions.

Tracy L. Wilson is a life-long resident of Quincy, Massachusetts. Ms. Wilson is an attorney and president of the Law Offices of Tracy Wilson, P.C., with offices located in Quincy and Canton, Massachusetts. Ms. Wilson is a former Norfolk County Assistant District Attorney. Ms. Wilson brings considerable legal perspective to both policy and employment matters. She is active in the local legal community, specializing in probate/estate, guardianship, civil litigation, divorce/family law and mediation/conciliation. Ms. Wilson has raised thousands of dollars for Children’s Hospital-Boston running with the Miles for Miracles Team in the Boston Marathon. She remains active in the community, participates in various local charity and civic organizations, and is a long-time sponsor and supporter of local youth sports and the arts.

Executive Officers Who Are Not Directors

The following sets forth information regarding our executive officers who are not directors. Age information is as of June 30, 2021. The executive officers of CFSB Bancorp, Inc. will be and Colonial Federal Savings Bank are elected annually.

Susan Shea, age 63, has been employed at Colonial Federal Savings Bank since 1978 and is currently our Treasurer and Chief Operating Officer, positions she has held since 2013. Ms. Shea serves as a member of the Loan Committee, Asset Review Committee, Asset/Liability Committee, Compliance Committee and IT Steering Committee.

Kemal A. Denizkurt, age 55, is the Vice President of Financial Markets. He joined Colonial Federal Savings Bank in 2000 to manage interest rate risk and the investment portfolio. Mr. Denizkurt serves as Chairman of the Asset/Liability Committee and the Compliance Committee and oversees both compliance and internal audit programs for Colonial Federal Savings Bank. He is a long-serving member of the Loan Committee, conducts internal loan review, and provides oversight of the commercial real estate participation loan portfolio including credit underwriting and monitoring. Prior to joining Colonial Federal Savings Bank, Mr. Denizkurt was a national bank examiner for the Office of Thrift Supervision, conducting safety and soundness examinations for a ten-year period. Mr. Denizkurt is a long-time member of the Zoning Board of Appeals in Weymouth, Massachusetts and currently serves as Vice Chairman.

William R. Esselstyn, age 52, is Vice President of Information Systems for Colonial Federal Savings Bank, a position he has held since 1999. He also serves as the Information Security Officer and is the Assistant Secretary of the Bank. He is a member of the Compliance Committee and IT Steering Committee and is responsible for E-Banking services. Mr. Esselstyn began his employment at Colonial Federal Savings Bank in 1987. He is active in the local Quincy and Braintree communities, and currently serves on the board and as treasurer of the Wollaston Church of the Nazarene.

Mary Kuropatkin, age 52, is the Vice President of Retail Banking for Colonial Federal Savings Bank. She has served in this position and also as Colonial Federal Savings Bank’s BSA Officer since 1999. Ms. Kuropatkin began her employment with Colonial Federal in 1985. Ms. Kuropatkin serves as a member of the Asset/Liability Committee, Compliance Committee and IT Steering Committee.

Angela M. Blanchard, age 54, is the Vice President-Retail Lending and CRA Officer of Colonial Federal Savings Bank, positions she has held since 2012. She joined Colonial Federal in 1996. Ms. Blanchard serves a as member of the Loan Committee, the Asset Review Committee, the Asset/Liability Committee and the Compliance Committee. Prior to joining Colonial Federal Savings Bank, Ms. Blanchard was an Assistant Vice President – Asset Manager/Commercial Loan Workout Officer for Shawmut Bank N.A.

Board Independence

The board of directors has determined that each of our directors, other than Michael E. McFarland, would be considered independent under the Nasdaq Stock Market corporate governance listing standards. In determining the independence of our directors, the board of directors considered relationships between Colonial Federal Savings Bank and our directors that are not required to be reported under “ —Transactions With Certain Related Persons,” below, consisting of deposit accounts that our directors maintain at Colonial Federal Savings Bank.

Transactions With Certain Related Persons

Federal law generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, such as Colonial Federal Savings Bank, to their executive officers and directors in compliance with federal banking regulations. At June 30, 2021, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Colonial Federal Savings Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original repayment terms at June 30, 2021, and were made in compliance with federal banking regulations.

Colonial Federal Savings Bank has not entered into any transactions since January 1, 2020 in which the amount involved exceeded $120,000 and in which any related persons had or will have a direct or indirect material interest.

Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. The board of directors of CFSB Bancorp, Inc. will establish standing committees, including a Compensation Committee, an Audit Committee and a Governance and Nominating Committee. Each of these committees will operate under a written charter, which will govern its composition, responsibilities and operations. Colonial Federal Savings Bank also has standing committees of its board of directors.

The table below sets forth the directors that will serve on each of the listed standing committees. Each member of each committee meets the Nasdaq and the Securities and Exchange Commission independence requirements for such committee. The board of directors has determined that Mr. Marini will qualify as an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission.

Audit Committee	Compensation Committee	Governance and Nominating Committee
Paul N. Baharian	Paul N. Baharian	Paul N. Baharian
Robert Guarnieri	Robert Guarnieri	Robert Guarnieri
Edward J. Keohane	Edward J. Keohane	Stephen D. Marini
Stephen D. Marini	Stephen D. Marini
James M. O’Leary, Jr.
Tracy Wilson

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, CFSB Bancorp, Inc. will adopt several written policies to govern the activities of both CFSB Bancorp, Inc. and Colonial Federal Savings Bank including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our board of directors;

•	the establishment and operation of board committees, including an audit, compensation and a governance and nominating committee, the charters for which will be available on our website;

•	convening executive sessions of independent directors; and

•	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Executive Compensation

The following information is furnished for our principal executive officer and the two most highly compensated executive officers (other than the principal executive officer) whose total compensation exceeded $100,000 for the fiscal year ended June 30, 2021. These individuals, together with the principal executive officer, are sometimes referred to in this prospectus as the “named executive officers.”

Name and Principal Position	Year	Salary	Bonus	All Other Compensation (1)	Total
Michael E. McFarland	2021	$281,195	$30,000	$38,302	$349,497
President and Chief Executive Officer

Susan Shea	2021	$202,512	$26,250	$6,498	$235,260
Treasurer and Chief Operating Officer

Kemal A. Denizkurt	2021	$170,879	$22,500	$3,979	$197,358
Vice President of Financial Markets

(1)	The compensation represented by the amounts for 2021 set forth in the “All Other Compensation” column for the named executive officers is detailed in the following table:

	401(k) Plan Matching Contributions	Automobile Allowance	Life Insurance Premiums	BOLI Income (2)	Director Fees	Total All Other Compensation
Michael E. McFarland	$5,362	$7,061	$641	$5,438	$19,800	$38,302
Susan Shea	5,471	—	92	935	—	6,498
Kemal A. Denizkurt	3,418	—	92	469	—	3,979

(2)	Represents imputed income on bank-owned life insurance and a cash reimbursement to offset taxes due on the imputed income.

Employment Agreements. Colonial Federal Savings Bank has entered into amended and restated employment agreements with Mr. McFarland and Ms. Shea. The employment agreements have terms of three years. As of each July 1, the anniversary of the effective date, the board of directors may extend the terms of the agreements for one additional year, so that the remaining terms are again three years, unless the executive gives notice to Colonial Federal Savings Bank of non-renewal. In connection with determining whether to renew the terms of the employment agreements, the disinterested members of the board of directors of Colonial Federal Savings Bank will conduct a comprehensive evaluation and review of each executive’s performance. Notwithstanding the foregoing, in the event CFSB Bancorp, Inc. or Colonial Federal Savings Bank enters into an agreement to effect a transaction that would constitute a change in control, as defined under the employment agreements, the term of the agreements would automatically extend so that they would expire no less than two years following the effective date of the change in control.

The employment agreements specify the base salaries of Mr. McFarland and Ms. Shea, which currently are $305,351 and $203,900 and, respectively. The board of directors of Colonial Federal Savings Bank will review the executives’ salaries each year to determine whether any adjustment is necessary. In addition to base salary, the agreements provide that the executives will participate in any bonus plan or arrangement of Colonial Federal Savings Bank in which senior management is eligible to participate. The executives are also entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of Colonial Federal Savings Bank and to the reimbursement of reasonable business expenses incurred in the performance of his or her duties with Colonial Federal Savings Bank.

Colonial Federal Savings Bank may terminate the executives’ employment, or the executives may resign from their employment, at any time with or without “good reason.” Under the employment agreements, in the event Colonial Federal Savings Bank terminates the executive’s employment without “cause” or the executive voluntary resigns for “good reason” (i.e., a “qualifying termination event”), Colonial Federal Savings Bank will pay the executive a lump sum severance payment equal to the base salary he or she would have received during the remaining term of the employment agreement. In addition, the executive will continue to participate in benefit plans that provide medical, dental and life insurance for the remaining term of the employment agreement based on the same terms and conditions provided to senior officers. If Colonial Federal Savings Bank cannot provide those benefits, it will instead either provide the coverage under a comparable individual policy or make a cash equivalent payment to the executive.

A “good reason” condition for purposes of the employment agreements includes a material reduction in the executive’s responsibilities or authority, an assignment of duties of a non-executive nature or duties for which the executive is not reasonably equipped by skills and experience, the failure to nominate the executive to the board of directors (in the case of Mr. McFarland), a reduction in salary or benefits, termination of incentive and benefit plans, programs or arrangements, or a reduction of the executive’s participation in those plans, programs or arrangements that is not applicable to other similarly situated participants, a relocation of the executive’s principal place of employment of more than 35 miles from its location at the effective date of the employment agreement, and a liquidation or dissolution of the Colonial Federal Savings Bank.

If a qualifying termination event occurs at or within two years following a change in control of CFSB Bancorp, Inc. or Colonial Federal Savings Bank, the executive would be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to three times the average of the amount reported in Box 5 of the executive’s Form W-2 plus (i) the executive’s share of non-taxable premiums paid for medical and dental insurance and (ii) deductions taken from the executive’s compensation to fund the executive’s flexible spending account, for the five calendar years preceding the year of the executive’s termination of employment or preceding the year in which the change in control occurs, whichever is higher. In addition, the executive will continue to participate in benefit plans that provide medical, dental and life insurance until the earlier of (i) the executive’s death, (ii) the executive’s employment by another employer or (iii) thirty-six months after the executive’s termination of employment. If Colonial Federal Savings Bank or its successor cannot provide those benefits, it will instead either provide the coverage under a comparable individual policy or make a cash equivalent payment to the executive. Neither the reorganization and offering nor a second step conversion of the mutual holding company will constitute a change in control for purposes of the employment agreements.

Each employment agreement terminates upon the executive’s death, retirement or disability. Upon termination of employment (other than a termination in connection with a change in control), the executive will be required to adhere to one-year non-competition and non-solicitation restrictions set forth in his or her employment agreement.

Change in Control Agreement. Colonial Federal Savings Bank has entered into a change in control agreement with Mr. Denizkurt. As of each July 1, the anniversary date of the effective date, the board of directors may extend the term of the agreement for one additional year, so that the remaining term is again two years, unless the executive gives notice to Colonial Federal Savings Bank of non-renewal. Notwithstanding the foregoing, in the event CFSB Bancorp, Inc. or Colonial Federal Savings Bank enters into an agreement to effect a transaction that would constitute a change in control, as defined under the change in control agreement, the term of the agreement would automatically extend so that it would expire no less than two years following the effective date of the change in control.

Upon termination of the executive’s employment by Colonial Federal Savings Bank or its successor without “cause” or by the executive with “good reason” on or within two years after the effective date of a change in control of Colonial Federal Savings Bank or CFSB Bancorp, Inc., the executive would be entitled to a severance payment equal to two times the average of the amount reported in Box 5 of the executive’s Form W-2 plus (i) the executive’s share of non-taxable premiums paid for medical and dental insurance and (ii) deductions taken from the executive’s compensation to fund the executive’s flexible spending account, for the five calendar years preceding the year of the executive’s termination of employment or preceding the year in which the change in control occurs, whichever is higher. In addition, the executive will continue to participate in benefit plans that provide medical and life insurance for twenty-four months. If Colonial Federal Savings Bank or its successor cannot provide those benefits, it will instead either provide the coverage under a comparable individual policy or make a cash equivalent payment to the executive. Neither the reorganization and offering nor a second step conversion of the mutual holding company will constitute a change in control for purposes of the change in control agreement.

A “good reason” condition for purposes of the change in control agreement includes a material reduction in base salary, a material reduction in authority, duties or responsibilities associated with the executive’s position with Colonial Federal Savings Bank, a relocation of the executive’s principal place of employment of more than 35 miles from its location as of the date of the agreement, an action by the bank that adversely effects the executive’s overall compensation and benefits (unless the changes are made to substantially all employees) and the failure of a successor to assume Colonial Federal Savings Bank’s obligation under the change in control agreement.

Deferred Compensation Plan. Colonial Federal Savings Bank is a party to a Deferred Compensation Plan with each of the named executive officers (collectively, the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, the annual normal retirement benefit (i.e., the benefit paid if the executive separates from service after attaining age 65) equals $25,000. The annual benefit is paid in monthly installments over ten years unless the executive has previously elected to receive the benefit in an actuarial equivalent single lump sum.

If the executive separates from service prior to his or her normal retirement date, but after attaining age 62 and completing at least ten years of service with Colonial Federal Savings Bank, the executive will receive his or her vested retirement benefit. An executive is 0% vested in his or benefit prior to attaining age 62, 91% vested at age 62, 94% vested at age 63, 97% at age 64 and 100% vested at age 65. The benefit is paid in monthly installments over ten years unless the executive has previously elected to receive the benefit in an actuarial equivalent single lump sum payment. The executive becomes 100% vested in his or her retirement benefit under the Deferred Compensation Plan in the event he or she is involuntarily separated from service within 24 months following a change in control of CFSB Bancorp, Inc. or Colonial Federal Savings Bank and is entitled to the change in control benefit regardless of his or her age and years of service.

If the executive dies while in active service, Colonial Federal Savings Bank will pay the executive’s beneficiary an annual death benefit of $50,000 for ten years, commencing on the first day of the month following the executive’s death. If the executive dies while receiving benefits under the Deferred Compensation Plan, his or her beneficiary will continue to receive the annual benefits in the same amount and at the same time the executive would have received the remaining benefits.

The Deferred Compensation Plan contains certain provisions that allow for elections by the covered individual with respect to the form of payment and regarding the change in form or timing of distributions, so long as those elections or changes are made in compliance with Section 409A of the Code. In addition, the Deferred Compensation Plan contains a provision that limits the individual’s ability to compete with Colonial Federal Savings Bank for one year following his or her termination of employment; however, this provision does not apply to Mr. McFarland and Ms. Shea under the Deferred Compensation Plan since they have similar restrictions that would apply under their employment agreements.

Group Term Replacement Plan. Ms. Shea and Mr. Denizkurt each participate in the Colonial Federal Saving Bank Group Term Replacement Plan (the “Group Term Replacement Plan”). Under the Group Term Replacement Plan, the participant’s interest in the death equals the benefit set forth on the participant’s individual split dollar endorsement. Colonial Federal Savings Bank owns the bank-owned life insurance policies purchased to fund the death benefits under the Group Term Replacement Plan and has the right to receive all death benefits under the policies after the satisfaction of the participant’s interest. Under the Group Term Replacement Plan, the death benefit for Ms. Shea and Mr. Denizkurt equals the lesser of (a) two times the participant’s base salary (determined as of the earliest of (i) death, (ii) disability or (iii) the normal retirement date, which occurs on the participant’s termination of employment after attaining age 65) or (b) $462,191 (in the case of Ms. Shea) and $587,784 (in the case of Mr. Denizkurt).

Retirement Death Benefit Only Plan. Colonial Federal Savings Bank and Mr. McFarland are parties to a Retirement Death Benefit Only Plan (the “DBO Plan”). Under the DBO Plan, if Mr. McFarland dies while employed by Colonial Federal Savings Bank or dies after terminating employment with the bank on or after attaining age 67 (other than as a result of a termination for cause), Colonial Federal Savings Bank will pay his beneficiary a death benefit equal to four times his base salary in effect on the earlier of (i) his date of termination of employment or (ii) the date of his death. The death benefit is paid in a lump sum within 90 days following Mr. McFarland’s date of death and is offset by any benefit paid pursuant to a split-dollar life insurance agreement and/or a group-term replacement plan sponsored by Colonial Federal Savings Bank.

401(k) Plan. Colonial Federal Savings Bank maintains the Colonial Federal Savings Bank 401(k) Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees of Colonial Federal Savings Bank. Eligible employees become participants in the 401(k) Plan after having worked 500 hours in a six-consecutive month period.

Under the 401(k) Plan, a participant may elect to defer, on a pre-tax basis, the maximum amount of compensation permitted by the Internal Revenue Code, to the extent that amount does not exceed 50% of their compensation. For 2021, the salary deferral contribution limit is $19,500, provided, however, that a participant over age 50 may contribute an additional $6,500 to the 401(k) Plan for a total of $26,000. In addition to salary deferral contributions, Colonial Federal Savings Bank may make discretionary matching contributions and other discretionary employer contributions. Colonial Federal Savings Bank currently makes matching contributions to the 401(k) Plan equal to 20% of the amount deferred on the first 3% of the participant’s plan compensation.

A participant is always 100% vested in his or her salary deferral contributions. A participant will vest in matching and other employer contributions at the rate of 25% per year of service, beginning after one year of service, so that a participant will become fully vested after completing four years of credited service. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed following the participant’s termination of employment. However, participants may take in-service withdrawals from the 401(k) Plan in certain circumstances, including for loans and hardships.

Colonial Federal Savings Bank intends to allow participants in the 401(k) plan to use up to 75% of their account balances in the 401(k) Plan to subscribe for stock in the offering. The expense recognized in connection with the 401(k) Plan totaled approximately $38,492 for the fiscal year ended June 30, 2021.

Pension Plan. Colonial Federal Savings Bank participates in the Pentegra Defined Benefit Plan for Financial Institutions, a multiple-employer defined benefit pension plan. The named executive officers are eligible to participant in the Pension Plan just like other eligible employees of Colonial Federal Savings Bank. Employees become participants in the plan on the first day of the month coincident with or following the attainment of age 21 and one year of service with Colonial Federal Savings Bank. The normal annual retirement benefit (after attaining age 65) under the Pension Plan equals 1.75% times the participant’s 3-high years’ salary times the participant’s years of benefit service. Mr. McFarland, Ms. Shea and Mr. Denizkurt have 9, 43 and 20 years of benefit service under the Pension Plan, respectively. The regular form of benefit under the Pension Plan is a straight life annuity with a 10-year certain death benefit feature. The early retirement benefit (available after the participant has attained age 55) payable under the Pension Plan upon a participant’s termination of employment prior to his or her normal retirement age equals the normal retirement benefit reduced by 3% for each year under age 65. Participants who are at least age 55 may take their retirement benefits in the form of a lump sum payment. If a participant who has not elected a straight life annuity as the normal form of benefit dies, the participant’s spouse will receive a death benefit equal to the equivalent value of 120 monthly installments of the normal retirement benefit. Participants vest in their retirement benefits under the Pension Plan after five years of credited service.

Employee Stock Ownership Plan. In connection with the reorganization and offering, Colonial Federal Savings Bank intends to adopt an employee stock ownership plan for eligible employees. The named executive officers will be eligible to participate in the employee stock ownership plan just like other eligible employees of Colonial Federal Savings Bank. Eligible employees will begin participation in the employee stock ownership plan on the later of the effective date of the reorganization and offering or upon the first entry date commencing on or after the eligible employee’s completion of one year of service (in which he or she completes 1,000 hours of service) and attainment of age 21.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 3.92% of the total shares of common stock of CFSB Bancorp, Inc. to be outstanding after the offering (including shares issued to 15 Beach, MHC and shares issued to the charitable foundation). We anticipate the employee stock ownership plan will fund its stock purchase with a loan from CFSB Bancorp, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Colonial Federal Savings Bank’s contributions to the employee stock ownership plan and any dividends paid on common stock held by the employee stock ownership plan over the anticipated 25-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to equal the prime rate, as published in The Wall Street Journal, on the closing date of the stock offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan. The trustee will allocate the shares released among participants based on each participant’s proportional share of compensation (relative to all participants). A participant will vest in his or her account balance based on his or her years of service with Colonial Federal Savings Bank, at the rate of 25% per year of service, so that a participant will be fully vested after completing four years of credited service. Participants who were employed by Colonial Federal Savings Bank immediately before the reorganization and offering will receive credit for vesting purposes for years of service before adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement age (age 65), death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon their termination of employment in accordance with the terms of the plan document. The employee stock ownership plan will reallocate any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan will permit participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not timely provide instructions or abstain from voting on any matter in the same ratio as those shares for which participants provide timely instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Colonial Federal Savings Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in the earnings of CFSB Bancorp, Inc.

Directors’ Compensation

The following table sets forth for the year ended June 30, 2021 certain information as to the total remuneration we paid to our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(1)	Total ($)
Paul N. Baharian	21,675	1,265	22,940
Robert Guarnieri	21,675	5,445	27,120
Edward J. Keohane	21,675	2,581	24,256
Stephen D. Marini	21,675	1,503	23,178
James M. O’Leary	21,675	206	21,881
Tracy L. Wilson	21,675	—	21,675

(1)	Represents imputed income on bank-owned life insurance and a cash reimbursement to offset taxes due on the imputed income.

Director Fees. Effective July 1, 2021, directors of Colonial Federal Savings Bank receive a fee of $2,000 per meeting. Mr. McFarland no longer receives fees for his service on the board of directors.

Split Dollar Life Insurance Agreements. Colonial Federal Savings Bank maintains Amended and Restated Colonial Federal Savings Bank Split Dollar Agreements, with each of the directors. Colonial Federal Savings Bank purchased life insurance policies on the life of each director in an amount sufficient to provide for the benefits under the plan. The director has the right to designate the beneficiary who will receive his or her share of the proceeds payable upon his or her death. The policies are owned by Colonial Federal Savings Bank, which paid the premium due on the policies. In accordance with their agreements, upon the death of a covered director, the proceeds of the policy are divided between the executive ’s beneficiary, who is entitled to the “director’s interest” and Colonial Federal Savings Bank, which is entitled to the remainder of the death benefit. The director interest is initially $50,000 and increases at the beginning of each plan year by $10,000 up to a maximum of $250,000; provided, however, that the director’s interest shall not increase after the director’s termination from service on the board of directors. The agreement may only be amended or terminated by written agreement signed by Colonial Federal Savings Bank and the director. In addition, Colonial Federal Savings Bank will impute the economic benefit to the director on an annual basis and will pay the director annually the amount necessary to pay the federal and state taxes attributable to the imputed income.

Group Term Replacement Plan. As the former President and Chief Executive Officer of Colonial Federal Savings Bank, Mr. Guarnieri participates in the Group Term Replacement Plan. Under the Group Term Replacement Plan, his interest in the death benefit set forth on the his individual split dollar endorsement. Colonial Federal Savings Bank owns the bank-owned life insurance policies purchased to fund the death benefits and has the right to receive all death benefits under the policies after the satisfaction of the participant’s interest. Under the Group Term Replacement Plan, the death benefit for Mr. Guarnieri equals $688,500.

Benefits to be Considered Following Completion of the Stock Offering

Stock-Based Benefit Plan. Following the reorganization and offering, we intend to adopt a stock-based benefit plan that will provide for grants of stock options and awards of shares of restricted common stock and similar equity-based awards. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted common stock (or restricted stock units), not to exceed 4.9% and 1.96%, respectively, of the shares issued in the offering (including shares issued to 15 Beach, MHC and contributed to the charitable foundation). These limitations may not apply if the plans are implemented more than one year after the reorganization and offering, subject to any applicable regulatory approvals.

The stock-based benefit plan will not be established sooner than six months after the reorganization and offering and, if adopted within one year after the reorganization and offering, the plan must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than 15 Beach, MHC. If the stock-based benefit plan is established more than one year after the reorganization and offering, they must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than 15 Beach, MHC.

Certain additional restrictions would apply to our stock-based benefit plan if adopted within one year after the reorganization and offering, including:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any individual may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•	the options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of 15 Beach, MHC or Colonial Federal Savings Bank.

We have not yet determined whether we will present a stock-based benefit plan for stockholder approval within one year following the completion of the reorganization and offering or whether we will present a plan for stockholder approval more than one year after the completion of the reorganization and offering. In the event of changes in applicable regulations or policies regarding stock-based benefit plan, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plan by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of our directors and executive officers and their associates, and by all directors, executive officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “The Reorganization and Offering—Offering of Common Stock—Limitations on Purchase of Shares.”

Name and Title	Number of Shares(1)	Aggregate Purchase Price(1)	Percent of Outstanding Shares at Minimum of Offering Range(2)
Paul N. Baharian, Director	10,000	$100,000		*
Angela Blanchard, Vice President, Retail Lending	10,000	100,000		*
Kemal Denizkurt, Vice President, Financial Markets	10,000	100,000		*
William R. Esselystyn, Vice President, Information Systems	11,000	110,000		*
Robert Guarnieri, Director	15,000	150,000		*
Edward J. Keohane, Director	15,000	150,000		*
Mary Kuropatkin, Vice President, Retail Banking	10,000	100,000		*
Stephen D. Marini, Director	15,000	150,000		*
Michael E. McFarland, President, Chief Executive Officer and Director	15,000	150,000		*
James M. O’Leary, Jr., Chairman of the Board	15,000	150,000		*
Susan Shea, Treasurer and Chief Operating Officer	15,000	150,000		*
Tracy L. Wilson, Director	5,000	50,000		*

All directors and executive officers as a group (12 persons)	146,000	$1,460,000	3.44%

*	Less than 1.0%.
(1)	Includes purchases, if any, by associates.
(2)	Includes shares to be sold to the public, contributed to the charitable foundation and owned by 15 Beach, MHC.

THE REORGANIZATION AND OFFERING

The board of directors of Colonial Federal Savings Bank has approved the plan of reorganization. The plan of reorganization must also be approved by Colonial Federal Savings Bank’s members. A special meeting of members has been called for this purpose. We have filed an application with respect to the reorganization and offering with the Federal Reserve Board. We also have filed certain applications with respect to the reorganization with the Office of the Comptroller of the Currency and the FDIC. The final approvals of the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC are required before we can consummate the reorganization and offering. Any approval by the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC does not constitute a recommendation or endorsement of the plan of reorganization.

General

On September 8, 2021, our board of directors unanimously adopted the plan of reorganization pursuant to which we will reorganize from a federally chartered mutual savings association into a two-tier federal mutual holding company structure. After the reorganization, CFSB Bancorp, Inc. will be the mid-tier stock holding company and 15 Beach, MHC will be the top-tier mutual holding company. After the offering, purchasers in the offering, including the charitable foundation, will own 45.0% and 15 Beach, MHC will own 55.0% of the outstanding shares of common stock of CFSB Bancorp, Inc.

Consummation of the reorganization and offering is subject to, among other things, approval of the plan of reorganization by the members of Colonial Federal Savings Bank as of the voting record date. A special meeting of members has been called for this purpose, to be held on             , 2021. The reorganization will be completed as follows, or in any manner approved by regulators that is consistent with the purposes of the plan of reorganization and applicable laws and regulations:

(i)	Colonial Federal Savings Bank will organize an interim stock savings bank as a wholly owned subsidiary (“Interim Bank”);

(ii)

After Interim Bank receives approval from the FDIC for insurance of accounts and the FDIC has issued it a certificate number, Colonial Federal Savings Bank will transfer pursuant to a purchase and assumption agreement all of its assets and liabilities, except $100,000 in cash, to Interim Bank, and Interim Bank will become the stock savings bank resulting from the reorganization, including the purchase and assumption transaction pursuant to the plan (the “Stock Bank”);

(iii)	Colonial Federal Savings Bank will amend its charter and bylaws to read in the form of a federal mutual holding company to become 15 Beach, MHC;

(iv)	15 Beach, MHC will organize CFSB Bancorp, Inc. as a wholly owned subsidiary, and transfer $1,000 to CFSB Bancorp, Inc. in exchange for 100 shares of CFSB Bancorp, Inc. common stock; and

(v)

15 Beach, MHC will transfer all of the initially issued stock of the Stock Bank to CFSB Bancorp, Inc. in exchange for additional shares of CFSB Bancorp, Inc. common stock, and the Stock Bank will become a wholly owned subsidiary of CFSB Bancorp, Inc.

Concurrently with the reorganization, CFSB Bancorp, Inc. will offer for sale 43.0% of its common stock representing 43.0% of the pro forma market value of CFSB Bancorp, Inc. and Colonial Federal Savings Bank.

We have mailed to each account holder eligible to vote at the special meeting a proxy statement containing information concerning the business purposes of the reorganization and the effects of the reorganization on voting rights, liquidation rights, existing savings accounts, deposit insurance, loans and Colonial Federal Savings Bank’s business. The proxy statement also describes the manner in which the plan may be amended or terminated. Included with the proxy statement is a proxy card that can be used to vote on the plan of reorganization.

The following is a summary of the material aspects of the plan of reorganization and the offering. The plan of reorganization should be consulted for a more detailed description of its terms.

Reasons for the Reorganization

The primary purpose of the reorganization is to establish a holding company and to convert Colonial Federal Savings Bank to the stock form of ownership in order to compete and expand more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The reorganization also will enable customers, employees, management and directors to have an equity ownership interest in our company. Management believes that this will enhance the long-term growth and performance of Colonial Federal Savings Bank and CFSB Bancorp, Inc. by enabling us to attract and retain qualified employees who have a direct interest in our financial success and that customer ownership may enhance our connection with our customers. The reorganization will permit us to issue and sell capital stock, which is a source of capital not available to mutual savings institutions. The reorganization also will give us greater flexibility to structure and finance the expansion of our operations and increase our capital to support future growth and profitability, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise, and to compete more effectively in the financial services marketplace. The reorganization and the capital raised in the offering are expected to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide an additional capital cushion against unforeseen risk and expand our asset base. The reorganization and offering also will allow us to establish stock benefit plans for management and other employees that we believe will permit us to attract and retain qualified personnel, and offer our customers, employees, management and directors an equity ownership interest in CFSB Bancorp, Inc., our stock holding company, and thereby an economic interest in our future success. Lastly, the reorganization will enable us to better manage our capital by providing broader investment opportunities through the holding company structure and by enabling us to repurchase our common stock as market conditions permit. Although the reorganization and offering will create a stock savings institution and stock holding company, only a minority of the common stock will be offered for sale in the offering. As a result, our mutual form of ownership and our ability to provide community-oriented financial services will be preserved through the mutual holding company structure.

Our board of directors believes that the advantages of the mutual holding company structure outweigh the potential disadvantages of the mutual holding company structure to minority stockholders, including the inability of stockholders other than 15 Beach, MHC to own a majority of the common stock of CFSB Bancorp, Inc. A majority of our voting stock will be owned by 15 Beach, MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. 15 Beach, MHC will be able to elect all the members of CFSB Bancorp, Inc.’s board of directors, and will be able to control the outcome of nearly all matters presented to our stockholders for resolution by vote. No assurance can be given that 15 Beach, MHC will not take action adverse to the interests of stockholders other than 15 Beach, MHC. For example, 15 Beach, MHC could prevent the sale of control of CFSB Bancorp, Inc., or defeat a candidate for the board of directors of CFSB Bancorp, Inc. or other proposals put forth by stockholders.

Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. We are not undertaking a standard mutual-to-stock conversion at this time since we do not believe we could effectively deploy that amount of additional capital on a short-term or near-term basis. The reorganization, however, will allow us to raise additional capital in the future because a majority of our common stock will be available for sale in the event of a conversion of 15 Beach, MHC to stock form. Our board of directors has determined that offering 43.0% of our outstanding shares of common stock for sale in the offering and contributing 2.0% of our outstanding shares to the charitable foundation allows for an efficient use of net proceeds for CFSB Bancorp, Inc. and Colonial Federal Savings Bank over the next several years.

The reorganization does not preclude the future conversion of 15 Beach, MHC from the mutual to stock form of organization. No assurance can be given when, if ever, 15 Beach, MHC will convert to stock form or what conditions the Federal Reserve Board or other regulatory agencies may impose on such a transaction. Additionally, public stockholders will not be able to force a future conversion of 15 Beach, MHC without the consent of 15 Beach, MHC since the transaction would require the approval of a majority of the outstanding shares of CFSB Bancorp, Inc.’s common stock. See “Summary—Possible Conversion of 15 Beach, MHC to Stock Form.”

Effects of the Reorganization and Offering on Depositors and Borrowers of Colonial Federal Savings Bank

Continuity. While the reorganization is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. Colonial Federal Savings Bank will continue to be subject to regulation by the Office of the Comptroller of the Currency and the FDIC. After the reorganization, we will continue to provide services for depositors and borrowers under current policies by our management team and staff.

Liquidation Rights. Following the completion of the reorganization, all depositors who had liquidation rights with respect to Colonial Federal Savings Bank as of the effective date of the reorganization will continue to have such rights solely with respect to 15 Beach, MHC so long as they continue to hold their deposit accounts with Colonial Federal Savings Bank. In addition, all persons who become depositors of Colonial Federal Savings Bank subsequent to the reorganization will have such liquidation rights with respect to 15 Beach, MHC.

Deposit Accounts and Loans. Under the plan of reorganization, each depositor of Colonial Federal Savings Bank at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent such deposit is reduced by withdrawals to purchase common stock in the offering. All insured deposit accounts of Colonial Federal Savings Bank will continue to be federally insured by the FDIC up to the legal maximum limit in the same manner as deposit accounts existing in Colonial Federal Savings Bank immediately prior to the reorganization. Furthermore, no loan outstanding will be affected by the reorganization, and the amounts, interest rates, maturity and security for each loan will remain the same as they were prior to the reorganization.

Voting Rights. Following the completion of the reorganization and offering, members of Colonial Federal Savings Bank will no longer have voting rights in Colonial Federal Savings Bank, but will have voting rights in 15 Beach, MHC. Following the completion of the reorganization and offering, voting rights in CFSB Bancorp, Inc. will be held exclusively by its stockholders. Each share of outstanding common stock held by a stockholder will entitle the stockholder to one vote on matters considered by CFSB Bancorp, Inc. stockholders. Although CFSB Bancorp, Inc. will have the power to issue shares of capital stock to persons other than 15 Beach, MHC, as long as 15 Beach, MHC is in existence, 15 Beach, MHC will be required to own a majority of the voting stock of CFSB Bancorp, Inc., and consequently will be able to control the outcome of nearly all matters put to a vote of stockholders. CFSB Bancorp, Inc. must own 100% of the voting stock of Colonial Federal Savings Bank.

Offering of Common Stock

Under the plan of reorganization, up to 2,472,500 shares (subject to increase to up to 2,843,375 shares) of CFSB Bancorp, Inc. common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

Subscription Offering. The subscription offering will expire at     :00 p.m., Eastern Time, on [EXP DATE], unless otherwise extended by Colonial Federal Savings Bank. Regulations require that all shares to be offered in the offering be sold within a period ending not more than 90 days after regulatory approval of the plan of reorganization or a longer period as may be approved by the Federal Reserve Board or, despite approval of the plan of reorganization by our members, the reorganization and offering will not be effected. This period expires on [EXT DATE 1], unless extended with the approval of the Federal Reserve Board. If the offering is not completed by [EXT DATE 1], all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Colonial Federal Savings Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Colonial Federal Savings Bank’s notice, the funds submitted will be refunded to the subscriber with interest at 0.10% and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the offering is not consummated, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at 0.10%, and all withdrawal authorizations will be terminated.

Subscription Rights. Under the plan of reorganization, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. For purposes of the plan, demand accounts are not qualifying deposits for which subscription rights are provided. The amount of shares of common stock that these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of reorganization. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at Colonial Federal Savings Bank as of the close of business on June 30, 2020 will receive nontransferable subscription rights to subscribe for up to the greater of the following:

•	$100,000 of common stock;

•	one-tenth of one percent of the total offering of common stock; or

•

15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits for all eligible account holders was approximately $         million.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors and their associates in this category based on their increased deposits in Colonial Federal Savings Bank in the one-year period preceding June 30, 2020 are subordinated to the subscription rights of other eligible account holders.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on June 30, 2020. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 2: Tax-Qualified Employee Plans. The plan of reorganization provides that tax-qualified employee plans of Colonial Federal Savings Bank, such as the employee stock ownership plan and 401(k) Plan, will receive nontransferable subscription rights to purchase up to 4.90% of the shares of common stock issued and outstanding following the completion of the offering. The employee stock ownership plan intends to purchase 3.92% of our outstanding shares (including shares issued to 15 Beach, MHC and shares contributed to the charitable foundation). In the event the number of shares offered in the offering is increased above the maximum of the valuation range, tax-qualified employee plans will have a priority right to purchase any shares exceeding that amount up to 4.90% of the common stock issued and outstanding following the completion of the offering. If market conditions warrant, in the judgement of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the Offering, subject to the prior approval of the Federal Reserve Board.

Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor (other than directors and officers of Colonial Federal Savings Bank) with $50.00 or more on deposit as of the close of business on September 30, 2021, will receive nontransferable subscription rights to subscribe for up to the greater of:

•	$100,000 of common stock;

•	one-tenth of one percent of the total offering of common stock; or

•

15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits for all eligible account holders was approximately $        million.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

To ensure proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on September 30, 2021. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each depositor of Colonial Federal Savings Bank who is not an eligible account holder, supplemental eligible account holder or tax-qualified employee plan, as of the close of business on [RECORD DATE], will receive nontransferable subscription rights to purchase up to $100,000 of common stock.

If there is an oversubscription in this category, the available shares of common stock will be allocated proportionately based on the size of such other member’s orders.

To ensure proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on [RECORD DATE]. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Colonial Federal Savings Bank and CFSB Bancorp, Inc. will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the plan of reorganization reside. However, no shares of common stock will be offered or sold under the plan of reorganization to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside or as to which Colonial Federal Savings Bank and CFSB Bancorp, Inc. determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that Colonial Federal Savings Bank or CFSB Bancorp, Inc. or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Community Offering. Any shares of common stock which have not been purchased in the subscription offering may be offered by CFSB Bancorp, Inc. in a community offering to members of the general public to whom CFSB Bancorp, Inc. delivers a copy of this prospectus and a stock order form, with preference given to natural persons (including trusts of natural persons) residing in Norfolk County, Massachusetts. Subject to the maximum purchase limitations, these persons may purchase up to $100,000 of common stock. The community offering, if any, may be undertaken concurrently with, during, or promptly after the subscription offering, and may terminate at any time without notice. Subject to any required regulatory approvals, CFSB Bancorp, Inc. will determine in its sole discretion the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of CFSB Bancorp, Inc. and Colonial Federal Savings Bank, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (including trusts of natural persons) residing in the Norfolk County, Massachusetts whose orders are accepted by Colonial

Federal Savings Bank, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons (including trusts of natural persons) residing in Norfolk County, Massachusetts, whose orders remain unsatisfied on an equal number of shares basis per order. If, after allocation of shares to natural persons (including trusts of natural persons) residing in Norfolk County, Massachusetts, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

Syndicated Community Offering. The plan of reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Piper Sandler, acting as our agent. In such capacity, Piper Sandler may form a syndicate of other brokers-dealers who are member firms of FINRA. Neither Piper Sandler nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Piper Sandler has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate by [EXT DATE 1], unless extended by us, with approval of the Federal Reserve Board. See “—Community Offering” above for a discussion of rights of purchasers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may subscribe for or purchase more than $100,000 of common stock.

In the event of a syndicated community offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of stock order forms and the submission of funds directly to CFSB Bancorp, Inc. for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Colonial Federal Savings Bank or wire transfers). See “—Procedure for Purchasing Shares.”

If for any reason we cannot effect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The Federal Reserve Board and FINRA must approve any such arrangements.

Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

A.

The aggregate amount of outstanding common stock of CFSB Bancorp, Inc. owned or controlled by persons other than 15 Beach, MHC at the close of the reorganization and offering shall be less than 50% of CFSB Bancorp, Inc.’s total outstanding common stock.

B.

The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $100,000. No person by himself, with an associate or group of persons acting in concert, may purchase more than $150,000 of the common stock offered in the offering, except that: (i) CFSB Bancorp, Inc. may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by our board of directors with the approval of federal banking regulators) of the total number of the shares sold in the offering; (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; and (iii) for purposes of this paragraph B, shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.

The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by CFSB Bancorp, Inc., by any non-tax-qualified employee plan or any management person (as defined in the plan) and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of CFSB Bancorp, Inc., at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of CFSB Bancorp, Inc. or Colonial Federal Savings Bank that are attributable to such person shall not be counted.

D.

The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by CFSB Bancorp, Inc., by any non-tax-qualified employee plans, or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders’ equity of CFSB Bancorp, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of CFSB Bancorp, Inc. or Colonial Federal Savings Bank that are attributable to such person shall not be counted.

E.

The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by CFSB Bancorp, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of CFSB Bancorp, Inc. at the conclusion of the offering.

F.

The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by CFSB Bancorp, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of CFSB Bancorp, Inc. at the conclusion of the offering.

G.

The aggregate amount of common stock that may be encompassed under all stock option plans and restricted stock plans of CFSB Bancorp, Inc. may not exceed, in the aggregate, 25% of the outstanding shares of common stock of CFSB Bancorp, Inc. held by persons other than 15 Beach, MHC at the conclusion of the offering.

H.

The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by CFSB Bancorp, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 29% (or such higher percentage as may be set by our board of directors with the approval of federal banking regulators) of the outstanding shares of common stock held by persons other than 15 Beach, MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or paragraph I. below, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

I.

The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by CFSB Bancorp, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 29% of the stockholders’ equity of CFSB Bancorp, Inc. held by persons other than 15 Beach, MHC at the conclusion of the offering.

J.

Notwithstanding any other provision of the plan of reorganization, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of FINRA. CFSB Bancorp, Inc. and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.

The board of directors of CFSB Bancorp, Inc. has the right in its sole discretion to reject any order submitted by a person whose representations our board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan.

L.

A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by our board of directors.

The term “associate” is used above to indicate any of the following relationships with a person:

•

any corporation or organization, other than 15 Beach, MHC, CFSB Bancorp, Inc. or Colonial Federal Savings Bank or a majority-owned subsidiary of 15 Beach, MHC, CFSB Bancorp, Inc. or Colonial Federal Savings Bank, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•

any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes relating to subscriptions in the offering and the sale of common stock following the reorganization, a person who has a substantial beneficial interest in any non-tax-qualified employee plan or any tax-qualified employee plan, or who is a trustee or fiduciary of such plan, is not an associate of such plan, and except that for purposes of aggregating total shares that may be held by officers and directors, the term “associate” does not include any tax-qualified employee plan; or

•

any person who is related by blood or marriage to such person and (1) who lives in the same house as the person; or (2) who is a director or senior officer of 15 Beach, MHC, CFSB Bancorp, Inc. or Colonial Federal Savings Bank or a subsidiary thereof.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

•

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Persons or companies who file jointly a Schedule 13D or Schedule 13G with any regulatory agency will be deemed to be acting in concert.

For purposes of the plan of reorganization, the members of our board of directors are not deemed to be acting in concert solely by reason of their board membership.

The board of directors of CFSB Bancorp, Inc. may, in its sole discretion, and without notice or solicitation of other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by our board of directors with the approval of the federal banking regulators) of the total number of shares sold in the offering. Requests to purchase shares of CFSB Bancorp, Inc. common stock under this provision will be allocated by the board of directors of CFSB Bancorp, Inc. in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the board of directors of CFSB Bancorp, Inc., with the approval of the federal banking regulators and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of Colonial Federal Savings Bank or CFSB Bancorp, Inc. and except as described below. In addition, under FINRA guidelines, members of FINRA and their associates are subject to certain reporting requirements upon purchase of these securities.

Plan of Distribution and Marketing Arrangements

Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center and Piper Sandler.

To assist in the marketing of the common stock, we have retained Piper Sandler, which is a broker-dealer registered with FINRA. In its role as financial advisor, Piper Sandler will assist us as follows:

•	consulting as to the marketing implications of the plan of reorganization and stock issuance plan;

•	reviewing with our board of directors the financial impact of the offering on us, based upon the independent appraiser’s pro forma market value of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting us in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the offering; and

•	providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

For its services as financial advisor, Piper Sandler will receive a fee of 1.35% of the aggregate dollar amount of shares sold in the subscription and community offerings. No fee will be payable to Piper Sandler with respect to shares purchased by or on behalf of: (i) any employee benefit plan or trust of CFSB Bancorp, Inc. or Colonial Federal Savings Bank established for the benefit of its directors, officers and employees; (ii) any charitable foundation established by CFSB Bancorp, Inc. or Colonial Federal Savings Bank (or any shares contributed to such a charitable foundation); and (iii) any director, officer or employee of CFSB Bancorp, Inc. or Colonial Federal Savings Bank or members of their immediate families (whether directly or through a personal trust), which for these purposes means parents, spouses, children and grandchildren.

In the event shares of common stock are sold in a syndicated community offering, we will pay fees of 6.0% of the aggregate dollar amount of shares of common stock sold in the syndicated community offering to Piper Sandler and any other broker-dealers included in the syndicated community offering. Any such offering will be on a best efforts basis, and Piper Sandler will serve as sole book-running manager in such an offering. All fees payable with respect to a syndicated community offering will be in addition to fees payable with respect to the subscription and community offerings.

We will indemnify Piper Sandler against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

Piper Sandler has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Piper Sandler expresses no opinion as to the prices at which the shares of common stock to be issued may trade.

Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 so as to permit officers and directors, and employees to participate in the sale of shares of common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock. Piper Sandler will solicit orders and conduct sales of the common stock of CFSB Bancorp, Inc. in states in which our directors and executive officers are not permitted to offer and sell our shares of common stock.

We have also engaged Piper Sandler to act as our records agent in connection with the offering. In its role as records agent, Piper Sandler will, among other things:

•	consolidate deposit accounts for voting and the offering;

•	coordinate the vote solicitation and the special meeting of members;

•	design and prepare stock order forms;

•	organize and supervise the Stock Information Center; and

•	provide necessary subscription services to distribute, collect and tabulate stock orders in the subscription and community offerings.

Piper Sandler will receive fees of $25,000 for these services. Of the fees for serving as records agent, $10,000 has been paid as of the date of this prospectus.

Piper Sandler also will be reimbursed for its reasonable expenses in an amount not to exceed $90,000 for its role as our financial advisor and $25,000 (without prior approval) for its role as our records agent. Accordingly, the maximum reimbursable expenses, including legal fees, payable to Piper Sandler for its roles as our financial advisor and records agent is $115,000.

How We Determined the Stock Pricing and the Number of Shares to be Issued

The plan of reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial will receive a fee of $42,500. RP Financial will receive $7,500 for each update. RP Financial will be reimbursed for its expenses up to $2,500.

We are not affiliated with RP Financial, and neither we nor RP Financial has an economic interest in, or is held in common with, the other. RP Financial represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the reorganization regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway RP Financial from serving in the role of our independent appraiser.

We have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence, bad faith or willful misconduct.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with federal appraisal guidelines, the appraisal considers three primary methodologies: (1) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (2) the pro forma price-to-earnings approach applied to reported and core earnings; and (3) the pro forma price-to-assets approach. The market value ratios applied in the utilized methodologies were based upon the current market valuations of the peer group companies identified by RP Financial, subject to valuation adjustments applied by RP Financial to account for differences between us and our peer group. RP Financial placed the greatest emphasis on the price-to-book value approach in estimating pro forma market value. RP Financial also used the pro forma price-to-assets approach for comparison purposes, however, RP Financial determined this approach to be less meaningful for a company like us, as we have equity well in excess of regulatory capital requirements.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the reorganization and the offering on our equity and earnings potential;

•	the establishment and funding of the charitable foundation with $250,000 and 2.0% of our outstanding shares of common stock (100,000 shares of common stock at the midpoint of the offering range);

•	our proposed dividend policy; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that RP Financial considered comparable to us under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of 12 peer group companies are selected from the universe of all publicly traded savings institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected also consisted of fully converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully converted form for at least one year. In addition, RP Financial limited the peer group companies to the following two selection criteria: (1) the peer group companies must operate in Colonial Federal Savings Bank’s market or in market areas with similar operating and economic environments, which RP Financial limited to the New England, Mid-Atlantic and Midwest regions of the U.S.; and (2) each peer group institution must have total assets of less than $1.3 billion. The regulatory appraisal guidelines require RP Financial to select a minimum of ten peer companies, whose equity securities are traded on an exchange.

In applying each of the valuation methods, RP Financial considered adjustments to the pro forma market value based on a comparison of us with the peer group. RP Financial advised the board of directors that the valuation conclusion included the following adjustments relative to the peer group:

RP Financial considered adjustments to the pro forma market value based on a comparison of CFSB Bancorp, Inc. with the peer group. RP Financial advised the board of directors that the valuation analysis took into consideration that relative to the peer group moderate downward adjustments were applied for profitability, growth, viability of earnings and slight downward adjustments were applied for dividends, liquidity of the shares and marketing of the issue. Additionally, RP Financial made a slight upward adjustment for CFSB Bancorp’s financial condition and primary market area in comparison to the peer group’s characteristics for those valuation parameters. RP Financial made no adjustments for asset growth, management and the effect of government regulations and regulatory reform.

Included in RP Financial’s independent valuation were certain assumptions as to the pro forma earnings of CFSB Bancorp, Inc. after the offering that were used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 0.65% (the tax-adjusted yield on the one-year U.S. Treasury as of June 30, 2021) on the net offering proceeds and purchases in the open market of common stock by the stock-based benefit plan at the $10.00 per share purchase price in the offering. In addition, RP Financial’s independent valuation considered that a charitable foundation will be established and funded with a $250,000 cash contribution and the contribution of additional shares equal to 2.0% of the number of shares outstanding at the completion of the reorganization and offering (including shares issued to 15 Beach, MHC and contributed to the charitable foundation). See “Pro Forma Data” for additional information concerning the assumptions included in the independent valuation and used in preparing the pro forma data. The use of different assumptions may yield different results.

On the basis of the foregoing, RP Financial advised us that as of August 20, 2021, the estimated pro forma market value of the common stock, assuming we were selling a minority of our shares in the offering, was $50.0 million. Based on applicable regulations, this forms a midpoint of a valuation range with a minimum of $42.5 million and a maximum of $57.5 million. Our board of directors determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share and that 43.0% of our outstanding shares should be held by purchasers in the offering, 2.0% of our outstanding shares should be contributed to the charitable foundation, and 55.0% of our outstanding shares should be held by 15 Beach, MHC. Based on the estimated valuation range and the purchase price of $10.00 per share, the total number of shares of common stock that CFSB Bancorp, Inc. will issue will range from 4,250,000 to 5,750,000 shares, with a midpoint of 5,000,000 shares (including in each case shares issued to 15 Beach, MHC and the charitable foundation), and the number of shares sold in the offering will range from 1,827,500 shares to 2,472,500 shares, with a midpoint of 2,150,000 shares.

Our board of directors reviewed the independent valuation and, in particular, considered (1) our financial condition and results of operations for the two years ended June 30, 2021, (2) financial comparisons to other financial institutions, and (3) stock market conditions generally and, in particular, for financial institutions. All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Federal Reserve Board, if necessitated by subsequent developments in our financial condition or market conditions generally.

Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $66.1 million and the maximum number of shares that will be outstanding immediately following the offering may be increased up to 15% to up to 6,612,500 shares. Under such circumstances the number of shares sold in the offering will be increased to up to 2,843,375 shares and the number of shares held by 15 Beach, MHC will be increased to up to 3,636,875 shares. The increase in the valuation range may occur to reflect demand for the shares or changes in market conditions, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See “—Offering of Common Stock—Limitations On Purchase of Shares” as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. RP Financial did not independently verify the financial statements and other information provided by Colonial Federal Savings Bank, nor did RP Financial value independently the assets or liabilities of Colonial Federal Savings Bank. The independent valuation considers Colonial Federal Savings Bank as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $57.5 million or a decrease in the pro forma market value to less than $42.5 million, then CFSB Bancorp, Inc., after consulting with the Federal Reserve Board, may terminate the plan of reorganization and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order; extend or hold a new subscription offering, community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Federal Reserve Board and FINRA to complete the reorganization and offering. In the event that a resolicitation is commenced due to a change in the independent valuation, all funds submitted for subscriptions will be promptly returned to investors, with interest at 0.10% per annum from the date the stock order was received, and investors will be given the opportunity to place a new order for a period of time. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by regulators for periods of up to 90 days not to extend beyond 24 months following the special meeting of members, or [EXT DATE 2].

An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and CFSB Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while decreasing pro forma earnings and increasing stockholders’ equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber’s ownership interest and CFSB Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma net income and decreasing stockholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”

Copies of the appraisal report of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the Greenfield office of Colonial Federal Savings Bank and the other locations specified under “Where You Can Find More Information.”

No sale of shares of common stock may occur unless, prior to such sale, RP Financial confirms to Colonial Federal Savings Bank and the Federal Reserve Board that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of CFSB Bancorp, Inc. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to regulatory approval. If such confirmation is not received, we may extend the offering; reopen the offering or commence a new offering; establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of federal regulators; or take such other actions as permitted in order to complete the offering.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In the syndicated community offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by Piper Sandler or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Piper Sandler or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at     :00 p.m., Eastern Time, on [EXP DATE], unless we extend it. This extension may be approved by us, in our sole discretion, without further approval or additional notice to subscribers in the offering. Any extension of the subscription and/or community offering beyond [EXT DATE 1] would require regulatory approval. If the offering is extended past [EXT DATE 1], we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.10% from the date your stock order was processed. No single extension will exceed 90 days. Aggregate extensions may not go beyond [EXT DATE 2], which is two years after the special meeting of members to consider the plan of reorganization. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.10% from the date of processing as described above.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of reorganization.

Use of Stock Order Forms. In order to purchase shares of common stock, you must complete and sign an original stock order form and remit full payment. We will not be required to accept incomplete stock order forms, unsigned stock order forms, or orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received, not postmarked, prior to     :00 p.m., Eastern Time, [EXP DATE]. We will not accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right (but are not required) to permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the indicated address on the stock order form. You may also hand deliver stock order forms to our drop box located at Colonial Federal Savings Bank’s main office at 15 Beach Street, Quincy, Massachusetts during branch hours. We will accept hand-delivered stock order forms only at this location. Once tendered, an order form cannot be modified or revoked unless the offering is terminated or is extended beyond [EXT DATE 1], or the number of shares of common stock to be sold is increased to more than 2,843,375 shares or decreased to less than 1,827,500 shares. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final.

To ensure that eligible account holders, supplemental eligible account holders, and other members are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on the stock order form giving all names on each deposit account and the account numbers at the applicable eligibility date.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Colonial Federal Savings Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed stock order forms for the purchase to be valid. Payment for shares may be made by:

•	personal check, bank check or money order, payable to CFSB Bancorp, Inc.; or

•	authorization of withdrawal from the types of Colonial Federal Savings Bank deposit account(s) designated on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Colonial Federal Savings Bank are provided in the stock order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the applicable deposit account rate until the offering is completed, at which time the designated withdrawal will be made. Interest will remain in the account. Interest penalties for early withdrawal applicable to certificates of deposit will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty, and the remaining balance will earn interest at the rate of 0.10% subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders will be immediately cashed and placed in a segregated account at Colonial Federal Savings Bank and will earn interest at a rate of 0.10% from the date payment is processed until the reorganization and offering is completed, at which time, a subscriber will be issued a check for interest earned.

Regulations prohibit Colonial Federal Savings Bank from knowingly lending funds or extending credit to any person to purchase shares of common stock in the offering. You may not pay by wire transfer. You may not submit cash or use a check drawn on a Colonial Federal Savings Bank line of credit. We will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to CFSB Bancorp, Inc. You may not designate on your stock order form a direct withdrawal from a Colonial Federal Savings Bank retirement account. See “—Using Retirement Account Funds” for information on using such funds. Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe at any time prior to 48 hours before the completion of the reorganization and offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until completion of the reorganization and offering, provided there is a loan commitment from either an unrelated financial institution or CFSB Bancorp, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase at the time of the expiration of the subscription offering. In addition, if our 401(k) Plan purchases shares in the offering on behalf of participants, it will not be required to pay for such shares until completion of the reorganization and offering.

Using Retirement Account Funds. If you are interested in using funds in your individual retirement account (“IRA”) or other retirement account to purchase shares of common stock in the offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, Colonial Federal Savings Bank retirement accounts are not capable of holding common stock. Therefore, if you wish to use funds that are currently in a retirement account held at Colonial Federal Savings Bank, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Colonial Federal Savings Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the [EXP DATE] offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Stock Purchased

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company, subject to any necessary regulatory approval. We expect trading in the stock to begin on the day of completion of the offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Restrictions on Transfer of Subscription Rights and Shares

Federal Reserve Board regulations prohibit any person with subscription rights, specifically the eligible account holders, supplemental eligible account holders and other members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering. When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registration unless they are also named on the qualifying deposit account. Doing so may jeopardize your subscription rights.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Other Restrictions

Notwithstanding any other provision of the plan of reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of FINRA, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any stock order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the reorganization or offering, please call our Stock Information Center. The telephone number is 1-(        )     -    . The Stock Information Center is open for telephone calls Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Material Income Tax Consequences

Consummation of the reorganization is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the reorganization will not be a taxable transaction to Colonial Federal Savings Bank, CFSB Bancorp, Inc., eligible account holders, supplemental eligible account holders and other members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and taxing authorities may disagree with those opinions. In the event of such disagreement, there can be no assurance that Colonial Federal Savings Bank or CFSB Bancorp, Inc. would prevail in a judicial proceeding.

Colonial Federal Savings Bank and CFSB Bancorp, Inc. have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the reorganization, which includes the following:

1.	The conversion of Colonial Federal Savings Bank to 15 Beach, MHC will qualify as a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(F).

2.

The transfer by Colonial Federal Savings Bank in mutual form (the “Mutual Bank”) of substantially all of its assets and liabilities to Colonial Federal Savings Bank in stock form (the “Stock Bank”) solely in exchange for voting common stock of Stock Bank qualifies as an exchange under Internal Revenue Code Section 351 and the Mutual Bank will recognize no gain or loss upon the transfer of substantially all of its assets and liabilities solely in exchange for such voting common stock.

3.	The Mutual Bank’s holding period in the common stock of the Stock Bank received in the reorganization will include the holding period during which the property exchanged was held.

4.	Colonial Federal Savings Bank will recognize no income with respect to its bad debt reserve established under Internal Revenue Code Section 593.

5.	The Stock Bank will recognize no gain or loss upon its receipt of property from the Mutual Bank in exchange for its stock.

6.	The Stock Bank’s basis in the property received from the Mutual Bank will be the same as the basis of such property in the hands of the Mutual Bank immediately before the reorganization.

7.	The Stock Bank’s holding period for the property received from the Mutual Bank will include the period during which such property was held by the Mutual Bank.

8.	Colonial Federal Savings Bank’s members will recognize no gain or loss by reason of the reorganization.

9.

No gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members of the Mutual Bank on the issuance to them of withdrawable deposit accounts in the Stock Bank plus liquidation rights with respect to 15 Beach, MHC, in exchange for their deposit accounts in the Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts.

10.

It is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members upon the distribution to them of the nontransferable subscription rights to purchase shares of stock of CFSB Bancorp, Inc. Gain realized, if any, by the eligible account holders, supplemental eligible account holders and other members on the distribution to them of nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible account holders, supplemental eligible account holders and other members will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

11.

The basis of the deposit accounts in the Stock Bank to be received by the eligible account holders, supplemental eligible account holders and other members of the Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor. The basis of the interests in the liquidation rights in Beach, MHC to be received by the eligible account holders, supplemental eligible account holders, and other members of the Mutual Bank shall be zero.

12.

15 Beach, MHC and the persons who purchased common stock of CFSB Bancorp, Inc. in the subscription and community offering (“minority stockholders”) will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to CFSB Bancorp, Inc. in exchange for stock in CFSB Bancorp, Inc.

13.	CFSB Bancorp, Inc. will recognize no gain or loss on its receipt of the Stock Bank stock and cash in exchange for CFSB Bancorp, Inc. common stock.

14.	15 Beach, MHC’s basis in the CFSB Bancorp, Inc. common stock received will be the same as its basis in the Stock Bank stock transferred.

15.

15 Beach, MHC’s holding period in CFSB Bancorp, Inc. common stock received will include the period during which it held the Stock Bank common stock, provided that the property was a capital asset on the date of the exchange.

16.	CFSB Bancorp, Inc.’s basis in the Stock Bank stock received from 15 Beach, MHC will be the same as the basis of such property in the hands of 15 Beach, MHC.

17.	CFSB Bancorp, Inc.’s holding period for the Stock Bank stock received from 15 Beach, MHC will include the period during which the property was held by 15 Beach, MHC.

18.

It is more likely than not that the basis of CFSB Bancorp, Inc. common stock to its stockholders will be the purchase price thereof. The holding period of the common stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire the stock was exercised.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to CFSB Bancorp, Inc., 15 Beach, MHC, Colonial Federal Savings Bank and persons receiving subscription rights. The tax opinions as to items 10 and 18 above are based on the position that subscription rights to be received by eligible account holders, supplemental eligible account holders and other members do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. In addition, in the view of RP Financial (which is acting as independent appraiser of the value of the shares of CFSB Bancorp, Inc. common stock in connection with the reorganization), the subscription rights do not have any value for the reasons set forth above. RP Financial’s view is not binding on the Internal Revenue Service. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted are deemed to have an ascertainable value, receipt of these rights could result in taxable gain, in an amount equal to the ascertainable value, to those eligible account holders, supplemental eligible account holders and other members who exercise the subscription rights, and we could recognize gain on a distribution. Eligible account holders, supplemental eligible account holders and other members are encouraged to consult with their own tax advisors as to the tax consequences if subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Colonial Federal Savings Bank, the members of Colonial Federal Savings Bank, CFSB Bancorp, Inc., eligible account holders, supplemental eligible account holders and other members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that CFSB Bancorp, Inc. or Colonial Federal Savings Bank would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to CFSB Bancorp, Inc.’s registration statement. An opinion regarding the Massachusetts state income tax consequences consistent with the federal tax opinion has been issued by Wolf & Company, P.C. tax advisors to Colonial Federal Savings Bank and CFSB Bancorp, Inc.

Restrictions on Purchase or Transfer of Our Shares after Reorganization

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of CFSB Bancorp, Inc. or Colonial Federal Savings Bank generally may not be sold for a period of one year following the closing of the reorganization, except in the event of the death of the director or executive officer. Each statement of ownership for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any record or ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of CFSB Bancorp, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates during the three-year period following the closing of the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board and the Office of the Comptroller of the Currency. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, or to purchases of our common stock by one or more tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Federal regulations prohibit CFSB Bancorp, Inc. from repurchasing its shares of common stock during the first year following the reorganization unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been approved by stockholders (with regulatory approval) or tax-qualified employee stock benefit plans.

COLONIAL FEDERAL SAVINGS BANK CHARITABLE FOUNDATION, INC.

General

In furtherance of our commitment to the communities in our market area, the plan of reorganization provides that we will establish a new charitable foundation, Colonial Federal Savings Bank Charitable Foundation, Inc., as a non-stock, nonprofit Delaware corporation in connection with the reorganization and offering. The charitable foundation will be funded with cash and shares of our common stock, as further described below. By further enhancing our visibility and reputation in the communities within our market area, we believe that the charitable foundation will enhance the long-term value of Colonial Federal Savings Bank’s community banking franchise. The reorganization and offering present us with a unique opportunity to provide a substantial and continuing benefit to our community through the charitable foundation.

Purpose of the Charitable Foundation

In connection with the closing of the reorganization and offering, we intend to contribute to the charitable foundation $250,000 in cash and 2.0% of our outstanding shares of common stock, which would consist of 100,000 shares of our common stock at the midpoint of the offering range (for an aggregate contribution of $1,250,000, at the midpoint of the offering range, based on the $10.00 per share offering price).

The purpose of the charitable foundation is to provide financial support to charitable organizations in our market area and to enable the communities that we serve to share in our long-term growth. The charitable foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. It will also support our ongoing obligations to the community under the Community Reinvestment Act. Colonial Federal Savings Bank received a “Satisfactory” rating in its most recent Community Reinvestment Act examination.

Funding the charitable foundation with shares of our common stock is also intended to allow our communities to share in our potential growth and success after the offering is completed because the charitable foundation will benefit directly from any increases in the value of our shares of common stock. In addition, the charitable foundation will maintain close ties with Colonial Federal Savings Bank, thereby forming a partnership within the communities in which Colonial Federal Savings Bank operates.

Structure of the Charitable Foundation

The charitable foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the charitable foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The charitable foundation will be governed by a board of directors, initially consisting of Michael E. McFarland and Susan Shea of Colonial Federal Savings Bank and at least one other individual. We are required to select one person to serve on the initial board of directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making. As of the date of this prospectus, we have not selected the individual to serve as the director to satisfy these requirements. For five years after the reorganization and offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s board of directors will be reserved for one of Colonial Federal Savings Bank’s directors.

The board of directors of the charitable foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, the directors of the charitable foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by applicable regulations, all shares of our common stock held by the charitable foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

The charitable foundation’s place of business will be located at our administrative offices. The board of directors of the charitable foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and applicable Office of the Comptroller of the Currency regulations governing transactions between Colonial Federal Savings Bank and the charitable foundation.

The charitable foundation will receive working capital from the initial cash contribution and:

(1)	any dividends that may be paid on our shares of common stock in the future to the extent that it continues to own shares of our common stock;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; and

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the charitable foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. As long as the charitable foundation files an application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether the charitable foundation’s tax-exempt status will be affected by the regulatory requirement that all shares of our common stock held by it must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our stockholders.

We believe that our contribution of shares of our common stock to the charitable foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that the charitable foundation is required to pay us for such stock. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the charitable foundation. We estimate that all of the contribution should be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to the charitable foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to the charitable foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends, and net capital gains, less any expense such as investment advisory fees directly related to the production of income, is subject to an excise tax of 1.39%. The charitable foundation will be required to file an annual return with the Internal Revenue Service and the State of Massachusetts Attorney General’s Charitable Division within four and one-half months after the close of its fiscal year. The charitable foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

The Federal Reserve Board requires that, before our board of directors adopted the plan of reorganization, the board of directors had to identify its members that will serve on the charitable foundation’s board, and these directors could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the matter. Our board of directors complied with this regulation in adopting the plan of reorganization.

The Office of the Comptroller of the Currency and the Federal Reserve Board will generally not object if a well-capitalized savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in an offering. Colonial Federal Savings Bank qualifies as a well-capitalized savings bank for purposes of this limitation, and the contribution to the charitable foundation will not exceed this limitation.

The Office of the Comptroller of the Currency and the Federal Reserve Board impose the following additional requirements on the establishment of the charitable foundation:

•	the charitable foundation’s primary purpose must be to serve and make grants in our local community;

•	the Office of the Comptroller of the Currency and the Federal Reserve Board may examine the charitable foundation at the foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the Office of the Comptroller of the Currency and the Federal Reserve Board;

•

the charitable foundation must provide annually to the Office of the Comptroller of the Currency and the Federal Reserve Board a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

RESTRICTIONS ON THE ACQUISITION OF CFSB BANCORP, INC.

AND COLONIAL FEDERAL SAVINGS BANK

The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire CFSB Bancorp, Inc., Colonial Federal Savings Bank or their respective capital stock are described below. Also discussed are certain provisions in CFSB Bancorp, Inc.’s charter and bylaws that may be deemed to affect the ability of a person, firm or entity to acquire CFSB Bancorp, Inc.

Mutual Holding Company Structure

15 Beach, MHC will own a majority of the outstanding common stock of CFSB Bancorp, Inc. after the offering and, through its board of directors, will be able to exercise voting control over virtually all matters put to a vote of stockholders. For example, 15 Beach, MHC may exercise its voting control to prevent a sale or merger transaction or to defeat a stockholder nominee for election to the board of directors of CFSB Bancorp, Inc. It will not be possible for another entity to acquire CFSB Bancorp, Inc. without the consent of 15 Beach, MHC. 15 Beach, MHC, as long as it remains in the mutual form of organization, will control a majority of the voting stock of CFSB Bancorp, Inc.

Federal Law

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.

Control, as defined under federal law, means ownership, control, or holding with power to vote, of 25% or more of any class of voting stock. Federal regulations establish a rebuttable presumption of control upon ownership, control, or holding with power to vote, of 10% or more of a class of voting stock where (i) the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or (ii) no other person will own control or hold the power to vote a greater percentage of that class of voting securities.

The Federal Reserve Board may deny an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

For a period of three years following completion of the offering, Federal Reserve Board regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of CFSB Bancorp, Inc. or Colonial Federal Savings Bank without the Federal Reserve Board’s prior approval.

Charters and Bylaws of CFSB Bancorp, Inc. and Colonial Federal Savings Bank

The following discussion is a summary of provisions of the charter and bylaws of CFSB Bancorp, Inc. and Colonial Federal Savings Bank that may be deemed to affect the ability of a person, firm or entity to acquire CFSB Bancorp, Inc. The description is necessarily general and qualified by reference to the charter and bylaws.

Classified Board of Directors. The board of directors of CFSB Bancorp, Inc. is required by the charter and bylaws to be divided into three staggered classes that are as equal in size as is possible. Each year one class will be elected by stockholders of CFSB Bancorp, Inc. for a three-year term. A classified board promotes continuity and stability of management of CFSB Bancorp, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

Authorized but Unissued Shares of Capital Stock. Following the offering, CFSB Bancorp, Inc. will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of CFSB Bancorp, Inc.” Although these shares could be used by the board of directors of CFSB Bancorp, Inc. to make it more difficult or to discourage an attempt to obtain control of CFSB Bancorp, Inc. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since 15 Beach, MHC will own a majority of the common stock for so long as we remain in the mutual holding company structure.

How Shares are Voted. CFSB Bancorp, Inc.’s charter provides that there will not be cumulative voting by stockholders for the election of CFSB Bancorp, Inc.’s directors. No cumulative voting rights means that 15 Beach, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of CFSB Bancorp, Inc. to be elected at that meeting. This could prevent minority stockholder representation on CFSB Bancorp, Inc.’s board of directors.

Restrictions on Acquisitions of Shares. A section in CFSB Bancorp, Inc.’s charter provides that for a period of five years from the closing of the offering, no person, other than 15 Beach, MHC, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of CFSB Bancorp, Inc.

held by persons other than 15 Beach, MHC, and that any shares acquired in excess of this limit will not be entitled to be voted and will not be counted as voting stock in connection with any matters submitted to the stockholders for a vote. Colonial Federal Savings Bank’s charter will contain a similar provision, except the ownership restriction will apply to persons other than 15 Beach, MHC and CFSB Bancorp, Inc.

Procedures for Stockholder Nominations and Proposals for New Business. CFSB Bancorp, Inc.’s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of CFSB Bancorp, Inc. at least five days before the date of the annual meeting. Management believes that it is in the best interests of CFSB Bancorp, Inc. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Limitations on Calling Special Meetings of Stockholders. CFSB Bancorp, Inc.’s federal charter provides that special meetings of our stockholders may be called by the chairman of the board, the president, or a majority of the board of directors, and shall be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than one-tenth of all of our outstanding shares of voting stock.

Purpose and Anti-Takeover Effects of CFSB Bancorp, Inc.’s Charter and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the offering. We believe these provisions are in the best interests of CFSB Bancorp, Inc. and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of CFSB Bancorp, Inc. and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of CFSB Bancorp, Inc. and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of CFSB Bancorp, Inc.’s charter and bylaws, these provisions also may have the effect of discouraging a future takeover attempt. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. We believe, however, that the potential benefits outweigh the possible disadvantages.

Benefit Plans

In addition to the provisions of CFSB Bancorp, Inc.’s charter and bylaws described above, benefit plans of CFSB Bancorp, Inc. and Colonial Federal Savings Bank that may authorize the issuance of equity to its board of directors, officers and employees adopted in connection with or following the offering contain or may contain provisions which also may discourage hostile takeover attempts which the board of directors of Colonial Federal Savings Bank might conclude are not in the best interests of CFSB Bancorp, Inc. and Colonial Federal Savings Bank or CFSB Bancorp, Inc.’s stockholders.

DESCRIPTION OF CAPITAL STOCK OF CFSB BANCORP, INC.

General

CFSB Bancorp, Inc. is authorized to issue 90,000,000 shares of common stock having a par value of $0.01 per share and 10,000,000 shares of serial preferred stock, par value of $0.01 per share. Each share of CFSB Bancorp, Inc.’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of reorganization, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of the features of CFSB Bancorp, Inc.’s capital stock that are deemed material to an investment decision with respect to the offering. The common stock of CFSB Bancorp, Inc. will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

CFSB Bancorp, Inc. currently expects that it will have a maximum of up to 6,612,500 shares of common stock outstanding after the completion of the reorganization and offering, of which up to 2,975,625 shares will be held by persons other than 15 Beach, MHC. Our board of directors can, without stockholder approval, issue additional shares of common stock, although 15 Beach, MHC, so long as it is in existence, must own a majority of CFSB Bancorp, Inc.’s outstanding shares of common stock. CFSB Bancorp, Inc.’s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. CFSB Bancorp, Inc. has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

Common Stock

Distributions. CFSB Bancorp, Inc. can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of CFSB Bancorp, Inc. will be entitled to receive and share equally in such dividends as may be declared by the board of directors of CFSB Bancorp, Inc. out of funds legally available therefor. In the future, dividends from CFSB Bancorp, Inc. will depend, in large part, upon receipt of dividends from Colonial Federal Savings Bank, because CFSB Bancorp, Inc. will have no source of income other than dividends from Colonial Federal Savings Bank, earnings from the investment of proceeds retained by CFSB Bancorp, Inc. from the sale of shares of common stock in the offering, and interest payments with respect to CFSB Bancorp, Inc.’s loan to the employee stock ownership plan to fund the plan’s purchase of our common stock. Regulations of the Federal Reserve Board and the Office of the Comptroller of the Currency impose limitations on “capital distributions” by savings institutions.

If CFSB Bancorp, Inc. pays dividends to its stockholders, it would likely pay dividends to 15 Beach, MHC, unless 15 Beach, MHC is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current regulations significantly restrict the ability of mutual holding companies organized after December 1, 2009 to waive dividends declared by their subsidiaries. Accordingly, because dividends would be required to be paid to 15 Beach, MHC along with all other stockholders, the amount of dividends available for all other stockholders would be less than if 15 Beach, MHC were permitted to waive the receipt of dividends.

Pursuant to our charter, CFSB Bancorp, Inc. is authorized to issue preferred stock. If CFSB Bancorp, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon the effective date of the offering, the holders of common stock of CFSB Bancorp, Inc. will possess exclusive voting rights in CFSB Bancorp, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If CFSB Bancorp, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of Colonial Federal Savings Bank, CFSB Bancorp, Inc., as holder of Colonial Federal Savings Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Colonial Federal Savings Bank, including all deposit accounts and accrued interest thereon, all assets of Colonial Federal Savings Bank available for distribution. In the event of liquidation, dissolution or winding up of CFSB Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of CFSB Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Rights to Buy Additional Shares. Holders of the common stock of CFSB Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if CFSB Bancorp, Inc. issues more shares in the future. The common stock is not subject to redemption.

Preferred Stock

None of the shares of CFSB Bancorp, Inc.’s authorized preferred stock will be issued in the offering. Such stock may be issued with such preferences and designations as our board of directors may from time to time determine. Our board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. CFSB Bancorp, Inc. has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

[●] will act as the transfer agent and registrar for the common stock.

LEGAL AND TAX MATTERS

The legality of the common stock and the federal income tax consequences of the reorganization and offering have been passed upon for Colonial Federal Savings Bank and CFSB Bancorp, Inc. by the firm of Luse Gorman, PC, Washington, D.C. The Massachusetts state income tax consequences of the reorganization and offering have been passed upon for Colonial Federal Savings Bank and CFSB Bancorp, Inc. by Wolf & Company, P.C., Boston, Massachusetts. Luse Gorman, PC and Wolf & Company, P.C. have consented to the references in this prospectus to their opinions. Certain legal matters regarding the reorganization and offering will be passed upon for Piper Sandler by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C.

EXPERTS

The financial statements of Colonial Federal Savings Bank as of June 30, 3021 and 2020 and for each of the years in the two-year period ended June 30, 2021, have been audited by Wolf & Company, P.C., an independent registered public accounting firm, as stated in its report thereon and included in this prospectus and registration statement in reliance upon such report of such firm as experts in accounting and auditing.

RP Financial has consented to the publication in this prospectus of the summary of its report to Colonial Federal Savings Bank and CFSB Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the reorganization and offering and its letter with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

CFSB Bancorp, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. The registration statement also is available through the Securities and Exchange Commission’s website on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

CFSB Bancorp, Inc. and Colonial Federal Savings Bank have filed applications with the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC with respect to the reorganization and offering. Pursuant to the rules and regulations of the Federal Reserve Board, this prospectus omits certain information contained in such applications. To obtain a copy of non-confidential portions of the applications filed with the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC, you may contact Scott Chu, Supervisory Analyst, of the Federal Reserve Bank of Boston, at (617) 973-3088, the Northeastern District Office of the Office of the Comptroller of the Currency located at 15 Braintree Hill Office Park, Suite 200, Braintree, Massachusetts 02184 ((866) 728-9953), or the Boston Area Office of the FDIC located at 340 Madison Avenue, Fifth Floor, New York, New York 10173 ((212) 790-4000).

A copy of the charter and bylaws of CFSB Bancorp, Inc. is available without charge from Colonial Federal Savings Bank.

REGISTRATION REQUIREMENTS

In connection with the offering, CFSB Bancorp, Inc. will register its common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934. Upon this registration, CFSB Bancorp, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, CFSB Bancorp, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the reorganization.

INDEX TO FINANCIAL STATEMENTS OF

COLONIAL FEDERAL SAVINGS BANK

* * *

Separate financial statements for CFSB Bancorp, Inc. have not been included in this prospectus because CFSB Bancorp, Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Colonial Federal Savings Bank and subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Colonial Federal Savings Bank and subsidiary (the “Bank”) as of June 30, 2021 and 2020, the related consolidated statements of net income, comprehensive income, changes in retained earnings and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as of June 30, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on the Bank’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Bank in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wolf & Company, P.C.

We have served as the Bank’s auditor since 2004.

Boston, Massachusetts

September 9, 2021

Colonial Federal Savings Bank and Subsidiary

Consolidated Balance Sheets

June 30, 2021 and 2020

	2021	2020

	(In Thousands)
Assets
Cash and due from banks	$1,708	$1,628
Short-term investments (defined in footnotes)	38,970	35,736

Total cash and cash equivalents	40,678	37,364
Certificates of deposit	980	980
Securities available for sale, at fair value	2,294	403
Securities held to maturity, at amortized cost fair value of $107,391 in 2021 and $95,916 in 2020	105,114	92,066
Federal Home Loan Bank stock, at cost	453	666
Loans, net of allowance for loan losses of $1,722 in 2021 and $1,662 in 2020	174,433	186,839
Premises and equipment, net	3,459	3,516
Accrued interest receivable	1,146	1,118
Bank-owned life insurance	9,250	9,015
Deferred tax asset	665	732
Other assets	382	267

	$338,854	$332,966

Liabilities and Retained Earnings
Deposits:
Non-interest bearing	$30,129	$24,941
Interest bearing	254,505	252,527

Total deposits	284,634	277,468
Short-term borrowings	918	427
Long-term debt	—	3,294
Mortgagors’ escrow accounts	1,572	1,610
Accrued expenses and other liabilities	3,085	2,921

Total liabilities	290,209	285,720

Commitments and contingencies (Note 10)
Retained earnings	48,628	47,236
Accumulated other comprehensive income	17	10

Total retained earnings	48,645	47,246

	$338,854	$332,966

The accompanying notes are an integral part of these consolidated financial statements.

Colonial Federal Savings Bank and Subsidiary

Consolidated Statements of Net Income

Years Ended June 30, 2021 and 2020

	2021	2020

	(In Thousands)
Interest and dividend income:
Interest and fees on loans	$7,099	$7,660
Interest and dividends on debt securities:
Taxable	1,777	1,782
Tax exempt	557	664
Interest on short-term investments and certificates of deposit	49	264

Total interest and dividend income	9,482	10,370

Interest expense:
Deposits	2,017	2,568
Short-term borrowings	59	21
Long-term debt	—	126

Total interest expense	2,076	2,715

Net interest income	7,406	7,655
Provision for loan losses	60	50

Net interest income, after provision for loan losses	7,346	7,605

Non-interest income:
Customer service fees	115	140
Income on bank-owned life insurance	235	232
Gain on calls of securities held to maturity	—	1
Other income	293	275

Total non-interest income	643	648

Non-interest expense:
Salaries and employee benefits	3,994	4,022
Occupancy and equipment	831	796
Advertising	101	98
Data processing	348	327
Deposit insurance	85	7
Other general and administrative	992	1,002

Total non-interest expense	6,351	6,252

Income before income taxes	1,638	2,001
Provision for income taxes	246	278

Net income	$1,392	$1,723

The accompanying notes are an integral part of these consolidated financial statements.

Colonial Federal Savings Bank and Subsidiary

Consolidated Statements of Comprehensive Income

Years Ended June 30, 2021 and 2020

	2021	2020

	(In Thousands)
Net income	$1,392	$1,723

Other comprehensive income:
Unrealized gains (losses) on securities available for sale	11	(2)
Tax effect	(4)	1

Net-of-tax amount	7	(1)

Comprehensive income	$1,399	$1,722

The accompanying notes are an integral part of these consolidated financial statements.

Colonial Federal Savings Bank and Subsidiary

Consolidated Statements of Changes in Retained Earnings

Years Ended June 30, 2021 and 2020

	Retained Earnings	Accumulated Other Comprehensive Income	Total

	(In Thousands)
Balance at June 30, 2019	$45,513	$11	$45,524
Comprehensive income	1,723	(1)	1,722

Balance at June 30, 2020	47,236	10	47,246
Comprehensive income	1,392	7	1,399

Balance at June 30, 2021	$48,628	$17	$48,645

The accompanying notes are an integral part of these consolidated financial statements.

Colonial Federal Savings Bank and Subsidiary

Consolidated Statements of Changes of Cash Flows

Years Ended June 30, 2021 and 2020

	2021	2020

	(In Thousands)
Cash flows from operating activities:
Net income	$1,392	$1,723
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	60	50
Gain on calls of securities held to maturity, net	—	(1)
Depreciation and amortization, net	714	638
Deferred income tax benefit	63	(38)
Net change in:
Cash surrender value of bank-owned life insurance	(235)	(232)
Accrued interest receivable	(28)	(66)
Other, net	49	191

Net cash provided by operating activities	2,015	2,265

Cash flows from investing activities:
Purchases of certificates of deposit	—	(980)
Activity in securities available for sale:
Maturities, prepayments and calls	103	119
Purchases	(1,982)	—
Activity in securities held to maturity:
Maturities, prepayments and calls	25,848	21,288
Purchases	(39,341)	(15,169)
Loan originations and payments, net	12,346	(7,847)
Additions to premises and equipment	(213)	(657)
Redemption of Federal Home Loan Bank stock	213	213

Net cash used in investing activities	(3,026)	(3,033)

Cash flows from financing activities:
Net increase in deposits	7,166	26,317
Net increase in short term borrowings	491	427
Repayments of long term debt	(3,294)	(4,425)
Net decrease in mortgagors’ escrow accounts	(38)	23

Net cash provided by financing activities	4,325	22,342

(continued)

The accompanying notes are an integral part of these consolidated financial statements.

Colonial Federal Savings Bank and Subsidiary

Consolidated Statements of Changes of Cash Flows (Concluded)

Years Ended June 30, 2021 and 2020

	2021	2020

	(In Thousands)
Net change in cash and cash equivalents	3,314	21,574
Cash and cash equivalents at beginning of year	37,364	15,790

Cash and cash equivalents at end of year	$40,678	$37,364

Supplementary information:
Interest paid on deposits, short term borrowings and long term debt	$2,082	$2,735
Income taxes paid	152	280

The accompanying notes are an integral part of these consolidated financial statements.

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Years Ended June 30, 2021 and 2020

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Colonial Federal Savings Bank (the “Bank”) and its wholly-owned subsidiary, Beach Street Security Corporation, which was established for the purpose of buying, holding and selling securities. All significant intercompany balances and transactions have been eliminated in consolidation.

Business

The Bank provides a variety of financial services to individuals and small businesses through its offices in Quincy, Holbrook and Weymouth. Its primary deposit products are savings, checking and term certificate accounts, and its primary lending product is residential mortgage loans.

Use of estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term is the allowance for loan losses.

Reclassification

Certain amounts in the 2020 consolidated financial statements have been reclassified to conform to the 2021 presentation.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, and interest-bearing deposits consisting primarily of balances at the Federal Reserve Bank of Boston and deposits sold that mature overnight. The Bank may from time to time have deposits in financial institutions which exceed federally insured limits. At June 30, 2021 and 2020, the Bank had a concentration of cash on deposit at the Federal Reserve Bank of Boston amounting to $35,157,000 and $30,737,000, respectively.

Certificates of deposits

Certificates of deposits generally mature within one year and are carried at cost, which approximates fair value.

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value hierarchy

The Bank groups its assets that are measured at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value.

Level 1 – Valuation is based on quoted prices in active exchange markets for identical assets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 – Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets.

Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets. Level 3 assets include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of tax effects.

Purchase premiums and discounts are recognized in interest income using the level yield method over the terms of the securities except for purchase premiums on callable securities which are amortized to the earliest call date. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Each reporting period, the Bank evaluates all securities with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary (“OTTI”).

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Securities (concluded)

OTTI is required to be recognized if (1) the Bank intends to sell the security; (2) it is “more likely than not” that the Bank will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. For impaired debt securities that the Bank intends to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. For all other impaired securities, credit-related OTTI is recognized through earnings and non-credit related OTTI is recognized in other comprehensive income, net of applicable taxes.

Federal Home Loan Bank stock

The Bank, as a member of the Federal Home Loan Bank (“FHLB”) system, is required to maintain an investment in capital stock of the FHLB of Boston. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. At its discretion, the FHLB of Boston may declare dividends on the stock. The Bank reviews for impairment based on the ultimate recoverability of the cost basis in the FHLB stock. As of June 30, 2021 and 2020, no impairment has been recognized.

Loans

The Bank’s loan portfolio includes residential real estate, commercial real estate, construction and consumer loan segments. Residential real estate loans include classes for 1-4 family, multifamily, second mortgages and home equity lines of credit.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. When loans are sold or paid off, any unamortized fees and costs are recorded in earnings.

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans (concluded)

The accrual of interest on all loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on non-accrual is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are less than ninety days past due and future payments are reasonably assured, generally after six months.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance consists of general, allocated and unallocated components, as further described below.

General component

The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: residential real estate, commercial real estate, construction and consumer loans. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; trends in volume, credit concentrations and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience/ability/depth of lending management and staff; and national and local economic trends and conditions. There were no significant changes in the Bank’s policies or methodology pertaining to the general component of the allowance for loan losses during 2021 or 2020. During 2021, the Bank further disaggregated the classes within the residential real estate segment to create a separate class for multifamily loans.

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for loan losses (continued)

General component (concluded)

Residential real estate – This segment includes residential 1-4 family, multifamily, second mortgages and home equity lines of credit. The Bank generally does not originate loans with a loan- to-value ratio greater than 80 percent (without private mortgage insurance) and does not generally grant loans that would be classified as subprime upon origination. Multifamily are residential 5 family or greater and primarily income-producing properties throughout Eastern Massachusetts. The underlying cash flows generated by the properties can be adversely impacted by a downturn in the economy due to increased vacancy rates, which in turn, would have an effect on the credit quality. The Bank generally has first and second liens on property securing home equity lines of credit. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.

Multifamily real estate – Loans in this segment.

Commercial real estate – Loans in this segment are primarily on income-producing properties throughout Eastern Massachusetts. The underlying cash flows generated by the properties can be adversely impacted by a downturn in the economy due to increased vacancy rates, which in turn, would have an effect on the credit quality in this segment.

Consumer – Loans, which include home improvement loans, in this segment are generally unsecured and repayment is dependent on the credit quality of the individual borrower A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality in this segment.

Allocated component

The allocated component relates to loans that are classified as impaired. Based on internal credit ratings, residential real estate, commercial real estate and construction loans are evaluated for impairment on a loan-by-loan basis. Impairment is measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify consumer loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring agreement.

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for loan losses (concluded)

Allocated component (concluded)

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Bank periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (“TDR”). All TDRs are initially classified as impaired.

Unallocated component

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating general and allocated reserves in the portfolio.

Premises and equipment

Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the term of the respective leases.

Bank-owned life insurance

Bank-owned life insurance policies are reflected on the consolidated balance sheet at cash surrender value. Changes in the net cash surrender value of the policies, as well as insurance proceeds received, are reflected in non-interest income in the consolidated statements of net income and are not subject to income taxes.

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Deferred Compensation Plan

The Bank has entered into individual Deferred Compensation Agreements with specified executives.

Advertising

Advertising expenses are charged to earnings when incurred.

Pension plan

Costs of the multi-employer pension plan are based on the contribution required to be made to the plan. It is the Bank’s policy to fund pension costs in the year of accrual.

Income taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes in the period of enactment. A valuation allowance is established against deferred tax assets when, based upon available evidence it is more likely than not that some or all of the deferred tax assets will not be realized. There is no valuation allowance on deferred tax assets at June 30, 2021 and 2020.

The Bank’s base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

The Bank does not have any uncertain tax positions at June 30, 2021 or 2020 which require disclosure. The Bank accounts for interest and penalties as part of its provision for federal and state taxes. No interest and penalties were recorded for the years ended June 30, 2021 and 2020.

Transfers of financial assets

Transfers of an entire financial asset, a group of entire financial assets, or a participating interest in an entire financial asset are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets.

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Transfer of financial assets (concluded)

During the normal course of business, the Bank may transfer a portion of a financial asset, for example, a participation loan or the government guaranteed portion of a loan. In order to be eligible for sales treatment, the transfer of the portion of the loan must meet the criteria of a participating interest. If it does not meet the criteria of a participating interest, the transfer must be accounted for as a secured borrowing. In order to meet the criteria for a participating interest, all cash flows from the loan must be divided proportionately, the rights of each loan holder must have the same priority, the loan holders must have no recourse to the transferor other than standard representations and warranties and no loan holder has the right to pledge or exchange the entire loan.

Comprehensive income/loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the retained earnings section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income.

The components of accumulated other comprehensive income, included in retained earnings, are as follows:

	June 30,

	2021	2020

	(In Thousands)
Net unrealized gains on available for sale securities	$24	$13
Tax effect	(7)	(3)

	$17	$10

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Recent accounting pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016-02, Leases (Topic 842). This ASU is intended to improve financial reporting about leasing transactions and the key provision impacting the Bank is the requirement for a lessee to record a right-to-use asset and a liability representing the obligation to make lease payments for long-term operating leases. The ASU, as amended, will be effective for fiscal years beginning after December 15, 2021. Management is currently evaluating the impact of adopting this ASU to the consolidated financial statements. It is expected that assets and liabilities will increase based on the estimated present value of remaining lease payments in place at the adoption date.

On June 16, 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Entities will now use forward-looking information to better form their credit loss estimates. The ASU also requires enhanced disclosures to help financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. This ASU, as amended, is effective for fiscal years beginning after December 15, 2022. Management is currently evaluating the impact of adopting this ASU to the consolidated financial statements, which may be material.

2.	RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

Effective March 26, 2020, the Board of Governors of the Federal Reserve reduced reserve requirement ratios to zero percent and therefore no reserve balance was required at June 30, 2021 and 2020.

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

3.	SECURITIES

The amortized cost and fair value of securities, with gross unrealized gains and losses, follows:

	June 30, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(In Thousands)
Securities available for sale
Government-sponsored enterprises:
Debt obligations	$1,983	$12	$—	$1,995
Mortgage-backed securities	260	12	—	272
Collateralized mortgage obligations	27	—	—	27

Total securities available for sale	$2,270	$24	$—	$2,294

Securities held to maturity
Government-sponsored enterprises:
Debt obligations	$1,001	$12	$—	$1,013
Mortgage-backed securities	27,680	1,229	(12)	28,897
Collateralized mortgage obligations	17	1	—	18
Municipal bonds	38,360	458	(216)	38,602
Corporate bonds	38,056	936	(131)	38,861

Total securities held to maturity	$105,114	$2,636	$(359)	$107,391

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SECURITIES (continued)

	June 30, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(In Thousands)
Securities available for sale
Government-sponsored enterprises:
Mortgage-backed securities	$344	$14	$—	$358
Collateralized mortgage obligations	46	—	(1)	45

Total securities available for sale	$390	$14	$(1)	$403

Securities held to maturity
Government-sponsored enterprises:
Debt obligations	$2,007	$76	$—	$2,083
Mortgage-backed securities	41,837	1,994	(1)	43,830
Collateralized mortgage obligations	32	1	—	33
Municipal bonds	24,900	592	—	25,492
Corporate bonds	23,290	1,198	(10)	24,478

Total securities held to maturity	$92,066	$3,861	$(11)	$95,916

Securities with an amortized cost of $9,956,000 and a fair value of $10,081,000 at June 30, 2021 were pledged to secure a credit line with the Federal Reserve Bank. See Note 7.

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SECURITIES (continued)

The amortized cost and fair value of debt securities, by contractual maturity, at June 30, 2021, is shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

	(In Thousands)
Within 1 year	$—	$—	$8,246	$8,326
Over 1 year through 5 years	—	—	21,416	22,209
Over 5 years through 10 years	1,983	1,995	26,010	26,272
Over 10 years	—	—	21,745	21,669

	1,983	1,995	77,417	78,476
Mortgage-backed securities	260	272	27,680	28,897
Collateralized mortgage obligations	27	27	17	18

	$2,270	$2,294	$105,114	$107,391

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SECURITIES (continued)

Information pertaining to securities with gross unrealized losses at June 30, 2021 and 2020 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

	(In Thousands)
June 30, 2021:
Securities held to maturity
Mortgage-backed securities	$12	$2,598	$—	$—
Municipal bonds	216	7,839	—	—
Corporate Bonds	131	9,249	—	—

Total temporarily impaired securities held to maturity	$359	$19,686	$—	$—

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

	(In Thousands)
June 30, 2020:
Securities available for sale
Collateralized mortgage obligations	$1	$45	$—	$—

Total temporarily impaired securities available for sale	$1	$45	$—	$—

Securities held to maturity
Mortgage-backed securities	$—	$—	$1	$26
Corporate bonds	10	990	—	—

Total temporarily impaired securities held to maturity	$10	$990	$1	$26

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SECURITIES (concluded)

At June 30, 2021, 29 debt securities have unrealized losses with aggregate depreciation of 1.79% from the Bank’s amortized cost basis. These unrealized losses are the result of changes in the interest rate environment and there have been no downgrades in the investment quality of these securities. The contractual terms of these securities do not permit the entities to settle the security at a price less than par value. Because the Bank does not intend to sell these securities and it is not more likely than not that the Bank will be required to sell the securities before recovery of their amortized cost bases, which may be maturity, it does not consider these securities to be other-than-temporarily impaired at June 30, 2021.

4.	LOANS

A summary of the balances of loans follows:

	June 30,
	2021	2020

	(In Thousands)
Mortgage loans on real estate:
Residential:
1-4 family	$139,687	$148,751
Multifamily	15,868	17,773
Second mortgages and home equity lines of credit	2,454	2,726
Commercial	16,366	17,631

Total mortgage loans on real estate	174,375	186,881

Other loans:
Consumer	139	262
Home improvement	1,972	1,593

Total other loans	2,111	1,855

Total loans	176,486	188,736
Less: Allowance for loan losses	(1,722)	(1,662)
Net deferred loan fees	(331)	(235)

Loans, net	$174,433	$186,839

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $499,000 at June 30, 2021 and $830,000 at June 30, 2020.

Residential loans are subject to a blanket lien securing FHLB advances. See Note 7.

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

LOANS (continued)

Activity in the allowance for loan losses and allocation of the allowance to loan segments follows:

	Residential Real Estate	Commercial Real Estate	Construction	Consumer	Unallocated	Total

	(In Thousands)
Allowance for loan losses
Balance at June 30, 2019	$1,086	$327	$6	$74	$119	$1,612
Provision (credit) for loan losses	141	(26)	(6)	(25)	(34)	50
Loans charged-off	—	—	—	(1)	—	(1)
Recoveries	1	—	—	—	—	1

Balance at June 30, 2020	1,228	301	—	48	85	1,662
Provision (credit) for loan losses	34	(22)	—	10	38	60
Loans charged-off	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—

Balance at June 30, 2021	$1,262	$279	$—	$58	$123	$1,722

June 30, 2021
Allowance for loan losses for loans individually evaluated for impairment	$—	$—	$—	$—	$—	$—
Allowance for loan losses for loans collectively evaluated for impairment	1,262	279	—	58	123	1,722

Total allowance for loan losses	$1,262	$279	$—	$58	$123	$1,722

Loans individually evaluated and deemed impaired	$—	$—	$—	$—	$—	$—
Loans collectively evaluated for impairment	158,009	16,366	—	2,111	—	176,486

Total loans	$158,009	$16,366	$—	$2,111	$—	$176,486

June 30, 2020
Allowance for loan losses for loans individually evaluated for impairment	$—	$—	$—	$—	$—	$—
Allowance for loan losses for loans collectively evaluated for impairment	1,228	301	—	48	85	1,662

Total allowance for loan losses	$1,228	$301	$—	$48	$85	$1,662

Loans individually evaluated and deemed impaired	$—	$—	$—	$—	$—	$—
Loans collectively evaluated for impairment	169,250	17,631	—	1,855	—	188,736

Total loans	$169,250	$17,631	$—	$1,855	$—	$188,736

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

LOANS (continued)

The following is a summary of past due and non-accrual loans at June 30, 2020:

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More	Total Past Due	Loans on Non-accrual

	(In Thousands)
June 30, 2020
Consumer	$—	$2	$—	$2	$—

Total	$—	$2	$—	$2	$—

At June 30, 2021 there were no past due loans or loans on non-accrual. At June 30, 2020, there were no loans past due ninety days or more and still accruing.

The average balance of impaired loans was $164,000 during the year ending June 30, 2020.

During the years ended June 30, 2021 and 2020, there were no troubled debt restructurings or troubled debt restructurings that defaulted in the first twelve months after restructuring. Management performs a discounted cash flow calculation to determine the amount of impairment reserve required on each of the troubled debt restructurings. Any reserve required is recorded through the provision for loan losses.

Credit Quality Information

The Bank utilizes an internal loan rating system for residential real estate, commercial real estate, and construction loans as follows:

Pass: Loans in this category are considered to pose low to average risk. Passed assets are generally protected by the current net worth and paying capacity of the obligor or by the value of collateral pledged.

Special Mention: Loans in this category possess credit deficiencies or potential weaknesses deserving management’s close attention. If uncorrected, such deficiencies or weaknesses may expose the Bank to an increased risk of loss.

Substandard: Loans in this category are considered to be inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. These assets have a well-defined weakness and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

LOANS (concluded)

Credit Quality Information (concluded)

Doubtful: Loans in this category have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

Loss: Loans in this category are considered uncollectible and continuance as a bankable asset is not warranted. Loans in this category are generally charged-off.

On an annual basis, or more often if needed, the Bank formally reviews the ratings on all commercial real estate and construction loans. On a monthly basis, the Bank reviews the residential and other loan portfolios for credit quality primarily through the use of delinquency reports.

The following table presents information on the Bank’s loans by risk ratings at June 30, 2021 and 2020:

	June 30, 2021		June 30, 2020
	Residential	Commercial	Residential	Commercial
	Real Estate	Real Estate	Real Estate	Real Estate

	(In Thousands)
Pass	$158,009	$14,342	$169,250	$17,631
Special Mention	—	2,024	—	—

	$158,009	$16,366	$169,250	$17,631

At June 30, 2021 and 2020, there were no loans rated substandard, doubtful or loss.

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

5.	PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation and amortization of premises and equipment follows:

	June 30,
	2021	2020

	(In Thousands)
Land	$1,553	$1,553
Bank buildings	1,066	1,066
Building improvements	926	778
Furniture, fixtures and equipment	1,267	1,321
Leasehold improvements	167	167

	4,979	4,885
Less accumulated depreciation and amortization	(1,520)	(1,369)

	$3,459	$3,516

Depreciation and amortization expense for the years ended June 30, 2021 and 2020 amounted to $270,000 and $237,000, respectively.

6.	DEPOSITS

A summary of deposit balances, by type, is as follows:

	June 30,
	2021	2020

	(In Thousands)
NOW and demand	$62,745	$53,955
Regular and other	68,998	61,654
Money market deposits	41,319	31,123

Total non-certificate accounts	173,062	146,732

Term certificates of $250,000 or more	25,833	28,725
Term certificates less than $250,000	85,739	102,011

Total certificate accounts	111,572	130,736

Total deposits	$284,634	$277,468

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

DEPOSITS (concluded)

A summary of certificate accounts by maturity is as follows:

	June 30,
	2021		2020

		Weighted		Weighted
		Average		Average
	Amount	Rate	Amount	Rate

	(Dollars in Thousands)
Due within 1 year	$67,440	0.66%	$109,171	1.90%
Over 1 year to 2 years	33,517	1.11	10,328	1.66
Over 2 years to 3 years	5,208	1.86	7,374	2.55
Over 3 years to 5 years	5,407	0.95	3,863	2.26

	$111,572	0.86%	$130,736	1.93%

7.	FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

At June 30, 2020 the Bank had long term FHLB advances in the amount of $3,294,000 with a weighted average rate of 2.84% set to mature during the year ending June 30, 2022. As long term FHLB borrowings were amortizing advances, these advances paid down during 2021 prior to the stated maturity date of these borrowings through normal monthly payments. There were no long term FHLB advances outstanding at June 30, 2021.

Short term FHLB advances with an original maturity of less than one year amounted to $918,000 with a weighted average rate of 2.75% at June 30, 2021 and $427,000 with a weighted average rate of 1.72% at June 30, 2020.

The Bank has an available line of credit in the amount of $2,354,000 with the FHLB of Boston at an interest rate that adjusts daily. Borrowings under the line are limited to 2% of the Bank’s total assets. At June 30, 2021 and 2020, there were no funds advanced under the line of credit. All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as first mortgage loans on owner-occupied 1-4 family residential property.

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS (concluded)

The Bank has an available line of credit under the Federal Reserve Bank Borrower-in-Custody program offered through the Discount Window. Under the terms of the credit line at June 30, 2021 and 2020, the Bank has pledged certain qualifying securities with a fair market value of $10,081,000 and $7,375,000, respectively, and the line bears a variable interest rate equal to the federal funds rate plus 0.50%. At June 30, 2021 and 2020, there was no outstanding balance under this program.

8.	INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	Years Ended June 30,
	2021	2020

	(In Thousands)
Current tax provision:
Federal	$129	$300
State	54	16

	183	316

Deferred tax expense:
Federal	58	(25)
State	5	(13)

	63	(38)

Total income tax provision	$246	$278

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Years Ended June 30,
	2021	2020

	(In Thousands)
Statutory amount	$344	$420
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	47	2
Tax exempt interest	(114)	(136)
Bank-owned life insurance	(35)	(34)
Other, net	4	26

Effective tax	$246	$278

Effective tax rate	15.0%	13.9%

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

INCOME TAXES (continued)

The components of the net deferred tax asset are as follows:

	June 30,
	2021	2020

	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$459	$442
Employee benefit plans	294	275
Depreciation and amortization	—	18

	753	735

Deferred tax liabilities:
Net unrealized gain on available for sale securities	(7)	(3)
Depreciation and amortization	(81)	—

	(88)	(3)

Net deferred tax asset	$665	$732

A summary of the change in the net deferred tax asset is as follows:

	Years Ended June 30,
	2021	2020

	(In Thousands)
Balance at beginning of year	$732	$693
Deferred tax (expense) benefit	(63)	38
Deferred tax effects of net unrealized (gain) loss on available for sale securities	(4)	1

Balance at end of year	$665	$732

The federal income tax reserve for loan losses at the Bank’s base year amounted to $2,582,000. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used, limited to the amount of the reserve, would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve only to absorb loan losses, a deferred income tax liability of $726,000 has not been provided.

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

INCOME TAXES (concluded)

The Bank’s income tax returns are subject to review and examination by federal and state taxing authorities. The Bank is currently open to audit under the applicable statues of limitations by the internal revenue service for the years ended December 2018 through 2020. The years open to examination by state taxing authorities vary by jurisdiction; no years prior to 2018 are open.

9.	MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Federal banking regulations require minimum capital requirements for community banking institutions as set forth in the following table. Additionally, community banking institutions must maintain a capital conservation buffer of common equity Tier 1 capital, Tier 1 capital or total capital in an amount greater than 2.5% of total risk-weighted assets to avoid being subject to limitations on capital distributions and discretionary bonuses. At June 30, 2021, the Bank meets the required capital conservation buffer. Management believes that the Bank’s capital levels will remain characterized as “well capitalized”.

As of June 30, 2021, the most recent notification from the Office of the Comptroller of Currency (“OCC”) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum capital ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (concluded)

The Bank’s actual capital amounts and ratios as of June 30, 2021 and 2020 are also presented in the table.

					Minimum
					To Be Well
			Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Requirement		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)
June 30, 2021:
Total capital
(to risk weighted assets)	$50,350	29.7%	$13,585	8.0%	$16,981	10.0%
Common equity Tier 1 capital
(to risk weighted assets)	48,628	28.6	7,641	4.5	11,038	6.5
Tier 1 capital
(to risk weighted assets)	48,628	28.6	10,189	6.0	13,585	8.0
Tier 1 capital
(to adjusted total assets)	48,628	14.4	13,519	4.0	16,898	5.0
June 30, 2020:
Total capital
(to risk weighted assets)	$48,898	30.1%	$13,008	8.0%	$16,260	10.0%
Common equity Tier 1 capital
(to risk weighted assets)	47,236	29.1	7,317	4.5	10,569	6.5
Tier 1 capital
(to risk weighted assets)	47,236	29.1	9,756	6.0	13,008	8.0
Tier 1 capital
(to adjusted total assets)	47,236	14.5	12,994	4.0	16,243	5.0

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

10.	COMMITMENTS AND CONTINGENCIES

Loan commitments

The Bank is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and advance funds on lines-of-credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

At June 30, 2021 and 2020, the following financial instruments were outstanding whose contract amounts represent credit risk:

	2021	2020

	(In Thousands)
Commitments to grant loans	$1,460	$1,808
Unadvanced funds on equity lines of credit	5,659	5,828

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for construction loans and lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis and the commitments are collateralized by real estate.

Operating lease commitments

Pursuant to the terms of noncancelable lease agreements in effect at June 30, 2021 pertaining to premises, future minimum rent commitments for 2021 through 2026 and thereafter amount to $76,488, 112,000, $112,000, $112,000, $112,000 and $746,667, respectively.

The cost of such rentals is not included above. Total rent expense for the years ended June 30, 2021 and 2020 amounted to $89,000 and $97,000, respectively.

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

COMMITMENTS AND CONTINGENCIES (concluded)

Employment agreements

During the year ended June 30, 2021, the Bank entered into employment agreements with two executives (each for a term of three years) which provide for a specified annual compensation and certain other benefits as defined in the agreement. Commencing on the first anniversary of the effective date of the agreement and continuing on each anniversary thereafter, members of the Board of Directors may extend the agreement for an additional year.

The Bank has also entered into agreements with certain executives setting forth the terms and conditions of payment due to the executive and the rights and obligations of the parties in the event of a change in control as defined in the agreement. The agreements are subject to renewal each year by the Board of Directors prior to the anniversary of the effective date.

Other contingencies

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Bank’s consolidated financial statements.

11.	EMPLOYEE BENEFIT PLANS

Defined benefit plan

The Bank participates in the Pentegra Defined Benefit Plan for Financial Institutions (“The Pentegra DB Plan”), a tax-qualified defined-benefit pension plan. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan.

The risks of participating in this multi-employer plan are different from a single-employer plan in the following aspects:

a.	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers.

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Defined benefit plan (concluded)

c.

If the Bank chooses to stop participating in some of its multi-employer plans, the Bank may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

Pension expense under the plan amounted to $780,000 for the years ended June 30, 2021 and 2020.

Total contributions made to the Pentegra DB Plan, as reported on Form 5500 amounted to $253,199,000 and $138,322,000 for the plan years ended June 30, 2020 and June 30, 2019, respectively, the latest data on file. The Bank’s contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the Pentegra DB Plan. Contributions of $755,000 and $760,000 were paid by the Bank during the years ended June 30, 2021 and 2020, respectively.

The funded status (market value of plan assets divided by funding target) of the Bank’s portion of the Pentegra DB Plan as of July 1, 2021 and 2020, is 101.88% and 103.72%, respectively, per the valuation reports. Market value of plan assets reflects any contributions received applied to the 2020-2021 plan year.

401(k) plan

The Bank has a savings plan which is intended to qualify under Section 401(k) of the Internal Revenue Code. The plan provides for voluntary contributions by participating employees ranging from two percent to fifteen percent of their compensation, subject to certain limitations. The Bank matches 20% of the employee’s voluntary contributions up to 3% of their compensation. Employer 401(k) contribution expense amounted to $41,000 and $38,000 for the years ended June 30, 2021 and 2020, respectively.

Supplemental compensation plan

The Bank has entered into a Supplemental Executive Retirement Plan (the “SERP”) with certain officers, which provides for payments upon attaining the retirement age noted in the SERP. The present value of these future payments is provided over the remaining terms of the officers’ employment and at June 30, 2021 and 2020, the accrued liability amounted to $748,000 and $717,000, respectively. SERP expense for the years ended June 30, 2021 and 2020 amounted to $78,000 and $89,000, respectively. In connection with these SERPs, the Bank purchased life insurance policies, which have a cash surrender value of $4,922,000 and $4,772,000 at June 30, 2021 and 2020, respectively.

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

EMPLOYEE BENEFIT PLANS (concluded)

Supplemental compensation plan (concluded)

In addition, the Bank provides death benefits for officers and directors of the Bank under the terms of Split Dollar Agreements. The Bank has purchased life insurance contracts in connection with these agreements and the cash surrender value of the policies at June 30, 2021 and 2020 amounted to $4,328,000 and $4,243,000, respectively. For the years ended June 30, 2021 and 2020, post-retirement expense related to these obligations amounted to $63,000 and $63,000, respectively.

12.	FAIR VALUE OF ASSETS AND LIABILITIES

Determination of fair value

The Bank uses fair value measurements to record fair value adjustments to certain assets. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in some instances, quoted market prices may not be available. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques, including collateral value. Those techniques are significantly affected by the assumptions used, including discount rates and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Assets and liabilities measured at fair value on a recurring basis

At June 30, 2021 and 2020, securities available for sale were measured at Level 2 with a fair value of $2,294,000 and $403,000, respectively. All fair value measurements are obtained from a third-party pricing service and are not adjusted by management. Securities measured at fair value in Level 2 are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data. There are no securities measured at fair value in Levels 1 and 3.

There are no liabilities measured at fair value on a recurring basis at June 30, 2021 and June 30, 2020.

Assets and liabilities measured at fair value on a non-recurring basis

The Bank may also be required, from time to time, to measure certain other financial assets on a non-recurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. There are no assets or liabilities measured at fair value on a non-recurring basis at June 30, 2021 or 2020.

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

FAIR VALUE OF ASSETS AND LIABILITIES (CONCLUDED)

	June 30, 2021
	Carrying		Fair Value
	Value	Level 1	Level 2	Level 3	Total

	(In Thousands)
Assets:
Cash and cash equivalents	$40,678.00	$40,678.00	$—	$—	$40,678.00
Certificates of deposits	980	—	988	—	988
Securities available for sale	2,294	—	2,294	—	2,294
Securities held to maturity	105,114	—	107,391	—	107,391
Federal Home Loan Bank of Boston stock	453	—	—	453	453
Loans - net	174,433	—	—	177,324	177,324
Accrued interest receivable	1,146	—	—	1,146	1,146
Liabilities:
Deposits	284,634	—	—	285,915	285,915
Short term borrowings	918	—	—	925	925
Accrued interest payable	3	—	—	3	3

	June 30, 2020
	Carrying		Fair Value
	Value	Level 1	Level 2	Level 3	Total

	(In Thousands)
Assets:
Cash and cash equivalents	$37,364	$37,364	$—	$—	$37,364
Certificates of deposits	980	—	996	—	996
Securities available for sale	403	—	403	—	403
Securities held to maturity	92,066	—	95,916	—	95,916
Federal Home Loan Bank of Boston stock	666	—	—	666	666
Loans - net	186,839	—	—	188,066	188,066
Accrued interest receivable	1,118	—	—	1,118	1,118
Liabilities:
Deposits	277,468	—	—	282,536	282,536
Short term borrowings	427	—	—	433	433
Long term debt	3,294	—	—	3,344	3,344
Accrued interest payable	10	—	—	10	10

Colonial Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements (Concluded)

13.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through September 9, 2021, which is the date the financial statements were available to be issued. There were no subsequent events that required adjustment to the financial statements.

Reorganization and Offering

On September 8, 2021, the Board of Directors of the Bank adopted the Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the “Plan”) whereby the Bank will reorganize from a federally chartered mutual savings bank to a two-tier mutual holding company structure. The mutual holding company (the “MHC”) will be a federal corporation, and all of the current ownership and voting rights of the members of the Bank will be transferred to the MHC. As part of the Plan, the Bank will convert to a federal stock savings bank (the “Stock Bank”) and a stock holding company (the “Holding Company”) will be established as a federal corporation and a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence. Concurrently with the reorganization, the Holding Company intends to offer for sale 43% of its common stock in the stock offering and contribute 2% of its common stock to a charitable foundation to be established as a part of the reorganization. The remainder of the Holding Company common stock will be held by the MHC. The Holding Company will offer shares of common stock for sale on a priority basis to depositors of the Bank and the tax qualified employee plans of the Bank, with any remaining shares to be offered for sale to the public in a community offering, a syndicated offering or a firm commitment underwriting offering or a combination thereof.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by CFSB Bancorp, Inc. or Colonial Federal Savings Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of CFSB Bancorp, Inc. or Colonial Federal Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 2,472,500 shares

(Subject to Increase to up to 2,843,375 shares)

CFSB Bancorp, Inc.

(Proposed Holding Company for

Colonial Federal Savings Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

Piper Sandler & Co.

[Prospectus Date]

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until             , 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of shares of common stock being registered.

*	Registrant’s Legal Fees and Expenses	$525,000
*	Registrant’s Accounting Fees and Expenses, Including Tax Opinion Fees	225,000
*	Marketing Agent Fees and Expenses(1)	466,000
*	Data Conversion Fees and Expense	50,000
*	Appraisal Fees and Expenses	52,500
*	Printing, Postage, Mailing and EDGAR Fees	125,000
*	Filing Fees (Blue Sky, FINRA, SEC)	63,500
*	Transfer Agent Fees and Expenses	20,000
*	Business Plan Fees and Expenses	19,500
*	Stock Certificate Fees and Expenses	10,000
*	Other	19,500

*	Total	$1,576,000

*	Estimated.
(1)	Assuming 100% of the shares are sold in the subscription offering.

Item 14.	Indemnification of Directors and Officers

Provisions in the Registrant’s bylaws provide for indemnification of the Registrant’s directors and officers up to the fullest extent authorized by applicable law and regulations of the Board of Governors of the Federal Reserve System (the “Board”). Section 239.40 of Title 12 of the Code of Federal Regulations is described below. Section 239.31 of Title 12 of the Code of Federal Regulations indicates that Section 239.40 apply to subsidiary holding companies, such as CFSB Bancorp, Inc.

Generally, federal regulations require indemnity coverage for mutual holding companies and subsidiary holding companies for any person against whom any action is brought or threatened because that person is or was a director or officer of the savings association, for:

(i)	Any amount for which that person becomes liable under a judgment in such action; and

(ii)

Reasonable costs and expenses, including reasonable attorney’s fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action, provided that indemnification shall be made to such person only if:

(i)	Final judgment on the merits is in his or her favor; or

(ii)	In case of:

a.	Settlement,

b.	Final judgment against him or her, or

c.

Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the mutual holding company determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the mutual holding company or its members.

However, no indemnification shall be made unless the mutual holding company gives the Board at least 60 days’ notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the appropriate Reserve Bank, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the Board advises the mutual holding company in writing, within such notice period, of its objection to the indemnification.

As used in the above paragraph:

(i)	“Action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

(ii)	“Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

(iii)	“Final Judgment” means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

(iv)	“Settlement” includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

Item 15.	Recent Sales of Unregistered Securities

Not applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letters between Colonial Federal Savings Bank and Piper Sandler & Co.

1.2	Form of Agency Agreement between Colonial Federal Savings Bank, CFSB Bancorp, Inc. and Piper Sandler & Co.*

2	Plan of Reorganization From a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan

3.1	Charter of CFSB Bancorp, Inc.

3.2	Bylaws of CFSB Bancorp, Inc.

4	Form of Common Stock Certificate of CFSB Bancorp, Inc.

5	Opinion of Luse Gorman, PC regarding legality of securities being registered

8.1	Federal Tax Opinion of Luse Gorman, PC

8.2	State Tax Opinion of Wolf & Company, P.C.

10.1	Amended and Restated Employment Agreement between Colonial Federal Savings Bank and Michael E. McFarland

10.2	Amended and Restated Employment Agreement between Colonial Federal Savings Bank and Susan Shea

10.3	Change in Control Agreement between Colonial Federal Savings Bank and Kemal K. Denizkurt

10.4	Amended and Restated Deferred Compensation Plan between Colonial Federal Savings Bank and Michael E. McFarland

10.5	Amended and Restated Deferred Compensation Plan between Colonial Federal Savings Bank and Susan Shea

10.6	Amended and Restated Deferred Compensation Plan between Colonial Federal Savings Bank and Kemal K. Denizkurt

10.7	Form of Amended and Restated Colonial Federal Savings Bank Group Term Replacement Plan

10.8	Retirement Death Benefit Only Plan between Colonial Federal Savings Bank and Michael E. McFarland

10.9	Amended and Restated Split Dollar Agreement between Colonial Federal Savings Bank and Michael E. McFarland

10.10	Amended and Restated Split Dollar Agreement between Colonial Federal Savings Bank and Paul Baharian

10.11	Amended and Restated Split Dollar Agreement between Colonial Federal Savings Bank and Edward Keohane

10.12	Amended and Restated Split Dollar Agreement between Colonial Federal Savings Bank and Stephen Marini

10.13	Amended and Restated Split Dollar Agreement between Colonial Federal Savings Bank and James O’Leary

21	Subsidiaries of CFSB Bancorp, Inc.

23.1	Consent of Luse Gorman, PC (set forth in Exhibits 5 and 8.1)

23.2	Consent of Wolf & Company, P.C.

23.3	Consent of Wolf & Company, P.C. with respect to state tax opinion (set forth in Exhibit 8.2)

23.4	Consent of RP Financial, LC.

24	Power of Attorney (set forth on the signature page to this Registration Statement)

99.1	Engagement Letter with RP Financial, LC. to serve as appraiser

99.2	Letter of RP Financial, LC. with respect to subscription rights

99.3	Appraisal Report of RP Financial, LC.
99.4	Marketing Materials*
99.5	Stock Order and Certification Form*

*	To be filed by amendment

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Quincy, Commonwealth of Massachusetts, on September 9, 2021.

CFSB BANCORP, INC.

By:	/s/ Michael E. McFarland
Michael E. McFarland
President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors of CFSB Bancorp, Inc. (the “Company”), severally constitute and appoint Michael E. McFarland with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below that said individual may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said individual shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Michael E. McFarland Michael E. McFarland	President, Chief Executive Officer and Director (Principal Executive Officer)	September 9, 2021

/s/ Susan Shea Susan Shea	Treasurer and Chief Operating Officer (Principal Financial and Accounting Officer)	September 9, 2021

/s/ James M. O’Leary, Jr. James M. O’Leary, Jr.	Chairman of the Board	September 9, 2021

/s/ Paul N. Baharian Paul N. Baharian	Director	September 9, 2021

/s/ Robert Guarnieri Robert Guarnieri	Director	September 9, 2021

/s/ Edward J. Keohane Edward J. Keohane	Director	September 9, 2021

/s/ Stephen D. Marini Stephen D. Marini	Director	September 9, 2021

/s/ Tracy L. Wilson Tracy L. Wilson	Director	September 9, 2021